Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The selected historical financial data set forth below presents our historical financial data and the historical financial data of our predecessor Huntsman Holdings, LLC as of and for the dates and periods indicated. You should read the selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and accompanying notes.

Huntsman Corporation

(in millions, except per share amounts)

	Year ended December 31,
	2009	2008	2007	2006	2005
Statements of Operations Data:
Revenues	$7,665	$10,056	$9,496	$8,536	$8,232
Gross profit	1,078	1,280	1,535	1,414	1,415
Restructuring, impairment and plant closing costs	88	31	29	8	59
Operating income	13	197	553	655	623
Income (expenses) associated with the Terminated Merger and related litigation(a)	835	780	(210)	—	—
Income (loss) from continuing operations	125	512	61	321	(58)
(Loss) income from discontinued operations, net of tax(b)	(19)	84	(235)	(144)	53
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(c)	6	14	(7)	56	—
Cumulative effect of changes in accounting principle, net of tax(d)	—	—	—	—	(28)
Net income (loss)	112	610	(181)	233	(33)
Net income (loss) attributable to Huntsman Corporation	114	609	(172)	230	(35)
Basic income (loss) per common share(e):
Income (loss) from continuing operations attributable to Huntsman Corporation common stockholders	$0.54	$2.20	$0.32	$1.44	$(0.46)
(Loss) income from discontinued operations attributable to Huntsman Corporation common stockholders, net of tax(b)	(0.08)	0.36	(1.07)	(0.65)	0.24
Extraordinary gain (loss) on the acquisition of a business attributable to Huntsman Corporation common stockholders, net of tax(c)	0.03	0.06	(0.03)	0.25	—
Cumulative effect of changes in accounting principle attributable to Huntsman Corporation common stockholders, net of tax(d)	—	—	—	—	(0.13)
Net income (loss) attributable to Huntsman Corporation common stockholders	$0.49	$2.62	$(0.78)	$1.04	$(0.35)

	Year ended December 31,
	2009	2008	2007	2006	2005
Diluted income (loss) per common share(e):
Income (loss) from continuing operations attributable to Huntsman Corporation common stockholders	$0.53	$2.18	$0.30	$1.36	$(0.46)
(Loss) income from discontinued operations attributable to Huntsman Corporation common stockholders, net of tax(b)	(0.08)	0.36	(1.01)	(0.61)	0.24
Extraordinary gain (loss) on the acquisition of a business attributable to Huntsman Corporation common stockholders, net of tax(c)	0.03	0.06	(0.03)	0.24	—
Cumulative effect of changes in accounting principle attributable to Huntsman Corporation common stockholders, net of tax(d)	—	—	—	—	(0.13)
Net income (loss) attributable to Huntsman Corporation common stockholders	$0.48	$2.60	$(0.74)	$0.99	$(0.35)
Other Data:
Depreciation and amortization	$442	$398	$413	$465	$501
Capital expenditures	189	418	665	550	339
Dividends per share	0.40	0.40	0.40	—	—
Balance Sheet Data (at period end):
Total assets	$8,626	$8,058	$8,166	$8,445	$8,871
Total debt	4,217	3,888	3,574	3,645	4,458
Total liabilities	6,761	6,426	6,313	6,679	7,330

(a)                                  For information regarding income (expenses) associated with the Terminated Merger and related litigation, see “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation” to our consolidated financial statements.

(b)                                 (Loss) income from discontinued operations represents the operating results, partial fire insurance settlement gains and loss on disposal of our Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The Australian styrenics business ceased operations in January 2010, the U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005. See “Note 27. Discontinued Operations” and “Note 25. Casualty Losses and Insurance Recoveries” to our consolidated financial statements.

(c)                                  The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements.

(d)                                 During the fourth quarter of 2005, we adopted new accounting guidance regarding conditional asset retirement obligations and recorded a charge for the cumulative effect of accounting change, net of tax, of $32 million. Also, in 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date resulted in a cumulative effect of accounting change credit, net of tax, of $4 million.

(e)                                  All per share information has been restated to give effect to the shares issued in connection with the Reorganization Transaction and our initial public offering of common stock on February 16, 2005 and the shares issued in connection with the exchange of certain warrants (the “HMP Warrants”) on March 14, 2005.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in “—Item 2. Properties” above, which are located in 27 countries. We employed approximately 11,000 associates worldwide at December 31, 2009.

We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Advanced Materials, Textile Effects and Performance Products segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions completed in 2006 and 2007, we sold substantially all of our former Polymers and Base Chemicals operations.   In addition, we ceased operation of our former Australian styrenics business during the first quarter of 2010.  We report the results from our former Polymers, Base Chemicals and Australian styrenics businesses as discontinued operations. See “Note 27. Discontinued Operations” to our consolidated financial statements.

Growth in our Polyurethanes, Advanced Materials and Textile Effects segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has in recent years resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI. However, new capacity combined with slower global demand has reduced capacity utilization in 2009. In January 2010, we idled our PO/MTBE production facility at Port Neches, Texas for turnaround and inspection. This planned shutdown is expected to last until the end of the first quarter of 2010 and we expect the reduced capacity to negatively impact results of our Polyurethanes segment during the first quarter. Timely startup of this facility is subject to construction and weather delays.

In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Demand for most of our performance intermediates has grown in line with GDP growth. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, maleic anhydride demand can be cyclical.

Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

For further information regarding sales price and demand trends, see “Results of Operations—Segment Analysis—Current Year vs. Prior Year Decrease” and “Results of Operations—Segment Analysis—Fourth Quarter 2009 vs. Third Quarter 2009 Increase (Decrease)” below.

OUTLOOK

Sales volumes decreased 6% for the year ended December 31, 2009 compared with 2008, but increased 13% in the fourth quarter of 2009 compared to the prior year. We are encouraged by recent trends in underlying demand. We expect demand in Asia to continue to be robust. Furthermore, we expect demand in the U.S. to recover in conjunction with the construction and automotive markets. We are uncertain as to demand recovery in certain of our markets in Europe. We expect that raw materials and energy costs could rise in the future but we expect to pass those costs increases on to our customers. However, in certain product lines it could take up to 90 to 120 days to do so. We will continue to make efforts to exercise operational discipline and maximize the manufacturing efficiency of our facilities. We also have a number of innovative products in our current portfolio and in development that address energy concerns that we expect to provide long term benefits.

RECENT DEVELOPMENTS

For a discussion of recent developments, see “Note 1.  General—Recent Developments” to our consolidated financial statements.

RESULTS OF OPERATIONS

For each of our Company and Huntsman International, the following tables set forth the condensed consolidated results of operations for the years ended December 31, 2009, 2008 and 2007 (dollars in millions):

Huntsman Corporation

	Year Ended December 31,			Percent Change
	2009	2008	2007	2009 vs 2008	2008 vs 2007
Revenues	$7,665	$10,056	$9,496	(24)%	6%
Cost of goods sold	6,587	8,776	7,961	(25)%	10%
Gross profit	1,078	1,280	1,535	(16)%	(17)%
Operating expenses	977	1,052	953	(7)%	10%
Restructuring, impairment and plant closing costs	88	31	29	184%	7%
Operating income	13	197	553	(93)%	(64)%
Interest expense, net	(238)	(262)	(285)	(9)%	(8)%
Loss on accounts receivable securitization program	(23)	(27)	(21)	(15)%	29%
Equity in income of investment in unconsolidated affiliates	3	14	13	(79)%	8%
Loss on early extinguishment of debt	(21)	(1)	(2)	NM	(50)%
Income (expenses) associated with the Terminated Merger and related litigation	835	780	(210)	7%	NM
Other income	—	1	—	NM	NM
Income from continuing operations before income taxes	569	702	48	(19)%	NM
Income tax (expense) benefit	(444)	(190)	13	134%	NM
Income from continuing operations	125	512	61	(76)%	739%
(Loss) income from discontinued operations (including gain (loss) on disposal of $1 in 2009, $11 in 2008 and ($340) in 2007), net of tax	(19)	84	(235)	NM	NM
Extraordinary gain (loss) on the acquisition of a business, net tax of nil	6	14	(7)	(57)%	NM
Net income (loss)	112	610	(181)	(82)%	NM
Net loss (income) attributable to noncontrolling interests	2	(1)	9	NM	NM
Net income (loss) attributable to Huntsman Corporation	114	609	(172)	(81)%	NM
Interest expense, net	238	262	285	(9)%	(8)%
Interest expense of discontinued operations, net	—	1	1	NM	—
Income tax expense (benefit) from continuing operations	444	190	(13)	134%	NM
Income tax (benefit) expense from discontinued operations	(80)	69	(139)	NM	NM
Depreciation and amortization	440	396	379	11%	4%
Depreciation and amortization of discontinued operations	2	2	34	—	(94)%
EBITDA(1)	$1,158	$1,529	$375	(24)%	308%
Net cash provided by (used in) operating activities	$1,104	$767	$(52)	44%	NM
Net cash (used in) provided by investing activities	(205)	(489)	200	(58)%	NM
Net cash provided by (used in) financing activities	184	230	(269)	(20)%	NM

Huntsman International

	Year Ended December 31,			Percent Change
	2009	2008	2007	2009 vs 2008	2008 vs 2007
Revenues	$7,665	$10,056	$9,496	(24)%	6%
Cost of goods sold	6,570	8,759	7,945	(25)%	10%
Gross profit	1,095	1,297	1,551	(16)%	(16)%
Operating expenses	966	1,051	953	(8)%	10%
Restructuring, impairment and plant closing costs	88	31	29	184%	7%
Operating income	41	215	569	(81)%	(62)%
Interest expense, net	(240)	(263)	(286)	(9)%	(8)%
Loss on accounts receivable securitization program	(23)	(27)	(21)	(15)%	29%
Equity in income of investment in unconsolidated affiliates	3	14	13	(79)%	8%
Loss on early extinguishment of debt	(21)	(1)	(3)	NM	(67)%
Other income	—	1	—	NM	NM
(Loss) income from continuing operations before income taxes	(240)	(61)	272	293%	NM
Income tax (expense) benefit	(159)	2	(40)	NM	NM
(Loss) income from continuing operations	(399)	(59)	232	576%	NM
(Loss) income from discontinued operations (including gain (loss) on disposal of $1 in 2009, $11 in 2008 and ($351) in 2007), net of tax	(19)	84	(246)	NM	NM
Extraordinary gain (loss) on the acquisition of a business, net of tax	6	14	(7)	(57)%	NM
Net (loss) income	(412)	39	(21)	NM	NM
Net loss (income) attributable to noncontrolling interests	2	(1)	9	NM	NM
Net (loss) income attributable to Huntsman International LLC	(410)	38	(12)	NM	NM
Interest expense, net	240	263	286	(9)%	(8)%
Interest expense of discontinued operations, net	—	1	1	NM	—
Income tax expense (benefit) from continuing operations	159	(2)	40	NM	NM
Income tax (benefit) expense from discontinued operations	(80)	69	(139)	NM	NM
Depreciation and amortization	418	372	357	12%	4%
Depreciation and amortization of discontinued operations	2	2	34	—	(94)%
EBITDA(1)	$329	$743	$567	(56)%	31%
Net cash provided by operating activities	$420	$39	$57	977%	(32)%
Net cash (used in) provided by investing activities	(212)	(314)	8	(32)%	NM
Net cash provided by (used in) financing activities	619	213	(169)	191%	NM

For each of our Company and Huntsman International, the following tables set forth certain items of income (expense) included in EBITDA (dollars in millions):

Huntsman Corporation

	Year ended December 31,
	2009	2008	2007
Foreign exchange gains (losses)—unallocated	$16	$(31)	$(12)
Loss on early extinguishment of debt	(21)	(1)	(2)
Loss on accounts receivable securitization program	(23)	(27)	(21)
Legal and contract settlement expense, net	—	—	(6)
Amounts included in discontinued operations	(97)	156	(339)
Gain on sale of businesses/assets, net	1	1	69
Income (expenses) associated with the Terminated Merger and related litigation	835	780	(210)
Extraordinary gain (loss) on the acquisition of a business	6	14	(7)
Restructuring, impairment and plant closing costs:
Polyurethanes	(2)	—	—
Advanced Materials	(13)	(1)	(1)
Textile Effects	(6)	(24)	(24)
Performance Products	—	(1)	(1)
Pigments	(53)	(4)	(3)
Corporate and Other	(14)	(1)	—
Total restructuring, impairment and plant closing costs	(88)	(31)	(29)
Total	$629	$861	$(557)

Huntsman International

	Year ended December 31,
	2009	2008	2007
Foreign exchange gains (losses)—unallocated	$16	$(31)	$(12)
Loss on early extinguishment of debt	(21)	(1)	(3)
Loss on accounts receivable securitization program	(23)	(27)	(21)
Legal and contract settlement expense, net	—	—	(6)
Amounts included in discontinued operations	(97)	156	(339)
Gain on sale of businesses/assets, net	1	1	69
Extraordinary gain (loss) on the acquisition of a business	6	14	(7)
Restructuring, impairment and plant closing costs:
Polyurethanes	(2)	—	—
Advanced Materials	(13)	(1)	(1)
Textile Effects	(6)	(24)	(24)
Performance Products	—	(1)	(1)
Pigments	(53)	(4)	(3)
Corporate and Other	(14)	(1)	—
Total restructuring, impairment and plant closing costs:	(88)	(31)	(29)
Total	$(206)	$81	$(348)

NM—Not meaningful

(1)                                  EBITDA is defined as net income (loss) attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, cash flow from operations or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

We believe that net income (loss) attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. For each of our Company and Huntsman International, the following tables reconcile EBITDA to net income (loss) attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, and to net cash provided by (used in) operations (dollars in millions):

Huntsman Corporation

	Year Ended December 31,			Percent change
	2009	2008	2007	2009 vs 2008	2008 vs 2007
EBITDA(1)	$1,158	$1,529	$375	(24)%	308%
Depreciation and amortization	(442)	(398)	(413)	11%	(4)%
Interest expense, net	(238)	(262)	(285)	(9)%	(8)%
Interest expense from discontinued operations, net	—	(1)	(1)	NM	—
Income tax (expense) benefit from continuing operations	(444)	(190)	13	134%	NM
Income tax benefit (expense) from discontinued operations	80	(69)	139	NM	NM
Net income (loss) attributable to Huntsman Corporation	114	609	(172)	(81)%	NM
Net (loss) income attributable to noncontrolling interests	(2)	1	(9)	NM	NM
Net income (loss)	112	610	(181)	(82)%	NM
Extraordinary (gain) loss on the acquisition of a business, net of tax	(6)	(14)	7	(57)%	NM
Equity in income of investment in unconsolidated affiliates	(3)	(14)	(13)	(79)%	8%
Depreciation and amortization	442	398	413	11%	(4)%
(Gain) loss on disposal of businesses/assets, net	(2)	6	269	NM	(98)%
Noncash restructuring, impairment and plant closing costs	13	7	15	86%	(53)%
Loss on early extinguishment of debt	21	1	2	NM	(50)%
Noncash interest expense	22	2	5	NM	(60)%
Deferred income taxes	231	202	(203)	14%	NM
Net unrealized (gain) loss on foreign currency transactions	(26)	4	(9)	NM	NM
Noncash gain on partial fire insurance settlement	—	(135)	—	NM	NM
Other, net	41	40	28	3%	43%
Changes in operating assets and liabilities	259	(340)	(385)	NM	(12)%
Net cash provided by (used in) operating activities	$1,104	$767	$(52)	44%	NM

Huntsman International

	Year Ended December 31,			Percent change
	2009	2008	2007	2009 vs 2008	2008 vs 2007
EBITDA(1)	$329	$743	$567	(56)%	31%
Depreciation and amortization	(420)	(374)	(391)	12%	(4)%
Interest expense, net	(240)	(263)	(286)	(9)%	(8)%
Interest expense from discontinued operations, net	—	(1)	(1)	NM	—
Income tax benefit (expense) from continuing operations	(159)	2	(40)	NM	NM
Income tax benefit (expense) from discontinued operations	80	(69)	139	NM	NM
Net (loss) income attributable to Huntsman International LLC	(410)	38	(12)	NM	NM
Net (loss) income attributable to noncontrolling interests	(2)	1	(9)	NM	NM
Net (loss) income	(412)	39	(21)	NM	NM
Extraordinary (gain) loss on the acquisition of a business, net of tax	(6)	(14)	7	(57)%	NM
Equity in income of investment in unconsolidated affiliates	(3)	(14)	(13)	(79)%	8%
Depreciation and amortization	420	374	391	12%	(4)%
(Gain) loss on disposal of businesses/assets, net	(2)	6	269	NM	(98)%
Noncash restructuring, impairment and plant closing costs	13	7	15	86%	(53)%
Loss on early extinguishment of debt	21	1	3	NM	(67)%
Noncash interest expense	39	2	5	NM	(60)%
Deferred income taxes	68	26	(150)	162%	NM
Net unrealized (gain) loss on foreign currency transactions	(26)	4	(9)	NM	NM
Noncash gain on partial fire insurance settlement	—	(135)	—	NM	NM
Other, net	37	41	28	(10)%	46%
Changes in operating assets and liabilities	271	(298)	(468)	NM	(36)%
Net cash provided by operating activities	$420	$39	$57	977%	(32)%

NM—Not Meaningful

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

For the year ended December 31, 2009, net income attributable to Huntsman Corporation was $114 million on revenues of $7.7 billion compared with a net income attributable to Huntsman Corporation of $609 million on revenues of $10.1 billion for 2008. For the year ended December 31, 2009, the net loss attributable to Huntsman International LLC was $410 million on revenues of $7.7 billion compared with net income attributable to Huntsman International LLC of $38 million on revenues of $10.1 billion for 2008. The decrease of $495 million in net income attributable to Huntsman Corporation and the increase of $448 million in net loss attributable to Huntsman International LLC was the result of the following:

•                  Revenues for the year ended December 31, 2009 decreased by $2,391 million, or 24%, as compared with 2008 due principally to lower average selling prices and sales volumes in all of our segments. See “—Segment Analysis” below.

•                  Our gross profit and the gross profit of Huntsman International for the year ended December 31, 2009 decreased by $202 million each, or 16% each, as compared with 2008. Lower gross profit in our Advanced Materials, Textile Effects, Performance Products and Pigments segments was offset somewhat by higher gross profit in our Polyurethanes segment. See “—Segment Analysis” below.

•                  Our operating expenses and the operating expenses of Huntsman International for the year ended December 31, 2009 decreased by $75 million and $85 million, or 7% and 8%, respectively, as compared with 2008. Operating expenses decreased by $45 million due to the impact of translating foreign currency amounts to the U.S. dollar as the U.S. dollar strengthened versus other relevant currencies. Also contributing to lower operating expenses was a $25 million increase in foreign exchange gains ($13 million of gains in 2009 as compared with $12 million of losses in 2008) and cost reduction efforts in response to the worldwide economic slowdown.

•                  Restructuring, impairment and plant closing costs for the year ended December 31, 2009 increased to $88 million from $31 million in 2008. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

•                  Our net interest expense and the net interest expense of Huntsman International for the year ended December 31, 2009 decreased by $24 million and $23 million, 9% each, as compared with 2008. This decrease was primarily due to lower average interest rates.

•                  Income associated with the Terminated Merger and related litigation for the year ended December 31, 2009 consisted primarily of an $868 million gain related to the Texas Bank Litigation Settlement Agreement, offset in part by litigation-related professional fees and employee retention bonuses of $33 million. Income associated with the Terminated Merger and related litigation for the year ended December 31, 2008 consisted primarily of $765 million related to the net proceeds from the Apollo Settlement Agreement and the recognition of the $100 million deferred credit related to the 2007 reimbursement of the $200 million termination fee paid to Basell pursuant to the Basell Merger Agreement (the “Basell Termination Fee”), offset in part by Merger-related directors, legal and professional fees. See “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation” to our consolidated financial statements.

•                  During the year ended December 31, 2009, we recorded a loss on early extinguishment of debt of $21 million related primarily to the July 23, 2009 redemption of our 11.625% senior secured notes due October 2010, and the August 3, 2009 redemption of our 11.5% senior notes due July 2012. For more information regarding these redemptions, see “Note 13. Debt—Secured Notes,” and “Note 13. Debt—Senior Notes” to our consolidated financial statements.

•                  Our income tax expense increased by $254 million to an expense of $444 million for the year ended December 31, 2009 as compared with an expense of $190 million for 2008. Huntsman International’s income tax expense increased by $161 million to an expense of $159 million for the year ended December 31, 2009 as compared with a benefit of $2 million for 2008. Our and Huntsman International’s tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our tax expense increased largely due to income recognized pursuant to the Apollo Settlement Agreement in connection with the Merger and current year tax expense associated with the establishment of valuation allowances of $149 million, primarily in the U.K., partially offset by a tax benefit of $38 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income. Huntsman International’s tax expense increased largely due to the establishment of valuation allowances of $159 million, primarily in the U.K., partially offset a tax benefit of $39 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income. For further information concerning taxes, see “Note 18. Income Taxes” to our consolidated financial statements.

•                  During the year ended December 31, 2009, we recorded an after tax loss from discontinued operations of $19 million related primarily to the operations of our former Australian styrenics business, legal costs incurred in connection with the ongoing arbitration of the fire insurance claim on our former Port Arthur, Texas olefins manufacturing plant and the settlement of product exchange liabilities. During the year ended December 31, 2008, we recorded after tax income from discontinued operations of $84 million related principally to a $175 million gain on partial fire insurance settlement, offset in part by the operations of our former Australian styrenics business and sales and use tax settlements and post-closing adjustments associated with our former base chemicals and polymers businesses. See “Note 27. Discontinued Operations” and “Note 25. Casualty Losses and Insurance Recoveries” to our consolidated financial statements.

•                  During the years ended December 31, 2009 and 2008, we recorded an extraordinary gain on the acquisition of a business, net of tax, of $6 million and $14 million, respectively, related primarily to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition that were no longer deemed necessary and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements. See “Note 3. Business Combinations” to our consolidated financial statements.

Segment Analysis

During the first quarter of 2009, we reorganized our operating segments to divide our former Materials and Effects segment into two different segments—our Advanced Materials segment and our Textile Effects segment. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserve adjustments as part of Corporate and other, which was previously reported in our Performance Products segment. All segment information in this report has been restated to reflect these changes.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,		Percent
	2009	2008	Change
Revenues
Polyurethanes	$3,005	$4,055	(26)%
Performance Products	2,091	2,703	(23)%
Advanced Materials	1,059	1,492	(29)%
Textile Effects	691	903	(23)%
Pigments	960	1,072	(10)%
Eliminations	(141)	(169)	(17)%
Total	$7,665	$10,056	(24)%
Huntsman Corporation
Segment EBITDA
Polyurethanes	$384	$382	1%
Performance Products	246	274	(10)%
Advanced Materials	59	149	(60)%
Textile Effects	(64)	(33)	94%
Pigments	(24)	17	NM
Corporate and Other	654	584	12%
Subtotal	1,255	1,373	(9)%
Discontinued Operations	(97)	156	NM
Total	$1,158	$1,529	(24)%
Huntsman International
Segment EBITDA
Polyurethanes	$384	$382	1%
Performance Products	246	274	(10)%
Advanced Materials	59	149	(60)%
Textile Effects	(64)	(33)	94%
Pigments	(24)	17	NM
Corporate and Other	(175)	(202)	(13)%
Subotal	426	587	(27)%
Discontinued Operations	(97)	156	NM
Total	$329	$743	(56)%

	Average Selling Price	Sales Volumes
Current Year vs. Prior Year Decrease
Polyurethanes(1)	(22)%	(5)%
Performance Products(1)	(21)%	(3)%
Advanced Materials	(6)%	(25)%
Textile Effects(1)	(5)%	(20)%
Pigments(1)	(5)%	(6)%
Fourth Quarter 2009 vs. Third Quarter 2009 Increase (Decrease)
Polyurethanes(1)	9%	(11)%
Performance Products(1)	5%	1%
Advanced Materials	3%	(2)%
Textile Effects(1)	2%	7%
Pigments(1)	6%	(12)%

(1)                                  Excludes revenues and sales volumes from tolling arrangements and bi-products.

NM—Not Meaningful

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the year ended December 31, 2009 as compared to 2008 was primarily due to overall lower average selling prices and lower MDI sales volumes. Average MDI selling prices decreased primarily due to competitive pressures, lower raw material costs and the effects of the movement of the U.S. dollar against the Euro. MDI sales volumes decreased due to lower demand in major European and Americas markets as a result of the worldwide economic slowdown. MTBE sales volumes increased relative to 2008, which was impacted by the 2008 U.S. Gulf Coast storms, while average selling prices decreased in response to lower raw material costs. The slight increase in EBITDA in the Polyurethanes segment was primarily the result of higher MTBE sales volumes and margins as well as the negative effects in 2008 from the U.S. Gulf Coast storms which were offset somewhat by lower MDI sales volumes and margins.

Performance Products

For the year ended December 31, 2009, Performance Products segment revenues decreased due to lower sales volumes and lower selling prices when compared to 2008. Sales volumes decreased primarily from lower demand for almost all product lines as a result of the worldwide economic slowdown. The decrease in average selling prices was driven principally by lower raw material costs and the strengthening of the U.S. dollar against major European currencies and the Australian dollar. Performance Products segment EBITDA decreased mainly due to the fall in sales volumes and lower equity income partially offset by higher contribution margins as average selling prices fell more slowly than raw material and energy costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the year ended December 31, 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across all regions as a result of the worldwide economic slowdown. In addition, customers in our formulations and specialty components businesses depleted inventory over several quarters. Average selling prices in our base resins business decreased in response to lower raw material costs while average selling prices in our formulations and specialty components markets decreased as a result of changes in product mix, competitive pressures in our structural components for the ski, automotive and wind generation businesses, and the strength of the U.S. dollar against major European currencies. The decrease in EBITDA was primarily due to lower sales volumes and higher restructuring costs, partially offset by lower raw material and operating costs. During the years ended December 31, 2009 and 2008, our Advanced Materials segment recorded restructuring and plant closing charges of $13 million and $1 million, respectively. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Textile Effects

The decrease in revenues in our Textile Effects segment for the year ended December 31, 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower demand for apparel and home textile products in all regions, as well as specialty textiles products in the Americas and Europe as a result of the worldwide economic slowdown. Average selling prices decreased primarily as a result of a shift in sales mix from Europe to Asia and the Middle East. The decrease in EBITDA was primarily due to lower sales volumes and lower contribution margins as selling prices decreased more than the reduction in raw material and energy costs, offset in part by lower selling, general and administrative costs and lower restructuring costs. During the years ended December 31, 2009 and 2008, our Textile Effects segment recorded restructuring and plant closing charges of $6 million and $24 million, respectively. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Pigments

The decrease in revenues in our Pigments segment for the year ended December 31, 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower demand in Europe, North America and Asia as a result of the worldwide economic slowdown. Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies, and due to lower average selling prices in Europe, Africa, Latin America and the Middle East in response to weaker demand, partially offset by higher average selling prices in Asia and North America. The decrease in EBITDA in our Pigments segment was primarily due to higher restructuring, impairment and plant closing costs as the impact of lower sales volumes and average selling prices was offset by lower raw materials and operating costs. During the years ended December 31, 2009 and 2008, our Pigments segment recorded restructuring, impairment and plant closing charges of $53 million and $4 million, respectively. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Corporate and Other—Huntsman Corporation

Corporate and Other includes unallocated corporate expense, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on accounts receivable securitization program, loss on the early extinguishment of debt, income (expenses) associated with the Terminated Merger and related litigation, net income (loss) attributable to noncontrolling interests, unallocated restructuring impairment and plant closing costs, extraordinary gain on the acquisition of a business and non-operating income and expense. For the year ended December 31, 2009, EBITDA from Corporate and Other items increased by $70 million to income of $654 million from income of $584 million for 2008. The increase in EBITDA from Corporate and Other for the year ended December 31, 2009 resulted primarily from a $55 million increase in income associated with the Terminated Merger and related litigation ($835 million in 2009 compared to $780 million in 2008). See “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation” to our consolidated financial statements. Additionally, the increase in EBITDA was due to a $47 million increase in unallocated foreign exchange gains ($16 million of gains in 2009 versus $31 million of losses in 2008), a $10 million increase in LIFO inventory valuation gains ($14 million of gains in 2009 versus $4 million of gains in 2008), a $3 million decrease in net income attributable to noncontrolling interests, and a $4 million reduction in costs associated with our A/R Program ($23 million of costs in 2009 versus $27 million of costs in 2008). These increases to EBITDA were partially offset by higher restructuring charges of $13 million ($14 million in 2009 versus $1 million in 2008). For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements. Additionally, EBITDA decreased due to a $20 million increase in costs associated with the early extinguishment of debt ($21 million loss in 2009 compared to $1 million loss in 2008) and an $8 million decrease in the extraordinary gain on the Textile Effects Acquisition ($6 million gain in 2009 compared to $14 million gain in 2008). For more information regarding the extraordinary gain associated with the Textile Effects Acquisition, see “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements.

Corporate and Other—Huntsman International

Corporate and Other includes unallocated corporate expense, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on accounts receivable securitization program, loss on the early extinguishment of debt, net income (loss) attributable to noncontrolling interests, unallocated restructuring, impairment and plant closing costs, extraordinary gain on the acquisition of a business and non-operating income and expense. For the year ended December 31, 2009, EBITDA loss from Corporate and Other items decreased by $27 million to a loss of $175 million from a loss of $202 million for 2008. The decrease in EBITDA loss primarily resulted from a $47 million increase in unallocated foreign exchange gains ($16 million of gains in 2009 versus $31 million of losses in 2008), a $10 million increase in LIFO inventory valuation gains ($14 million of gains in 2009 versus $4 million of gains in 2008), a $3 million decrease in net income attributable to noncontrolling interests, and a $4 million reduction in costs associated with our A/R Program ($23 million of costs in 2009 versus $27 million of costs in 2008). These increases in EBITDA were partially offset by higher restructuring charges of $13 million ($14 million in 2009 versus $1 million in 2008). For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements. Additionally, EBITDA decreased due to a $20 million increase in costs associated with the early extinguishment of debt ($21 million loss in 2009 compared to $1 million loss in 2008) and an $8 million decrease in the extraordinary gain on the Textile Effects Acquisition ($6 million gain in 2009 compared to $14 million gain in 2008). For more information regarding the extraordinary gain associated with the Textile Effects Acquisition, see “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements.

Discontinued Operations

The operating results of our former Australian styrenics business, and our polymers and base chemicals businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of our Australian styrenics business and our polymers and base chemicals businesses are included in discontinued operations for all periods presented.

During the year ended December 31, 2009, we recorded an after tax loss from discontinued operations of $19 million related primarily to the operations of our former Australian sytrenics business, legal costs in connection with the fire insurance claim on our former base chemicals business and the revaluation of product exchange liabilities. During the year ended December 31, 2008, we recorded after tax income from discontinued operations of $84 million related principally to a $175 million gain on partial fire insurance settlement, offset in part by the operations of our former Australian styrenics business and sales and use tax settlements and post-closing adjustments associated with our former base chemicals and polymers businesses. See “Note 27. Discontinued Operations” and “Note 25. Casualty Losses and Insurance Recoveries” to our consolidated financial statements.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

For the year ended December 31, 2008, net income attributable to Huntsman Corporation was $609 million on revenues of $10.1 billion, compared with a net loss attributable to Huntsman Corporation of $172 million on revenues of $9.5 billion for 2007. For the year ended December 31, 2008 net income attributable to Huntsman International LLC was $38 million on revenues of $10.1 billion compared with a net loss attributable to Huntsman International LLC of $12 million on revenues of $9.5 billion for 2007. The increase of $781 million in net income attributable to Huntsman Corporation and the increase of $50 million in net income attributable to Huntsman International LLC was the result of the following:

•                  Revenues for the year ended December 31, 2008 increased by $560 million or 6% as compared with 2007 due principally to higher average selling prices in all our segments, partially offset by lower sales volumes in all of our segments. See “—Segment Analysis” below.

•                  Our gross profit and the gross profit of Huntsman International for the year ended December 31, 2008 decreased by $255 million and $254 million, respectively, or 17% and 16%, each, as compared with 2007. Lower gross profit in our Polyurethanes, Advanced Materials, Textile Effects and Pigments segments was somewhat offset by higher gross profit in our Performance Products segment. See “—Segment Analysis” below.

•                  Our operating expenses and the operating expenses of Huntsman International for the year ended December 31, 2008 increased by $99 million and $98 million, respectively, or 10% each, as compared with 2007. The increase resulted primarily from a $69 million gain recorded in 2007 in connection with the sale of our former U.S. butadiene and MTBE business and lower insurance recoveries of $11 million. Also contributing to the increase in operating expenses were a $9 million increase in research and development costs and higher overall selling, general and administrative costs, which largely resulted from the weakening of the U.S. dollar.

•                  Restructuring, impairment and plant closing costs for the year ended December 31, 2008 increased to $31 million from $29 million in 2007. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

•                  Our net interest expense and the net interest expense of Huntsman International for the year ended December 31, 2008 decreased $23 million each, or 8% each, as compared with 2007. This decrease was primarily due to lower average interest rates on borrowings.

•                  Income (expenses) associated with the Terminated Merger and related litigation for the year ended December 31, 2008 consisted primarily of $765 million related to the net proceeds from the Apollo Settlement Agreement and recognition of the $100 million deferred credit related to the 2007 reimbursement of the $200 million Basell Termination Fee, offset in part by Merger-related directors, legal and professional fees. For the year ended December 31, 2007, the expenses consisted primarily of Merger-related legal fees and the Basell Termination Fee. For more information, see “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation” to our consolidated financial statements.

•                  Our income tax expense increased by $203 million to an expense of $190 million for the year ended December 31, 2008 as compared with a benefit of $13 million for 2007. Huntsman International’s income tax expense decreased by $42 million to a benefit of $2 million for the year ended December 31, 2008 as compared with an expense of $40 million for 2007. Our and Huntsman International’s tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our income tax expense increased largely due to income recognized pursuant to the Apollo Settlement Agreement in connection with the Terminated Merger (including the realization of expenditures considered non-deductible in prior periods), current year tax expense associated with the establishment of valuation allowances compared with prior year benefits associated with the release of valuation allowances partially offset by current year tax benefits from reducing tax contingencies related to the settlement of tax audits. Huntsman International’s income tax expense decreased largely due to the decrease in pre-tax earnings, net of the valuation allowance and tax contingencies effects described above. For further information concerning taxes, see “Note 18. Income Taxes” to our consolidated financial statements.

•                  The income (loss) from discontinued operations represents the operating results, partial fire insurance settlement gains, and impairment and gain (loss) on disposal with respect to each of our Austrlian styrenics business, our U.S. base chemicals business, our North American polymers business, our European base chemicals and polymers business and our TDI business. See “—Segment Analysis” below and “Note 27. Discontinued Operations” and “Note 25. Casualty Losses and Insurance Recoveries” to our consolidated financial statements.

•                  The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. During the year ended December 31, 2008, we recorded an extraordinary gain on the acquisition of $14 million related to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition that were no longer deemed necessary and a reimbursement by Ciba of certain restructuring costs associated with the acquisition. During the year ended December 31, 2007, we adjusted the preliminary purchase price allocation and finalized post-closing working capital adjustments, resulting in our recording an extraordinary loss on the acquisition of $7 million. See “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements.

Segment Analysis

During the first quarter of 2009, we reorganized our operating segments to divide our former Materials and Effects segment into two different segments—our Advanced Materials segment and our Textile Effects segment. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserve adjustments as part of Corporate and other, which was previously reported in our Performance Products segment. All segment information in this report has been restated to reflect these changes.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,		Percent
	2008	2007	Change
Revenues
Polyurethanes	$4,055	$3,813	6%
Performance Products	2,703	2,310	17%
Advanced Materials	1,492	1,434	4%
Textile Effects	903	985	(8)%
Pigments	1,072	1,109	(3)%
Eliminations	(169)	(155)	9%
Total	$10,056	$9,496	6%
Huntsman Corporation
Segment EBITDA
Polyurethanes	$382	$593	(36)%
Performance Products	274	207	32%
Advanced Materials	149	158	(6)%
Textile Effects	(33)	41	NM
Pigments	17	51	(67)%
Corporate and Other	584	(336)	NM
Subtotal	1,373	714	92%
Discontinued Operations	156	(339)	NM
Total	$1,529	$375	308%
Huntsman International
Segment EBITDA
Polyurethanes	$382	$593	(36)%
Performance Products	274	207	32%
Advanced Materials	149	158	(6)%
Textile Effects	(33)	41	NM
Pigments	17	51	(67)%
Corporate and Other	(202)	(144)	40%
Subtotal	587	906	(35)%
Discontinued Operations	156	(339)	NM
Total	$743	$567	31%

	Average Selling Price	Sales Volumes
Current Year-Over-Prior Year Increase (Decrease)
Polyurethanes(1)	8%	(1)%
Performance Products(1)	29%	(11)%
Advanced Materials	8%	(3)%
Textile Effects(1)	13%	(19)%
Pigments(1)	10%	(12)%

(1)                                  Excludes revenues and sales volumes from tolling arrangements and bi-products.

NM—Not Meaningful

Polyurethanes

For the year ended December 31, 2008, Polyurethanes segment revenues increased as a result of higher average selling prices, offset in part by reduced sales volumes. Average MDI selling prices increased by 4%, despite a significant decline in average selling prices in Asia during the fourth quarter of 2008, primarily due to global price increase initiatives early in the year in response to higher raw materials costs. Prices also benefited from foreign exchange movements as the U.S. dollar weakened against other relevant currencies. Average selling prices for MTBE increased by 20% due to improved market demand as well as in response to higher raw materials costs, again, despite a significant decline in average selling prices during the fourth quarter of 2008. The decrease in Polyurethanes segment sales volumes was primarily driven by slower growth in the U.S. related to slower construction- related demand and production outages caused by the recent U.S. Gulf Coast storms. Lower sales volumes were also due to lower than expected sales volumes in Asia with Olympic-related production restrictions and a sharp drop in global demand in the fourth quarter of 2008 related to the overall economic slowdown. Segment EBITDA decreased principally on lower margins related to sharply higher raw material and energy costs and the overall effects of the recent U.S. Gulf Coast storms and also on a significant write-down of certain inventories to the lower of cost or market values, all of which more than offset improved average selling prices.

Performance Products

For the year ended December 31, 2008, Performance Products segment revenues increased primarily due to an increase in average selling prices and higher toll manufacturing revenues, offset by lower sales volumes. Average selling prices rose in response to higher raw material costs and as a result of foreign exchange movements as the U.S. dollar weakened against other relevant currencies. The reduction in sales volumes was primarily due to the conversion of most of our ethylene glycol business to a toll manufacturing operation in 2008 and lower olefin by-product sales. Segment EBITDA increased principally due to expanded margins, as higher average selling prices more than offset increases in raw material and energy costs. The higher margins more than offset increases in plant fixed costs resulting from additional planned maintenance and hurricane repairs.

Advanced Materials

For the year ended December 31, 2008, Advanced Materials segment revenues increased primarily as a result of higher average selling prices, offset in part by lower sales volumes. Average selling prices in our Advanced Materials segment increased mainly as a result of price increase initiatives in certain markets and regions in response to higher raw materials costs and from foreign exchange movements as the U.S. dollar weakened against other relevant currencies. Sales volumes for our Advanced Materials segment decreased primarily as a result of lower demand, mainly in Europe and the U.S., as a consequence of the worldwide economic slowdown. Segment EBITDA decreased primarily as a result of lower contribution margins as lower sales volumes and higher raw materials, energy and manufacturing costs more than offset higher average selling prices, offset in part by lower general and administrative expenses.

Textile Effects

For the year ended December 31, 2008, Textile Effects segment revenues decreased primarily as a result of lower sales volumes, offset in part by higher average selling prices. Sales volumes for our Textile Effects segment decreased primarily as a result of lower demand for dyes and chemicals in all regions related to the worldwide economic slowdown. Average selling prices increased mainly as a result of price increase initiatives in certain markets and regions in response to higher raw materials costs and from foreign exchange movements as the U.S. dollar weakened against other relevant currencies. EBITDA from our Textile Effects segment decreased due principally to lower sales volumes and lower margins, as higher raw material and energy costs more than offset higher average selling prices. During each of the years ended December 31, 2008 and 2007, our Textile Effects segment recorded restructuring and plant closing charges of $24 million. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Pigments

For the year ended December 31, 2008, Pigments segment revenues decreased primarily as a result of lower sales volumes, offset in part by higher average selling prices in local currencies in all markets and foreign exchange movements as the U.S. dollar weakened against other relevant currencies. Sales volumes were lower primarily due to lower worldwide demand related to the global economic downturn. The positive effect on revenues of the U.S. dollar weakness was substantially offset by its effect on our costs. Segment EBITDA decreased principally due to lower sales volumes and reduced margins resulting from higher raw material and energy costs. During the years ended December 31, 2008 and 2007, our Pigments segment recorded restructuring and plant closing charges of $4 million and $3 million, respectively. For more information concerning restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Corporate and Other—Huntsman Corporation

Corporate and Other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other non-operating income and expense, net income (loss) attributable to noncontrolling interests, extraordinary gain (loss) on the acquisition of a business, gain on the sale of our former U.S. butadiene and MTBE business, income (expense) associated with the Terminated Merger and related litigation. The increase in EBITDA from Corporate and Other for the year ended December 31, 2008 resulted primarily from a $990 million increase in the income associated with the Terminated Merger and related litigation ($780 million of income recorded in 2008 compared to $210 million of expenses in 2007). See “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation” to our consolidated financial statements. Additionally, for the year ended December 31, 2008, EBITDA was higher by $21 million due to favorable adjustments to the extraordinary gain on acquisition of our Textile Effects business (a $14 million gain recorded in 2008 compared to a $7 million loss in 2007) and from a $9 million increase in LIFO inventory valuation gains ($4 million of gains in 2008 versus $5 million of losses in 2007). For more information regarding the extraordinary gain associated with our Textile Effects Acquisition, see “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements. These increases in EBITDA were offset somewhat by a $19 million increase in unallocated foreign exchange losses (a loss of $31 million in 2008 compared to a loss of $12 million in 2007) and a $10 million decrease in net loss attributable to noncontrolling interests. In addition, the increase in Corporate and Other segment EBITDA was offset by an $11 million gain recorded in 2007 in connection with the U.K. Petrochemical Disposition and a $69 million gain recorded in 2007 in connection with the sale of our former U.S. butadiene and MTBE business. See “Note 24. Other Operating (Income) Expense” to our consolidated financial statements.

Corporate and Other—Huntsman International

Corporate and Other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other non-operating income and expense, net income (loss) attributable to noncontrolling interests, extraordinary gain (loss) on the acquisition of a business and gain on the sale of our former U.S. butadiene and MTBE business. The decrease in EBITDA from Corporate and Other for the year ended December 31, 2008 resulted primarily from a $19 million increase in unallocated foreign exchange losses (a loss of $31 million in 2008 compared to a loss of $12 million in 2007) and a $10 million decrease in net loss attributable to noncontrolling interests. In addition, Corporate and Other segment EBITDA was lower due to a $69 million gain recorded in 2007 in connection with the sale of our former U.S. butadiene and MTBE business. See “Note 24. Other Operating (Income) Expense” to our consolidated financial statements. These decreases in EBITDA were offset somewhat by a $21 million favorable adjustment to the extraordinary gain on acquisition of our Textile Effects business (a $14 million gain recorded in 2008 compared to a $7 million loss in 2007) and from a $9 million increase in LIFO inventory valuation gains ($4 million of gains in 2008 versus $5 million of losses in 2007). For more information regarding the extraordinary gain associated with the Textile Effects Acquisition, see “Note 3. Business Combinations—Textile Effects Acquisition” to our consolidated financial statements.

Discontinued Operations

The operating results of our former Australian styrenics business and our polymers and base chemicals businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of our Australian styrenics business and our polymers and base chemicals businesses are included in discontinued operations for all periods presented. The income (loss) from discontinued operations represents the operating results, partial fire insurance settlement gains, and impairment and gain (loss) on disposal with respect to each of our Australian styrenics business, our U.S. base chemicals business, our North American polymers business, our European base chemicals and polymers business and our TDI business. See “Note 27. Discontinued Operations” and “Note 25. Casualty Losses and Insurance Recoveries” to our consolidated financial statements.

Liquidity and Capital Resources

The following is a discussion of our liquidity and capital resources and generally does not include separate information with respect to Huntsman International in accordance with General Instruction I of Form 10-K.

Cash Flows for Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net cash provided by operating activities for the years ended December 31, 2009 and 2008 was $1,104 million and $767 million, respectively. The increase in cash provided by operating activities was primarily attributable to settlement proceeds received in connection with the Texas Bank Litigation Settlement Agreement and by a $599 million favorable variance in operating assets and liabilities changes for the year ended December 31, 2009 as compared with 2008. These increases to cash provided by operating activities were offset in part by a decrease in operating income as described in “—Results of Operations” above.

Net cash used in investing activities for the year ended December 31, 2009 and 2008 was $205 million and $489 million, respectively. During the years ended December 31, 2009 and 2008, we paid $189 million and $418 million, respectively, for capital expenditures. This reduction in capital expenditures was largely attributable to higher 2008 spending on various projects, including $84 million spent on our maleic anhydride expansion at the Geismar, Louisiana site in 2008 as compared to $26 million in 2009; and $32 million spent on our MDI facility at the Geismar, Louisiana site in 2008. In addition, during 2008, we spent $29 million at our Greatham, U.K. titanium dioxide facility. During the year ended December 31, 2009, we paid $31 million for the Baroda acquisition. See “Note 3. Business Combinations—Baroda Acquisition” to our consolidated financial statements. During the years ended December 31, 2009 and 2008, we received $5 million and $3 million, respectively, from the sale of assets. During the year ended December 31, 2008, we made payments of $29 million related to certain expenditures for the rebuild of our former Port Arthur, Texas facility, resulting in an adjustment to the sales proceeds received in connection with the 2007 U.S. Base Chemicals Disposition. See “Note 27. Discontinued Operations” to our consolidated financial statements. During the year ended December 31, 2008, we contributed $44 million to our ethyleneamines joint venture in Saudi Arabia.

Net cash provided by financing activities for the years ended December 31, 2009 was $184 million as compared with $230 million of net cash provided by financing activities in 2008. During the year ended December 31, 2009 we issued the 2016 Senior Notes and obtained Term Loan C in connection with the Texas Bank Litigation Settlement Agreement. During this period, we also redeemed in full the $296 million outstanding principal amount 11.625% senior secured notes due October 2010 and the $198 million outstanding principal amount 11.5% senior notes due July 2012. During the year ended December 31, 2008, we issued the Convertible Notes in connection with the Apollo Settlement Agreement. For more information regarding the Convertible Notes, see “—Convertible Notes” below.

Cash Flows for Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net cash provided by (used in) operating activities for the years ended December 31, 2008 and 2007 was $767 million and $(52) million, respectively. The increase in cash provided by operations was primarily attributable to $765 million of net cash received in connection with the Apollo Settlement Agreement and to a $45 million favorable year-over-year variance in operating assets and liabilities changes, offset in part by lower operating income as described in “—Results of Operations” above.

Net cash (used in) provided by investing activities for the years ended December 31, 2008 and 2007 was $(489) million and $200 million, respectively. During the years ended December 31, 2008 and 2007, we paid $418 million and $665 million, respectively, for capital expenditures. The capital expenditures for the year ended December 31, 2007 included $157 million spent on our former Port Arthur, Texas facility that was previously damaged by fire and has been sold to Flint Hills Resources. In addition, during 2007, we spent $72 million on our Greatham, U.K. expansion for our Pigments segment as compared with $29 million in 2008. During the years ended December 31, 2008 and 2007, we received $3 million and $850 million, respectively, from the sale of assets. On August 1, 2007, we completed the North American Polymers Disposition for $354 million and on November 5, 2007 we completed the U.S. Base Chemicals Disposition for $415 million. In 2006, we sold the assets comprising our former U.S. butadiene and MTBE business and received the final payment of $70 from that sale in November 2007. During the year ended December 31, 2008, we made $29 million of payments related to certain expenditures to rebuild our former Port Arthur, Texas facility, resulting in an adjustment to the sales proceeds. See “Note 27. Discontinued Operations—U.S. Base Chemicals Business” to our consolidated financial statements. During the year ended December 31, 2008, we contributed $44 million to our ethyleneamines joint venture in Saudi Arabia. During the year ended December 31, 2007, we finalized our post-closing adjustments with respect to the Textile Effects Acquisition, resulting in a reduction to the purchase price of $27 million.

Net cash provided by financing activities for the year ended December 31, 2008 was $230 million as compared with a use of cash of $269 million in 2007. This increase in net cash provided by financing activities was primarily due to the issuance of the Convertible Notes in connection with the Apollo Settlement Agreement and lower net repayments of debt in 2008 as compared to 2007. For more information regarding the issuance of the Convertible Notes, see “—Convertible Notes” below.

Changes in Financial Condition

The following information summarizes our working capital (dollars in millions):

	December 31,		Increase	Percent
	2009	2008	(Decrease)	Change
Cash and cash equivalents	$1,745	$657	$1,088	166%
Restricted cash	5	5	—	—
Accounts receivable, net	1,019	913	106	12%
Inventories	1,184	1,500	(316)	(21)%
Prepaid expenses	42	45	(3)	(7)%
Deferred income taxes	36	21	15	71%
Other current assets	109	99	10	10%
Total current assets	4,140	3,240	900	28%
Accounts payable	755	747	8	1%
Accrued liabilities	623	617	6	1%
Deferred income taxes	2	36	(34)	(94)%
Current portion of long-term debt	431	205	226	110%
Total current liabilities	1,811	1,605	206	13%
Working capital	$2,329	$1,635	$694	42%

Our working capital increased by $694 million as a result of the net impact of the following significant changes:

•                  The increase in cash and cash equivalents of $1,088 million resulted from the matters identified in the consolidated statements of cash flows.

•                  The increase in accounts receivable of $106 million was mainly due to higher sales during the fourth quarter of 2009 and lower amounts outstanding under our A/R Program.

•                  Inventories decreased by $316 million mainly due to lower inventory quantities resulting from improved inventory management and lower inventory costs.

•                  The increase in the current portion of long-term debt of $226 million was primarily a result of the current classification at December 31, 2009 of the Convertible Notes that were repurchased on January 11, 2010.

Debt and Liquidity

Our direct debt and guarantee obligations consist of the following: our Convertible Notes; our guarantees of certain debt of HPS (our Chinese MDI joint venture); our guarantee of certain debt of the Arabian Amines Company; certain indebtedness incurred from time to time to finance certain insurance premiums; and our guarantee of certain obligations of Huntsman International in its capacity as a contributor and servicer guarantor under our U.S. A/R Program.

Substantially all of our other debt has been incurred by our subsidiaries (primarily Huntsman International); such subsidiary debt is nonrecourse to us and we have no contractual obligation to fund our subsidiaries’ respective operations.

Senior Credit Facilities

All of our Senior Credit Facilities are obligations of Huntsman International. As of December 31, 2009, our Senior Credit Facilities consisted of (i) the $650 million Revolving Facility; (ii) a $1,524 million term loan B facility (“Term Loan B”); and (iii) the $500 million ($444 million carrying value) Term Loan C (collectively with Term Loan B, the “Dollar Term Loans”).

As of December 31, 2009, we had no borrowings outstanding under our Revolving Facility, and we had approximately $33 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility. The Revolving Facility matures in August 2010, Term Loan B matures in 2014 and Term Loan C matures in 2016; provided, however, that the maturities of the Revolving Facility and the Dollar Term Loans will accelerate if we do not repay or refinance all but $100 million of Huntsman International’s outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

Our Senior Credit Facilities are subject to a single financial covenant (the “Leverage Covenant”), which applies only to the Revolving Facility and is tested at the Huntsman International level. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). On April 16, 2009, Huntsman International entered into a waiver (the “Waiver”) with respect to the Leverage Covenant. The Leverage Covenant, as amended pursuant to the Waiver, requires that the maximum senior secured leverage ratio does not exceed 5.00 to 1.00.

In addition, the Waiver modified the calculation used to determine compliance with the Leverage Covenant as follows:

•                  we are allowed to add back to “Consolidated EBITDA” any lost profits that are attributable to hurricanes Gustav and Ike that occurred in 2008 (such amounts being $49 million and $18 million for the third and fourth quarters, respectively, of 2008); and

•                  by modifying the definition of “Permitted Non-Cash Impairment and Restructuring Charges” to replace a reference to $100 million with $200 million for permitted cash charges to be added back to “Consolidated EBITDA”.

The Waiver is effective from April 16, 2009 through June 30, 2010. However, we may consent to terminate the Waiver in conjunction with a proposed amendment to the Revolving Facility we are currently seeking. In that event, the senior secured leverage ratio would return to 3.75 to 1.00.

As consideration for the Waiver, Huntsman International agreed to increase the interest paid on borrowings under the Revolving Facility by 225 basis points from LIBOR plus 1.75% to LIBOR plus 4.00% and to increase the applicable unused fee by 25 basis points from 0.50% to 0.75%. In addition, during the wavier period, Huntsman International agreed not to:

•                  request a borrowing under the Revolving Facility during the next succeeding fiscal quarter if compliance with the senior secured leverage ratio, as agreed to in the Waiver, is not met in any fiscal quarter;

•                  repay or make any payment of principal or interest under the Intercompany Note (defined below) if there are outstanding borrowings under the Revolving Facility or to reduce the principal amount outstanding under the Intercompany Note to less than $525 million; and

•                  make any restricted payments in an aggregate amount greater than the sum of $100 million plus Available Equity Proceeds (as defined in the agreement governing our Senior Credit Facilities (the “Credit Agreement”) received by Huntsman International.

At the present time, borrowings under the Revolving Facility, Term Loan B and Term Loan C bear interest at LIBOR plus 4%, LIBOR plus 1.75% and LIBOR plus 2.25%, respectively. However, the applicable interest rate of Term Loan B is subject to a reduction to LIBOR plus 1.5% upon achieving certain secured leverage ratio thresholds.

As of December 31, 2009, the weighted average interest rate on the Senior Credit Facilities was approximately 2.1%. Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries (each a “Guarantor” and collectively the “Guarantors”), which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries.

Secured Notes

On July 23, 2009, we redeemed in full all of our $296 million 11.625% senior secured notes due October 2010. The total redemption payment, excluding accrued interest, was $305 million, which included principal of $296 million and a call premium of approximately $9 million. In connection with this redemption, we recognized a loss on early extinguishment of debt of $11 million.

Senior Notes

On August 3, 2009, we redeemed in full all of our $198 million 11.5% senior notes due July 2012. The total redemption payment, excluding accrued interest, was $204 million, which included principal of $198 million and a call premium of $6 million. In connection with this redemption, we recognized a loss on early extinguishment of debt of $10 million.

2016 Senior Notes

Pursuant to the Texas Bank Litigation Settlement Agreement, we entered into the Note Purchase Agreement with the Banks, pursuant to which the Banks purchased $600 million aggregate principal amount of the 2016 Senior Notes.

The 2016 Senior Notes are senior unsecured obligations and are guaranteed by certain subsidiaries named as Guarantors.

As of December 31, 2009, we had outstanding $600 million ($434 million carry value) of the 2016 Senior Notes with an effective interest rate at issuance of 11.73%. In June 2009, these liabilities were measured at fair value upon initial recognition. We used primarily the income approach to determine the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using interest rates that were available to us for issuance of debt with similar terms, adjusted for differences in remaining maturity using relevant debt yield curves.

The 2016 Senior Notes bear interest at the rate of 5.5% per year payable semi-annually in June and in December of each year. The 2016 Senior Notes will mature on June 30, 2016. We may redeem the 2016 Senior Notes in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption. The 2016 Senior Notes are governed by an indenture imposing certain limitations on Huntsman International’s ability to, among other things, incur additional indebtedness; pay dividends or make certain other restricted payments; enter into certain transactions with affiliates; create dividend or other payment restrictions affecting restricted subsidiaries; merge or consolidate with any other person; sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets; or adopt a plan of liquidation.

Upon the occurrence of certain change of control events, holders of the 2016 Senior Notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s 2016 Senior Notes in cash pursuant to the offer described by us, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Subordinated Notes

As of December 31, 2009, we had outstanding $175 million of 7.375% senior subordinated notes due 2015 and €135 million (approximately $194 million) of 7.5% senior subordinated notes due 2015 (the “2015 Subordinated Notes”). The 2015 Subordinated Notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount plus accrued interest, declining ratably to par on and after January 1, 2013.

As of December 31, 2009, we had outstanding €400 million (approximately $574 million) of 6.875% senior subordinated notes due 2013 (the “2013 Subordinated Notes”) and $347 million aggregate principal amount ($351 million book value) of our 7.875% senior subordinated notes due 2014 (the “2014 Subordinated Notes”). The 2013 Subordinated Notes are currently redeemable at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012. The 2014 Subordinated Notes are redeemable on or after November 15, 2010 at 103.938% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

Interest on the 2015 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 Subordinated Notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating to, among other things, the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the Guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

Convertible Notes

As of December 31, 2009, we had outstanding $250 million of Convertible Notes ($236 million carrying value). On January 11, 2010, we repurchased the entire $250 million principal amount of the Convertible Notes from Apollo and its affiliates for approximately $382 million. The Convertible Notes were issued to Apollo in December 2008 as part of the

Apollo Settlement Agreement. The Convertible Notes, which would have matured on December 23, 2018, bore interest at the rate of 7% per year and were convertible into approximately 31.8 million shares of our common stock at any time by the holders. As a result of the repurchase of the Convertible Notes, we will record a loss on early extinguishment of debt in the first quarter of 2010 in the amount of approximately $146 million. The carrying value of $236 million relating to the Convertible Notes was classified as current as of December 31, 2009.

Other Debt

We maintain a $25 million European overdraft facility that is a demand facility used for the working capital needs of our European subsidiaries. As of December 31, 2009 and 2008, we had nil and $16 million U.S. dollar equivalents, respectively, in borrowings outstanding under the European overdraft facility. We also maintain other foreign overdraft facilities used for working capital needs.

HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans. As of December 31, 2009, HPS had $20 million outstanding in U.S. dollar borrowings and 606 million in RMB borrowings (approximately $89 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2009, the interest rate was approximately 1% for U.S. dollar borrowings, 5.3% for RMB term loan borrowings and 4.9% for RMB working capital loans. The term loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments (which began on June 30, 2007). We have guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Our guarantees remain in effect until HPS has met certain conditions. The conditions outstanding include completion of the building and equipment mortgage registrations, which are progressing as planned, and maintaining a debt service coverage ratio of at least 1.5:1 at the time such registrations are completed. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes.

As of December 31, 2009, HPS has a loan facility for the purpose of discounting commercial drafts with recourse. The facility has a stated capacity for discounting up to CNY700 million (approximately $103 million) and drafts are discounted using a discount rate of the three-month SHIBOR plus 2.2%. As of December 31, 2009 the all-in discount rate was 4.0%. As of December 31, 2009, HPS has discounted with recourse CNY363 million (approximately $53 million) of commercial drafts, all of which is included in current portion of long-term debt. While the facility has a maturity of July 2010, the lender has the right to accept or reject drafts presented for discounting.

Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$38 million (approximately $34 million) as of December 31, 2009, all of which is included in the current portion of long term debt. These facilities are nonrecourse to us and bear interest at the Australian index rate plus a margin of 2.4%. As of December 31, 2009, the interest rate for these facilities was 6.5%. The Australian credit facilities mature in May 2010.

We finance certain insurance premiums and, as of December 31, 2009 and 2008, we had outstanding notes payable in the amount of $18 million and $23 million, respectively. Insurance premium financings are generally secured by the unearned premiums under such policies.

In connection with the Baroda acquisition, a portion of the purchase price was funded through local financing and from liquidity available from our subsidiaries located in India. See “Note 3. Business Combinations.” As of December 31, 2009, our Indian entities had combined debt outstanding of approximately $20 million (U.S. dollar equivalents). This debt is comprised of various facilities including approximately $9 million (U.S. dollar equivalents) in working capital facilities that are callable on demand and a five year term loan facility of approximately $11 million (U.S. dollar equivalents). See “Note 3. Business Combinations.”

On June 30, 2008, our subsidiary, Huntsman (UK) Limited, entered into a $125 million short term committed revolving credit facility maturing on June 28, 2009. In connection with an amendment to our prior accounts receivable securitization program (“Prior A/R Program”) on November 13, 2008, we terminated this short term revolving credit facility of which nothing was drawn. See “Note 15. Securitization of Accounts Receivable.”

Notes Payable from Huntsman International to Huntsman Corporation

As of December 31, 2009, under an existing promissory note (the “Intercompany Note”), we have loaned $550 million to our subsidiary, Huntsman International. The Intercompany Note is unsecured and $25 million of the outstanding amount is classified as current as of December 31, 2009 on the accompanying consolidated balance sheets. As of

December 31, 2009, under the terms of the Intercompany Note, Huntsman International promises to pay us interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility). Subject to the conditions of the Waiver, with our consent, the principal and accrued interest outstanding under the Intercompany Note may also be forgiven, capitalized or satisfied with any alternate form of consideration.

Compliance with Covenants

Our management believes that we are in compliance with the covenants contained in the agreements governing our debt instruments, including Huntsman International’s Senior Credit Facilities, Huntsman International’s A/R Programs and the indentures governing Huntsman International’s notes.

We have only one financial covenant under Huntsman International’s Senior Credit Facilities—the Leverage Covenant which applies to Huntsman International’s $650 million Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). On April 16, 2009, Huntsman International entered into the Waiver with respect to the Leverage Covenant. The Leverage Covenant, as amended pursuant to the Waiver, requires that the Secured Leverage Ratio does not exceed 5.00 to 1.00. Huntsman International may consent to terminating the Waiver in conjunction with a proposed amendment to the Revolving Facility we are currently seeking. In that event, the Secured Leverage Ratio would return to 3.75 to 1.00.

If in the future Huntsman International is not able to meet the Secured Leverage Ratio, unless we obtain an amendment or waiver (as to which we can provide no assurance), then, for so long as we did not meet the Secured Leverage Ratio, we would not have access to the liquidity otherwise available under our Revolving Facility. If we fail to meet the Secured Leverage Ratio at a time when we had loans or letters of credit outstanding under the Revolving Facility, we would be in default under Huntsman International’s Senior Credit Facilities, and, unless we obtain a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full and would not have further access to such facilities.

Our A/R Programs consist of two facilities: the $250 million U.S. A/R Program and the €225 (approximately $323 million) EU A/R Program. The agreements governing the U.S. A/R Program and the agreements governing the EU A/R Program also contain certain financial covenants. Any material failure to meet the applicable A/R Programs covenants in the future could lead to an event of default under the A/R Programs, which could require us to cease our use of such facilities. Under these circumstances, unless any default was remedied or waived, we would likely lose the ability to obtain financing with respect to our trade receivables. A material default under the A/R Programs would also constitute an event of default under Huntsman International’s Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of the Senior Credit Facilities.

Short-Term and Long-Term Liquidity

We depend upon our cash, credit facilities, A/R Programs and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2009, we had $2,510 million of combined cash and unused borrowing capacity, consisting of $1,750 million in cash and restricted cash, $617 million in availability under our Revolving Facility, $25 million in availability under our European overdraft facility and $118 million in availability under our A/R Programs.

During 2009, we received settlement proceeds pursuant to the Texas Bank Litigation Settlement Agreement, including $632 million of cash (that included reimbursement of $12 million of our litigation costs). In addition, Huntsman International received $600 million for the 2016 Senior Notes and $500 million pursuant to the Term Loan C financing. See “Note 26. Income (Expenses) Associated with the Terminated Merger and Related litigation” to our consolidated financial statements.

On July 23, 2009, Huntsman International redeemed in full all of its $296 million 11.625% senior secured notes due October 2010. The total redemption payment, excluding accrued interest was $305 million, which included principal of $296 million and a call premium of $9 million. On August 3, 2009, Huntsman International redeemed in full all of its $198 million 11.5% senior notes due July 2012. The total redemption payment, excluding accrued interest was $204 million, which included principal of $198 million and a call premium of $6 million. The total redemption payments, excluding accrued interest, were a combined total of $509 million, including principal of $494 million and call premiums of approximately $15 million.

For the year ended 2009, we paid cash taxes in the amount of $155 million primarily related to the Texas Bank Litigation settlement.

Excluding the impact of the Texas Bank Litigation settlement, related taxes and the resulting redemptions of our notes in 2009, our liquidity as of December 31, 2009—comprised of cash and unused borrowing capacity—increased $136 million compared to December 31, 2008 in spite of the impact of the worldwide recession on earnings. This was largely due to effective working capital management, reduced capital expenditures and minimal scheduled debt maturities.

During 2010, we expect to spend between $250 million and $275 million for capital expenditures. We expect to fund capital expenditures through a combination of available cash and cash flows from operations.

Our liquidity can be significantly impacted by various factors. Concerning changes in working capital components for the year ended December 31, 2009, our accounts receivable and inventory, net of accounts payable, decreased by approximately $298 million, as reflected in our consolidated statement of cash flows. Our inventories decreased by $351 million largely as a result of improved inventory management efforts and reduced inventory costs. In addition, during the year ended December 31, 2009, amounts outstanding under the A/R Program decreased by $192 million (from $446 million as of December 31, 2008 to $254 million as of December 31, 2009). The reduction in amounts outstanding under the A/R Program was largely due to our decreased need to utilize the program as a result of our significant cash balances. We expect volatility in our working capital components to continue.

On September 8, 2009, we announced the closure of our styrenics facility located at West Footscray, Australia. We ceased operation of our Australian styrenics business during the first quarter of 2010. During 2009, we recorded closure costs of approximately $63 million ($25 million primarily in severance, $8 million of contract termination costs and a $30 million preliminary estimate of environmental remediation costs) and expect to incur other closure related costs of approximately $7 million in 2010. We can provide no assurance that the eventual environmental remediation costs will not be materially different from our current estimate. The closure costs are expected to be funded as they are incurred over the next several years, with severance costs to be paid primarily in 2010. We have reported the results of our Australian styrenics business as discontinued operations for all periods presented. For a discussion of restructuring, impairment and plant closing costs, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

On April 29, 2006, we experienced fire damage at our Port Arthur, Texas facility. This facility has been subsequently rebuilt and sold. In connection with this fire damage, we have received partial insurance proceeds to date of $365 million. Binding arbitration to settle this claim began on November 2, 2009. The binding arbitration is ongoing and further oral arguments have been scheduled in March 2010. Prior to the commencement of the arbitration proceedings, we had claimed an additional approximately $242 million plus interest as presently due and owing and unpaid under the Policy for losses caused by the fire. The arbitration panel has made a preliminary ruling disallowing our claim for interest. In addition, the arbitration panel has made certain preliminary rulings on some of the discrete issues that so far effectively reduce the overall amount we have claimed by approximately $40 million. A final ruling on these and the various other outstanding issues under the claim are not expected until after the oral arguments scheduled in March 2010. Collections on this insured loss, if any, will represent additional income from discontinued operations for us upon final settlement, and will be used to repay secured debt in accordance with relevant provisions of our debt agreements. See “Note 19. Commitments and Contingencies—Port Arthur Plant Fire Insurance Litigation” and “Note 25. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire” to our consolidated financial statements.

During the year ended December 31, 2009, we made contributions to our pension and postretirement benefit plans of $152 million. During 2010, we expect to contribute approximately $124 million to these plans.

As of December 31, 2009, we currently have $431 million classified as current portion of debt which consists of certain scheduled term payments and various short term facilities, including but not limited to our HPS draft discounting facility in China with $53 million outstanding, our Australian credit facilities with $34 million outstanding and certain other short term facilities totaling $48 million. Although we cannot provide assurances, we intend to renew, repay or extend the majority of these short-term facilities in the current period. In addition, on January 11, 2010 we redeemed the entire $250 million principal amount ($236 million carrying value) of our outstanding Convertible Notes for approximately $382 million. The carrying value of $236 million relating to the Convertible Notes was classified as current as of December 31, 2009. See “Note 13. Debt—Convertible Notes” to our consolidated financial statements.

Our $650 million Revolving Facility matures in August 2010. As of December 31, 2009, we had no borrowings outstanding under our Revolving Facility, and we had approximately $33 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility. We are currently seeking to amend our Revolving Facility to, among other things, reduce the committed availability to $300 million and extend the maturity to four years from the date of the amendment. No assurance can be given that we will obtain these amendments.

Due to our ample liquidity in 2009, the effect of the current credit environment has been limited with regards to our need to access the credit markets. In addition, we have actively managed our credit exposure to ensure minimal credit losses during the recent economic environment.

Contractual Obligations and Commercial Commitments

Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2009 are summarized below (dollars in millions):

	2010	2011 - 2012	2013 - 2014	After 2014	Total
Long-term debt, including current portion	$431	$102	$2,450	$1,229	$4,212
Interest(1)	201	383	301	101	986
Operating leases	46	77	63	63	249
Purchase commitments(2)	582	332	138	74	1,126
Total(3)(4)	$1,260	$894	$2,952	$1,467	$6,573

(1)                                  Interest calculated using interest rates as of December 31, 2009 and contractual maturity dates.

(2)                                  We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2010. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2009 pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)                                  Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2010	2011 - 2012	2013 - 2014	5-Year Average Annual
Pension plans	$112	$317	$295	$119
Other postretirement obligations	12	24	23	10

(4)                                  The above table does not reflect expected tax payments and unrecognized tax benefits due to the inability to make a reasonably reliable estimate of the timing and amount to be paid. For additional discussion on unrecognized tax benefits, see “Note 18. Income Taxes” to our consolidated financial statement.

Off-Balance Sheet Arrangements

Receivables Securitization

For a discussion of our A/R Programs, see “Note 15. Securitization of Accounts Receivable” to our consolidated financial statements. Upon adoption of new accounting guidance in 2010, we believe that the receivables transferred into the A/R Programs will no longer meet the criteria for derecognition and amounts outstanding will be accounted for as secured borrowings.

Guarantees

Our unconsolidated Saudi Joint Venture obtained various loan commitments in the aggregate amount of approximately $195 million (U.S. dollar equivalents) of which $181 million, including bridge loans, was drawn and outstanding as of December 31, 2009. We have provided certain guarantees of approximately $14 million for these commitments and our guarantees will terminate upon completion of the project and satisfaction of certain other conditions. We have estimated that the fair value of such guarantees was nil as of the closing date of this transaction and, accordingly, no amounts have been recorded.

We also guarantee certain obligations of Huntsman International in its capacity as a contributor and servicer guarantor under the U.S. A/R Program.

Restructuring, Impairment and Plant Closing Costs

For a discussion of restructuring, impairment and plant closing costs, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Legal Proceedings

For a discussion of legal proceedings, see “Note 19. Commitments and Contingencies—Legal Matters” to our consolidated financial statements.

Environmental, Health and Safety Matters

For a discussion of environmental, health and safety matters, see “Note 20. Environmental, Health and Safety Matters” to our consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

For a discussion of recently issued accounting pronouncements, see “Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements” to our consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements. Summarized below are our critical accounting policies:

Fair Value

Pursuant to the Texas Bank Litigation Settlement Agreement, on June 22, 2009, Huntsman International entered into an amendment of its Senior Credit Facilities that created Term Loan C with a $500 million principal amount and also issued $600 million aggregate principal amount of 2016 Senior Notes. In accordance with accounting guidance regarding fair value measurements, we recorded the Term Loan C and the 2016 Senior Notes in our accounting records at fair values of $439 million and $425 million, respectively, upon initial recognition in June 2009.

We primarily used the income approach to determine the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using interest rates that were available to us for issuance of debt with similar terms, adjusted for differences in remaining maturity using relevant debt yield curves.

Management used judgment with respect to assumptions used in estimating the fair values of the Term Loan C and the 2016 Senior Notes. The effect of the following changes in certain key assumptions is summarized as follows (dollars in millions):

Assumptions	Balance Sheet Impact(1)
Effective market yield
—1% increase	$(45)
—1% decrease	47

(1)                                  Estimated increase (decrease) to June 2009 fair values of Term Loan C and 2016 Senior Notes

Pursuant to the Apollo Settlement Agreement, on December 23, 2008, we issued $250 million of our Convertible Notes to Apollo affiliates under the Note Purchase Agreement. In accordance with accounting guidance regarding fair value measurements, we recorded these Convertible Notes in our accounting records at a fair value of $235 million upon initial recognition in December 2008. As previously noted, we repurchased these notes on January 11, 2010.

We primarily used the income approach to determine the fair value of the Convertible Notes. Fair value is based on the present value of estimated future cash flows, calculated using management’s best estimates of key assumptions including relevant interest rates, expected share volatility, dividend yields, and the probabilities associated with certain features of the Convertible Notes. We also used the market approach to assess comparables and corroborate the fair value determined using the income approach.

Management used judgment with respect to assumptions used in estimating the fair value of the Convertible Notes. The effect of the following changes in certain key assumptions is summarized as follows (dollars in millions):

Assumptions	Balance Sheet Impact(1)
Expected volatility
—10% increase	$6
—10% decrease	(7)
Effective market yield
—1% increase	(6)
—1% decrease	6

(1)                                  Estimated increase (decrease) to December 31, 2008 fair value of Convertible Notes

Revenue Recognition

We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using last-in first-out (“LIFO”), first-in first-out, and average cost methods for different components of inventory. Market is determined based on net realizable value for finished goods inventories and replacement cost for raw materials and work-in-process inventories. In periods of declines in the selling prices of our finished products, inventory carrying values may exceed the net realizable value upon sale, resulting in a lower of cost or market charge. We evaluate the need for a lower of cost or market adjustment to inventories based on the period-end selling prices of our finished products.

Long-Lived Assets

The useful lives of our property, plant and equipment are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 33 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

Management uses judgment to estimate the useful lives of our long-lived assets. At December 31, 2009, if the estimated useful lives of our property, plant and equipment had either been one year greater or one year less than their recorded lives, then depreciation expense for the year ended December 31, 2009 would have been approximately $27 million less or $31 million greater, respectively.

We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management’s plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups that are largely independent of the cash flows of other asset groups to their carrying values. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. In connection with our asset evaluation policy, we reviewed all of our long-lived assets for indicators that the carrying value may not be recoverable and determined that such indicators did not exist as of December 31, 2009.

Goodwill

We test our goodwill for impairment at least annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill has been assigned to reporting units for purposes of impairment testing. Currently, substantially all of our goodwill balance relates to our Advanced Materials reporting unit.

Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. The estimated fair values of our reporting units are dependent on several significant assumptions including, among others, market information, operating results, earnings projections and anticipated future cash flows.

We tested goodwill for impairment at the beginning of the third quarter of 2009 as part of the annual impairment testing procedures and determined that no goodwill impairment existed. The results of our annual impairment testing indicated the excess of fair value of our Advanced Materials reporting unit over its carrying value was approximately $600 million.

In the first half of 2009, our market capitalization was below the net book value of our Company. We have evaluated the movement in our stock price as it relates to the fair values of our reporting units. Based on this evaluation, we determined that we did not have a triggering event that would require an interim goodwill impairment test. As of December 31, 2009, our market capitalization was well in excess of the net book value of our Company.

Restructuring and Plant Closing Costs

We have recorded restructuring charges in recent periods in connection with closing certain plant locations, workforce reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Also in connection with the Textile Effects Acquisition, we recorded liabilities for workforce reduction, non-cancelable lease termination costs and demolition, decommissioning and other restructuring costs. Estimates for plant closing costs include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for workforce reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information, as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management’s estimates on a project-by-project basis have not varied to a material degree. For further discussion of our restructuring activities, see “Note 10. Restructuring, Impairment and Plant Closing Costs” to our consolidated financial statements.

Income Taxes

We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

We adopted new accounting guidance regarding uncertainty in income taxes on January 1, 2007, the cumulative effect of which was not significant. This new accounting guidance clarified the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

Employee Benefit Programs

We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., the Netherlands, Belgium and Switzerland, but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in “Note 17. Employee Benefit Plans” to our consolidated financial statements.

Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee pension and postretirement benefit plan obligations and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(25)	$(391)
—1% decrease	29	457
Expected return on assets
—1% increase	(10)	—
—1% decrease	10	—
Rate of compensation increase
—1% increase	20	116
—1% decrease	(18)	(110)

(1)                                  Estimated increase (decrease) on 2009 net periodic benefit cost

(2)                                  Estimated increase (decrease) on December 31, 2009 pension and postretirement liabilities and accumulated other comprehensive (loss) income

Environmental Reserves

Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental damage may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see “Note 20. Environmental, Health and Safety Matters” to our consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

HUNTSMAN CORPORATION AND SUBSIDIARIES

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Huntsman Corporation and Subsidiaries:
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Equity for the Years Ended December 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	F-6
Huntsman International LLC and Subsidiaries:
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-7
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-8
Consolidated Statements of Operations and Comprehensive (Loss) Income for the Years Ended December 31, 2009, 2008 and 2007	F-9
Consolidated Statements of Equity for the Years Ended December 31, 2009, 2008 and 2007	F-10
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	F-11
Huntsman Corporation and Subsidiaries and Huntsman International LLC and Subsidiaries:
Notes to Consolidated Financial Statements	F-12
Schedules to Consolidated Financial Statements
Schedule to Consolidated Financial Statements, Schedule I—Condensed Financial Information of Registrant	F-89
Schedule to Consolidated Financial Statements, Schedule II—Valuation and Qualifying Accounts	F-93

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Huntsman Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of Huntsman Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index on page F-1. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 17 to the consolidated financial statements, the Company adopted new accounting guidance related to the measurement date of defined benefit pension and other postretirement plans effective January 1, 2008.

As discussed in Notes 2 and 29 to the consolidated financial statements, such statements have been adjusted for the retrospective application of new accounting guidance related to the presentation of noncontrolling interests in the consolidated financial statements effective January 1, 2009, and for changes in reportable segments that occurred in the first quarter of 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2010 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 19, 2010 (June 7, 2010 as to the effects of the discontinued operations related to the Australia styrenics business described in Note 27 and the changes to the segment profit measure described in Note 29)

HUNTSMAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share and Per Share Amounts)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,745	$657
Restricted cash	5	5
Accounts and notes receivable (net of allowance for doubtful accounts of $56 and $47, respectively)	1,018	905
Accounts receivable from affiliates	1	8
Inventories	1,184	1,500
Prepaid expenses	42	45
Deferred income taxes	36	21
Other current assets	109	99
Total current assets	4,140	3,240
Property, plant and equipment, net	3,516	3,649
Investment in unconsolidated affiliates	250	267
Intangible assets, net	125	153
Goodwill	94	92
Deferred income taxes	138	284
Notes receivable from affiliates	8	9
Other noncurrent assets	355	364
Total assets	$8,626	$8,058
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$730	$731
Accounts payable to affiliates	25	16
Accrued liabilities	623	617
Deferred income taxes	2	36
Current portion of debt	431	205
Total current liabilities	1,811	1,605
Long-term debt	3,781	3,677
Notes payable to affiliates	5	6
Deferred income taxes	289	117
Other noncurrent liabilities	875	1,021
Total liabilities	6,761	6,426
Commitments and contingencies (Notes 19 and 20)
Equity
Huntsman Corporation stockholders’ equity:
Common stock $0.01 par value, 1,200,000,000 shares authorized, 237,225,258 and 234,430,334 issued and 234,081,490 and 233,553,515 outstanding as of December 31, 2009 and 2008, respectively	2	2
Mandatory convertible preferred stock $0.01 par value, 100,000,000 shares authorized	—	—
Additional paid-in capital	3,155	3,141
Unearned stock-based compensation	(11)	(13)
Accumulated deficit	(1,015)	(1,031)
Accumulated other comprehensive loss	(287)	(489)
Total Huntsman Corporation stockholders’ equity	1,844	1,610
Noncontrolling interests in subsidiaries	21	22
Total equity	1,865	1,632
Total liabilities and equity	$8,626	$8,058

See accompanying notes to consolidated financial statements.

HUNTSMAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In Millions, Except Per Share Amounts)

	Year ended December 31,
	2009	2008	2007
Revenues:
Trade sales, services and fees, net	$7,569	$9,892	$9,310
Related party sales	96	164	186
Total revenues	7,665	10,056	9,496
Cost of goods sold	6,587	8,776	7,961
Gross profit	1,078	1,280	1,535
Operating expenses:
Selling, general and administrative	850	871	860
Research and development	145	154	145
Other operating (income) expense	(18)	27	(52)
Restructuring, impairment and plant closing costs	88	31	29
Total expenses	1,065	1,083	982
Operating income	13	197	553
Interest expense, net	(238)	(262)	(285)
Loss on accounts receivable securitization program	(23)	(27)	(21)
Equity in income of investment in unconsolidated affiliates	3	14	13
Loss on early extinguishment of debt	(21)	(1)	(2)
Income (expenses) associated with the Terminated Merger and related litigation	835	780	(210)
Other income	—	1	—
Income from continuing operations before income taxes	569	702	48
Income tax (expense) benefit	(444)	(190)	13
Income from continuing operations	125	512	61
(Loss) income from discontinued operations (including gain (loss) on disposal of $1 in 2009, $11 in 2008 and ($340) in 2007), net of tax	(19)	84	(235)
Income (loss) before extraordinary gain (loss)	106	596	(174)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil	6	14	(7)
Net income (loss)	112	610	(181)
Net loss (income) attributable to noncontrolling interests	2	(1)	9
Net income (loss) attributable to Huntsman Corporation	$114	$609	$(172)
Net income (loss)	$112	$610	$(181)
Other comprehensive income (loss)	203	(749)	321
Comprehensive income (loss)	315	(139)	140
Comprehensive loss attributable to noncontrolling interests	1	2	6
Comprehensive income (loss) attributable to Huntsman Corporation	$316	$(137)	$146
Basic income (loss) per share:
Income from continuing operations attributable to Huntsman Corporation common stockholders	$0.54	$2.20	$0.32
(Loss) income from discontinued operations attributable to Huntsman Corporation common stockholders, net of tax	(0.08)	0.36	(1.07)
Extraordinary gain (loss) on the acquisition of a business attributable to Huntsman Corporation common stockholders, net of tax	0.03	0.06	(0.03)
Net income (loss) attributable to Huntsman Corporation common stockholders	$0.49	$2.62	$(0.78)
Weighted average shares	233.9	232.0	221.0
Diluted income (loss) per share:
Income from continuing operations attributable to Huntsman Corporation common stockholders	$0.53	$2.18	$0.30
(Loss) income from discontinued operations attributable to Huntsman Corporation common stockholders, net of tax	(0.08)	0.36	(1.01)
Extraordinary gain (loss) on the acquisition of a business attributable to Huntsman Corporation common stockholders, net of tax	0.03	0.06	(0.03)
Net income (loss) attributable to Huntsman Corporation common stockholders	$0.48	$2.60	$(0.74)
Weighted average shares	238.3	234.3	232.8
Amounts attributable to Huntsman Corporation common stockholders:
Income from continuing operations	$127	$511	$70
(Loss) income from discontinued operations, net of tax	(19)	84	(235)
Extraordinary gain (loss) on the acquisition of a business	6	14	(7)
Net income (loss)	$114	$609	$(172)
Dividends per share	$0.40	$0.40	$0.40

See accompanying notes to consolidated financial statements.

HUNTSMAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Millions)

	Huntsman Corporation Stockholders
	Shares							Accumulated
	Common Stock	Mandatory convertible preferred stock	Common stock	Mandatory convertible preferred stock	Additional paid-in capital	Unearned stock-based compensation	Accumulated deficit	other comprehensive (loss) income	Noncontrolling interests in subsidiaries	Total equity
Balance, January 1, 2007	220,652,429	5,750,000	$2	$288	$2,798	$(13)	$(1,278)	$(61)	$29	$1,765
Net loss	—	—	—	—	—	—	(172)	—	(9)	(181)
Other comprehensive income	—	—	—	—	—	—	—	318	3	321
Issuance of nonvested stock awards	—	—	—	—	10	(10)	—	—	—	—
Vesting of stock awards	393,555	—	—	—	—	—	—	—	—	—
Stock options exercised	99,332	—	—	—	2	—	—	—	—	2
Recognition of stock-based compensation	—	—	—	—	13	11	—	—	—	24
Repurchase and cancellation of stock awards	(109,126)	—	—	—	—	—	(2)	—	—	(2)
Dividends declared on common stock	—	—	—	—	—	—	(88)	—	—	(88)
Reversal of valuation allowance on deferred tax assets related to previous equity transactions	—	—	—	—	8	—	—	—	—	8
Increase in noncontrolling interest resulting from acquisition of a business	—	—	—	—	—	—	—	—	4	4
Balance, December 31, 2007	221,036,190	5,750,000	2	288	2,831	(12)	(1,540)	257	27	1,853
Net income	—	—	—	—	—	—	609	—	1	610
Other comprehensive loss	—	—	—	—	—	—	—	(746)	(3)	(749)
Issuance of nonvested stock awards	—	—	—	—	12	(12)	—	—	—	—
Vesting of stock awards	594,908	—	—	—	1	—	—	—	—	1
Recognition of stock-based compensation	—	—	—	—	9	11	—	—	—	20
Repurchase and cancellation of stock awards	(160,058)	—	—	—	—	—	(4)	—	—	(4)
Preferred stock conversion	12,082,475	(5,750,000)	—	(288)	288	—	—	—	—	—
Effect of adoption of SFAS No. 158, (currently included in ASC 715-20-55) net of tax	—	—	—	—	—	—	(3)	—	—	(3)
Dividends declared on common stock	—	—	—	—	—	—	(93)	—	—	(93)
Dividends paid to noncontrolling interest shareholders	—	—	—	—	—	—	—	—	(3)	(3)
Balance, December 31, 2008	233,553,515	—	2	—	3,141	(13)	(1,031)	(489)	22	1,632
Net income (loss)	—	—	—	—	—	—	114	—	(2)	112
Other comprehensive income	—	—	—	—	—	—	—	202	1	203
Issuance of nonvested stock awards	—	—	—	—	8	(8)	—	—	—	—
Vesting of stock awards	742,565	—	—	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	6	10	—	—	—	16
Repurchase and cancellation of stock awards	(214,590)	—	—	—	—	—	(2)	—	—	(2)
Dividends declared on common stock	—	—	—	—	—	—	(96)	—	—	(96)
Balance, December 31, 2009	234,081,490	—	$2	$—	$3,155	$(11)	$(1,015)	$(287)	$21	$1,865

See accompanying notes to consolidated financial statements

HUNTSMAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2009	2008	2007
Operating Activities:
Net income (loss)	$112	$610	$(181)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary (gain) loss on the acquisition of a business, net of tax	(6)	(14)	7
Equity in income of investment in unconsolidated affiliates	(3)	(14)	(13)
Dividends received from unconsolidated affiliates	11	11	—
Depreciation and amortization	442	398	413
Provision for losses on accounts receivable	9	6	3
(Gain) loss on disposal of businesses/assets, net	(2)	6	269
Loss on early extinguishment of debt	21	1	2
Noncash interest expense	22	2	5
Noncash restructuring, impairment and plant closing costs	13	7	15
Deferred income taxes	231	202	(203)
Net unrealized (gain) loss on foreign currency transactions	(26)	4	(9)
Stock-based compensation	20	20	26
Noncash gain on partial fire insurance settlement	—	(135)	—
Other, net	1	3	(1)
Changes in operating assets and liabilities:
Accounts and notes receivable	(88)	263	56
Inventories	351	(119)	(74)
Prepaid expenses	5	(9)	3
Other current assets	(6)	(1)	53
Other noncurrent assets	(32)	41	(158)
Accounts payable	35	(186)	(148)
Accrued liabilities	(34)	(64)	(87)
Other noncurrent liabilities	28	(265)	(30)
Net cash provided by (used in) operating activities	1,104	767	(52)
Investing Activities:
Capital expenditures	(189)	(418)	(665)
Acquisition of business, net of cash acquired and post-closing adjustments	(31)	(2)	13
Proceeds from sale of businesses/assets, net of adjustments	5	(26)	850
Investment in unconsolidated affiliates	—	(44)	(17)
Cash received from unconsolidated affiliates	7	10	4
Proceeds from maturity of government securities, restricted as to use	—	4	14
Change in restricted cash	—	(8)	—
Other, net	3	(5)	1
Net cash (used in) provided by investing activities	(205)	(489)	200
Financing Activities:
Net (repayments) borrowings under revolving loan facilities	$(14)	$11	$(17)
Net (repayments) borrowings on overdraft facilities	(12)	8	15
Net (repayments) borrowings on short-term debt	(13)	73	—
Repayments of long-term debt	(542)	(11)	(422)
Proceeds from issuance of long-term debt	880	263	266
Repayments of notes payable	(66)	(55)	(60)
Borrowings on notes payable	67	48	56
Debt issuance costs paid	(5)	(5)	(5)
Call premiums related to early extinguishment of debt	(14)	—	(1)
Dividends paid to common stockholders	(96)	(93)	(88)
Dividends paid to preferred stockholders	—	(4)	(14)
Repurchase and cancellation of stock awards	(2)	(4)	—
Other, net	1	(1)	1
Net cash provided by (used in) financing activities	184	230	(269)
Effect of exchange rate changes on cash	5	(5)	12
Increase (decrease) in cash and cash equivalents	1,088	503	(109)
Cash and cash equivalents at beginning of period	657	154	263
Cash and cash equivalents at end of period	$1,745	$657	$154
Supplemental cash flow information:
Cash paid for interest	$227	$265	$301
Cash paid for income taxes	155	34	73

During the years ended December 31, 2009, 2008 and 2007, the amount of capital expenditures in accounts payable (decreased) increased by $(13) million, $9 million, $72 million, respectively. The value of share awards that vested during the years ended December 31, 2009, 2008 and 2007 was $12 million, $13 million and $9 million, respectively.

See accompanying notes to consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Huntsman International LLC and subsidiaries

We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 17 to the consolidated financial statements, the Company adopted new accounting guidance related to the measurement date of defined benefit pension and other postretirement plans effective January 1, 2008.

As discussed in Notes 2 and 29 to the consolidated financial statements, such statements have been adjusted for the retrospective application of new accounting guidance related to the presentation of noncontrolling interests in the consolidated financial statements effective January 1, 2009, and for changes in reportable segments that occurred in the first quarter of 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2010 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 19, 2010 (June 7, 2010 as to the effects of the discontinued operations related to the Australia styrenics business described in Note 27 and the changes to the segment profit measure described in Note 29)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$919	$87
Restricted cash	5	5
Accounts and notes receivable (net of allowance for doubtful accounts of $56 and $47, respectively)	1,018	905
Accounts receivable from affiliates	32	15
Inventories	1,184	1,500
Prepaid expenses	42	45
Deferred income taxes	33	21
Other current assets	109	99
Total current assets	3,342	2,677
Property, plant and equipment, net	3,357	3,466
Investment in unconsolidated affiliates	250	267
Intangible assets, net	129	157
Goodwill	94	92
Deferred income taxes	158	392
Notes receivable from affiliates	8	9
Other noncurrent assets	355	364
Total assets	$7,693	$7,424
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$715	$728
Accounts payable to affiliates	41	16
Accrued liabilities	613	560
Deferred income taxes	2	35
Note payable to affiliate	25	423
Current portion of debt	195	205
Total current liabilities	1,591	1,967
Long-term debt	3,781	3,442
Notes payable to affiliates	530	6
Deferred income taxes	79	69
Other noncurrent liabilities	865	1,021
Total liabilities	6,846	6,505
Commitments and contingencies (Notes 19 and 20)
Equity
Huntsman International LLC members’ equity:
Members’ equity, 2,728 units issued and outstanding	3,021	2,865
Accumulated deficit	(1,847)	(1,414)
Accumulated other comprehensive loss	(348)	(554)
Total Huntsman International LLC members’ equity	826	897
Noncontrolling interests in subsidiaries	21	22
Total equity	847	919
Total liabilities and equity	$7,693	$7,424

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(Dollars in Millions)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Trade sales, services and fees, net	$7,569	$9,892	$9,310
Related party sales	96	164	186
Total revenues	7,665	10,056	9,496
Cost of goods sold	6,570	8,759	7,945
Gross profit	1,095	1,297	1,551
Operating expenses:
Selling, general and administrative	839	870	860
Research and development	145	154	145
Other operating (income) expense	(18)	27	(52)
Restructuring, impairment and plant closing costs	88	31	29
Total expenses	1,054	1,082	982
Operating income	41	215	569
Interest expense, net	(240)	(263)	(286)
Loss on accounts receivable securitization program	(23)	(27)	(21)
Equity in income of investment in unconsolidated affiliates	3	14	13
Loss on early extinguishment of debt	(21)	(1)	(3)
Other income	—	1	—
(Loss) income from continuing operations before income taxes	(240)	(61)	272
Income tax (expense) benefit	(159)	2	(40)
(Loss) income from continuing operations	(399)	(59)	232
(Loss) income from discontinued operations (including gain (loss) on disposal of $1 in 2009, $11 in 2008 and ($351) in 2007), net of tax	(19)	84	(246)
(Loss) income before extraordinary gain (loss)	(418)	25	(14)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil	6	14	(7)
Net (loss) income	(412)	39	(21)
Net loss (income) attributable to noncontrolling interests	2	(1)	9
Net (loss) income attributable to Huntsman International LLC	$(410)	$38	$(12)

Net (loss) income	$(412)	$39	$(21)
Other comprehensive income (loss)	207	(744)	337
Comprehensive (loss) income	(205)	(705)	316
Comprehensive loss attributable to noncontrolling interests	1	2	6
Comprehensive (loss) income attributable to Huntsman International LLC	$(204)	$(703)	$322

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Millions)

	Huntsman International LLC Members
	Members’ equity		Accumulated	Accumulated other comprehensive	Noncontrolling interests in
	Units	Amount	deficit	(loss) income	subsidiaries	Total equity
Balance, January 1, 2007	2,728	$2,812	$(1,131)	$(147)	$29	$1,563
Net loss	—	—	(12)	—	(9)	(21)
Other comprehensive income	—	—	—	334	3	337
Contribution from parent, net of distributions	—	26	—	—	—	26
Reversal of valuation allowance on deferred tax assets related to previous equity transactions	—	7	—	—	—	7
Increase in noncontrolling interest resulting from acquisition of a business	—	—	—	—	4	4
Balance, December 31, 2007	2,728	2,845	(1,143)	187	27	1,916
Net income	—	—	38	—	1	39
Other comprehensive loss	—	—	—	(741)	(3)	(744)
Effect of adoption of SFAS No. 158 (currently included in ASC 715-20-55), net of tax	—	—	(3)	—	—	(3)
Contribution from parent, net of distributions	—	20	—	—	—	20
Dividends paid to parent	—	—	(306)	—	(3)	(309)
Balance, December 31, 2008	2,728	2,865	(1,414)	(554)	22	919
Net loss	—	—	(410)	—	(2)	(412)
Other comprehensive income	—	—	—	206	1	207
Contribution from parent, net of taxes of $96 and distributions	—	156	—	—	—	156
Dividends paid to parent	—	—	(23)	—	—	(23)
Balance, December 31, 2009	2,728	$3,021	$(1,847)	$(348)	$21	$847

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31,
	2009	2008	2007
Operating Activities:
Net (loss) income	$(412)	$39	$(21)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Extraordinary (gain) loss on the acquisition of a business, net of tax	(6)	(14)	7
Equity in income of investment in unconsolidated affiliates	(3)	(14)	(13)
Dividends received from unconsolidated affiliates	11	11	—
Depreciation and amortization	420	374	391
Provision for losses on accounts receivable	9	6	3
(Gain) loss on disposal of businesses/assets, net	(2)	6	269
Loss on early extinguishment of debt	21	1	3
Noncash interest expense	39	2	5
Noncash restructuring, impairment and plant closing costs	13	7	15
Deferred income taxes	68	26	(150)
Net unrealized (gain) loss on foreign currency transactions	(26)	4	(9)
Noncash compensation	16	20	26
Noncash gain on partial fire insurance settlement	—	(135)	—
Other, net	1	4	(1)
Changes in operating assets and liabilities:
Accounts and notes receivable	(88)	263	56
Inventories	351	(119)	(74)
Prepaid expenses	5	(9)	3
Other current assets	(6)	(5)	43
Other noncurrent assets	(32)	41	(162)
Accounts payable	4	(193)	(148)
Accrued liabilities	5	(17)	(177)
Other noncurrent liabilities	32	(259)	(9)
Net cash provided by operating activities	420	39	57
Investing Activities:
Capital expenditures	(189)	(418)	(665)
Acquisition of business, net of cash acquired and post-closing adjustments	(31)	(2)	13
Proceeds from sale of businesses/assets, net of adjustments	5	(26)	850
(Increase) decrease in receivable from affiliate	(7)	179	(178)
Investment in unconsolidated affiliates	—	(44)	(17)
Cash received from unconsolidated affiliates	7	10	4
Change in restricted cash	—	(8)	—
Other, net	3	(5)	1
Net cash (used in) provided by investing activities	(212)	(314)	8
Financing Activities:
Net (repayments) borrowings under revolving loan facilities	$(14)	$11	$(17)
Net (repayments) borrowings on overdraft facilities	(12)	8	15
Net (repayments) borrowings on short-term debt	(13)	73	—
Repayments of long-term debt	(542)	(11)	(422)
Proceeds from issuance of long-term debt	880	28	266
Repayments of notes payable to affiliate	(403)	—	—
Proceeds from notes payable to affiliate	529	423	—
Repayments of notes payable	(63)	(55)	(57)
Borrowings on notes payable	64	48	53
Debt issuance costs paid	(5)	(5)	(5)
Call premiums related to early extinguishment of debt	(14)	—	(1)
Contribution from parent	236	—	—
Dividends paid to parent	(23)	(306)	—
Other, net	(1)	(1)	(1)
Net cash provided by (used in) financing activities	619	213	(169)
Effect of exchange rate changes on cash	5	(5)	12
Increase (decrease) in cash and cash equivalents	832	(67)	(92)
Cash and cash equivalents at beginning of period	87	154	246
Cash and cash equivalents at end of period	$919	$87	$154
Supplemental cash flow information:
Cash paid for interest	$221	$265	$303
Cash paid for income taxes	27	34	73

During the years ended December 31, 2009, 2008 and 2007, the amount of capital expenditures in accounts payable (decreased) increased by $(13) million, $9 million, $72 million, respectively. During the years ended December 31, 2009, 2008 and 2007, Huntsman Corporation contributed $16 million, $20 million and $26 million, respectively, related to stock based compensation.

See accompanying notes to consolidated financial statements

HUNTSMAN CORPORATION AND SUBSIDIARIES

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

DEFINITIONS

Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the Annual Report on Form 10-K to which these notes to consolidated financial statements are included.

DESCRIPTION OF BUSINESS

We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide.

We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Advanced Materials, Textile Effects and Performance Products segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions completed in 2006 and 2007, we sold substantially all of our former Polymers and Base Chemicals operations. In addition, we ceased operation of our former Australian styrenics business during the first quarter of 2010.  We report the results of our former Polymers, Base Chemicals and Australian styrenics businesses as discontinued operations. See “Note 27. Discontinued Operations.”

COMPANY

Our Company, a Delaware corporation, was formed in 2004 to hold the Huntsman businesses. Jon M. Huntsman founded the predecessor to our Company in the early 1970s as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of businesses.

We operate all of our businesses through Huntsman International, our 100% owned subsidiary. Huntsman International is a Delaware limited liability company and was formed in 1999.

RECENT DEVELOPMENTS

Repurchase of Convertible Notes

On January 11, 2010, we repurchased the entire $250 million principal amount of our outstanding Convertible Notes for approximately $382 million from Apollo and its affiliates. The Convertible Notes were issued to Apollo in December 2008 as part of the Apollo Settlement Agreement. The Convertible Notes, which would have matured on December 23, 2018, bore interest at the rate of 7% per year and were convertible into approximately 31.8 million shares of our common stock at any time by the holders. As a result of the repurchase of the Convertible Notes, we will record a loss on early extinguishment of debt in the first quarter of 2010 in the amount of approximately $146 million.

Termination of Tronox Purchase Agreement

On August 28, 2009, we entered into the Tronox Purchase Agreement, to acquire certain assets of Tronox under Section 363 of Chapter 11 of the United States Bankruptcy Code. The Tronox Purchase Agreement was subject to approval by the United States Bankruptcy Court for the Southern District of New York. Under the Tronox Purchase Agreement, we were a “stalking horse” bidder and the proposed transaction was subject to Tronox’s solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under supervision of the bankruptcy court. On December 23, 2009, Tronox delivered a notice of termination of the Tronox Purchase Agreement to us after it received an order from the bankruptcy court authorizing it to replace its existing senior secured financing and an interim order authorizing it to enter into certain agreements as part of a plan to pursue an alternative transaction. The new alternative transaction is sponsored by an ad hoc group of Tronox’s unsecured bondholders.

Under the Tronox Purchase Agreement, we made a $12 million refundable deposit toward the purchase price and, in connection with the proposed transaction, we incurred $13 million in costs. Prior to December 31, 2009, the deposit of $12 million was refunded to us, we received an additional $12 million as a break-up fee, and we received $3 million for partial reimbursement of our costs. The break-up fee and the partial reimbursement of our costs, net of the costs incurred, are included in other operating income in our consolidated statements of operation for the year ended December 31, 2009.

Closure of Australian Styrenics Operations

On September 8, 2009, we announced the closure of our styrenics facility located at West Footscray, Australia. We ceased operation of our Australian styrenics business during the first quarter of 2010. During 2009, we recorded closure costs of approximately $63 million ($25 million primarily in severance, $8 million of contract termination costs and a $30 million preliminary estimate of environmental remediation costs) and expect to incur other closure related costs of approximately $7 million in 2010. We can provide no assurance that the eventual environmental remediation costs will not be materially different from our current estimate. Products produced at the site represent less than 2% of our 2008 global sales. Our other operations in Australia, including, Performance Products, Polyurethanes, Textile Effects and Advanced Materials divisions, are not affected by the announcement and will continue to operate in Australia. We treated the Australian styrenics business as a discontinued operation beginning in the first quarter of 2010 when operations ceased. The results of operations of our former Australian styrenics business have been reclassified to discontinued operations for all periods presented.  See “Note 27. Discontinued Operations.”

HUNTSMAN CORPORATION AND HUNTSMAN INTERNATIONAL FINANCIAL STATEMENTS

Except where otherwise indicated, these notes relate to the consolidated financial statements for both our Company and Huntsman International. The differences between our financial statements and Huntsman International’s financial statements relate primarily to the following:

•                  purchase accounting recorded at our Company for the 2003 step-acquisition of Huntsman International Holdings LLC, the former parent company of Huntsman International that was merged into Huntsman International in 2005;

•                  the different capital structures;

•                  a note payable from Huntsman International to us;

•                  income (expenses) associated with the Terminated Merger and related litigation;

•                  the Convertible Notes issued in connection with the Apollo Settlement Agreement; and.

•                  the results of the Texas Bank Litigation Apollo Settlement Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation. Specifically, the results of operations of our former Australian styrenics business have been reclassified as discontinued operations for all periods presented. See “Note 27. Discontinued Operations.” Additionally, during the first quarter of 2009, we reorganized our operating segments to divide our former Materials and Effects segment into two separate segments—the Advanced Materials segment and the Textile Effects segment. All segment information for prior periods has been restated to reflect this change. During the first quarter of 2010, we began reporting our last-in, first-out (“LIFO”) inventory valuation reserve adjustments as part of Corporate and other, which was previously reported in our Performance Products segment. In addition, effective January 1, 2009, we retroactively applied, and information in this report reflects, the presentation and disclosure requirements of Accounting Standards Codification (“ASC”) 810-10-65-1, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. See “Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements.”

SUBSEQUENT EVENTS

We have evaluated material subsequent events through the time these financial statements were issued. See “Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements.”

REVENUE RECOGNITION

We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

COST OF GOODS SOLD

We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead (including depreciation), production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

CASH AND CASH EQUIVALENTS

We consider cash in checking accounts and cash in short-term highly liquid investments with remaining maturities of three months or less at the date of purchase, to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

ALLOWANCE FOR DOUBTFUL TRADE RECEIVABLES

An allowance for doubtful trade receivables is estimated based on a combination of write-off history, aging analysis and any specific, known troubled accounts.

SECURITIZATION OF ACCOUNTS RECEIVABLE

In connection with our A/R Programs we securitize certain trade receivables. The A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to bankruptcy remote special purpose entities. We retain the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management’s best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. See “Note 15. Securitization of Accounts Receivable” and “Note 2. Recently Issued Accounting Pronouncements.”

INVENTORIES

Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average costs methods for different components of inventory.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10 - 33 years
Plant and equipment	3 - 25 years
Furniture, fixtures and leasehold improvements	5 - 20 years

Interest expense capitalized as part of plant and equipment was $3 million, $17 million and $17 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Periodic maintenance and repairs applicable to major units of manufacturing facilities (a “turnaround”) are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

INVESTMENT IN UNCONSOLIDATED AFFILIATES

Investments in companies in which we exercise significant management influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

INTANGIBLE ASSETS AND GOODWILL

Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When the fair value is less than the carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. Goodwill has been assigned to reporting units for purposes of impairment testing.

OTHER NONCURRENT ASSETS

Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

CARRYING VALUE OF LONG-LIVED ASSETS

We review long-lived assets and all amortizable intangible assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See “Note 10. Restructuring, Impairment and Plant Closing Costs” and “Note 27. Discontinued Operations”.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt other than the Convertible Notes are based on quoted market prices for the identical liability when traded as an asset in an active market. The estimated fair value of our Convertible Notes is based on the present value of estimated future cash flows, calculated using management’s best estimates of key assumptions including relevant interest rates, expected share volatility, dividend yields and the probabilities associated with certain features of the Convertible Notes. See “Note 16. Fair Value.”

INCOME TAXES

We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against a material portion of the non-U.S. deferred tax assets due to an uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

We adopted new accounting guidance regarding uncertainty in income taxes on January 1, 2007, the cumulative effect of which was not significant. This new accounting guidance clarified the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

DERIVATIVES AND HEDGING ACTIVITIES

All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive (loss) income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income, to the extent effective. The effectiveness of a cash flow hedging relationship is established at the inception of the hedge, and after inception we perform effectiveness assessments at least every three months. A derivative designated as a cash flow hedge is determined to be effective if the change in value of the hedge divided by the change in value of the hedged item is within a range of 80% to 125%. Hedge ineffectiveness in a cash flow hedge occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and incurred and are expensed or capitalized as appropriate. See “Note 20. Environmental, Health and Safety Matters.”

ASSET RETIREMENT OBLIGATIONS

We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See “Note 11. Asset Retirement Obligations.”

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

The accounts of our operating subsidiaries outside of the U.S., unless they are operating in highly inflationary economic environments, consider the functional currency to be the currency of the economic environment in which they operate. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income (loss).

If a subsidiary operates in an economic environment that is considered to be highly inflationary (100% cumulative inflation over a three-year period), the U.S. dollar is considered to be the functional currency and gains and losses from remeasurement to the U.S. dollar from the local currency are included in the statement of operations. Where a subsidiary’s operations are effectively run, managed, financed and contracted in U.S. dollars, such as certain finance subsidiaries outside of the U.S., the U.S. dollar is considered to be the functional currency.

Foreign currency transaction gains and losses are recorded in other operating (income) expense in the consolidated statements of operations and were net gains and (losses) of $13 million, $(12) million, and $(15) million for the years ended December 31, 2009, 2008 and 2007, respectively.

STOCK-BASED COMPENSATION

We account for stock-based compensation in accordance with ASC Topic 718, which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. See “Note 22. Stock-Based Compensation Plan.”

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO HUNTSMAN CORPORATION

Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) attributable to Huntsman Corporation common stockholders by the weighted average number of shares outstanding during the period. Diluted income (loss) per share reflects all potential dilutive common shares outstanding during the period and is computed by dividing net income (loss) available to Huntsman Corporation common stockholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

On December 23, 2008, we issued the Convertible Notes in an aggregate principal amount of $250 million. Prior to their repurchase, the Convertible Notes were convertible into common stock at a conversion price of $7.857 per share, subject to certain anti-dilution adjustments. On January 11, 2010, we repurchased the entire $250 million principal amount of the Convertible Notes for approximately $382 million. See “Note 13. Debt—Convertible Notes.”

On February 16, 2005, we issued 5,750,000 shares of 5% mandatory convertible preferred stock. On February 16, 2008, the mandatory convertible preferred stock converted into 12,082,475 shares of common stock.

Basic and diluted income (loss) per share is calculated as follows (in millions):

	Year Ended December 31,
	2009	2008	2007
Numerator:
Basic and diluted income from continuing operations:
Income from continuing operations attributable to Huntsman Corporation	$127	$511	$70
Convertible notes interest expense, net of tax	—	—	—
Income from continuing operations attributable to Huntsman Corporation and assumed conversion	$127	$511	$70
Basic and diluted net income (loss):
Net income (loss) attributable to Huntsman Corporation	$114	$609	$(172)
Convertible notes interest expense, net of tax	—	—	—
Net income (loss) attributable to Huntsman Corporation and assumed conversion	$114	$609	$(172)
Shares (denominator):
Weighted average shares outstanding	233.9	232.0	221.0
Dilutive securities:
Stock-based awards	4.4	0.1	0.3
Convertible notes conversion	—	0.7	—
Preferred stock conversion	—	1.5	11.5
Total outstanding and dilutive shares assuming conversion	238.3	234.3	232.8

Additional stock-based awards of 6.4 million, 7.1 million and 5.7 million weighted average equivalent shares of stock were outstanding during the years ended December 31, 2009, 2008 and 2007, respectively. In addition, the Convertible Notes would have converted into 31.8 million shares of common stock and interest expense, net of tax, of $19 million would have been included as an adjustment to the numerator of the diluted income per share calculation for the year ended December 31, 2009. However, these stock-based awards and the assumed conversion of the Convertible Notes were not included in the computation of diluted earnings per share for the respective periods mentioned because the effect would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Accounting Pronouncements Adopted During 2009:

We adopted Accounting Standards Update (“ASU”) No. 2009-01, Topic 105—Generally Accepted Accounting Principles—amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, as of September 30, 2009. Statement of Financial Accounting Standards (“SFAS”) No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the FASB Accounting Standards Codification™ as the source of authoritative accounting principles recognized by the Financial Accounting Standards Board (“FASB”) to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants as a result of this statement. As a result of our adoption of this ASU, we have included references, where applicable, to the FASB Accounting Standards Codification™ in this report.

We adopted ASU No. 2009-12, Fair Value Measurement and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or its Equivalent) as of December 31, 2009. This ASU provides guidance on measuring the fair value of certain alternative investments and offers investors a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value per share. The adoption of this ASU did not have a significant impact on our consolidated financial statements.

We adopted FASB Staff Position (“FSP”) No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (currently included in ASC 715-20-65-2) as of December 31, 2009. This FSP provides guidance on an employers’ disclosures about plan assets of a defined benefit pension or other postretirement plan. See “Note 17. Employee Benefit Plans.”

We adopted ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value as of September 30, 2009. This ASU provides amendments to ASC Subtopic 820-10, Fair Value Measurements and Disclosures—Overall, for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using (a) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities and/or (b) an income approach valuation technique or a market approach valuation technique, consistent with the principles of Topic 820. The adoption of this ASU did not have a significant impact on our consolidated financial statements.

We adopted SFAS No. 165, Subsequent Events (currently included in ASC 855-10), as of June 30, 2009. This statement requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued. We evaluate subsequent events through the date the financial statements are issued.

We adopted FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (currently included in ASC 820-10-65-4) as of June 30, 2009. This FSP provides guidance for estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance on identifying circumstances that indicate a transaction is not orderly. It also requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. The adoption of this statement did not have a significant impact on our consolidated financial statements.

We adopted FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (currently included in ASC 825-10-65-1), as of June 30, 2009. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. This FSP also requires disclosure about the methods and significant assumptions used to estimate the fair value of financial instruments and changes in those methods and significant assumptions, if any, during the period. See “Note 16. Fair Value.”

We adopted SFAS No. 141 (R), Business Combinations (currently included in ASC 805), which replaced SFAS No. 141, Business Combinations, and SFAS No. 160 on January 1, 2009. These statements significantly change the accounting for business combinations and noncontrolling interests. Among other things, these statements require more assets acquired and liabilities assumed to be measured at fair value as of the acquisition date, liabilities related to contingent consideration to be remeasured to fair value each subsequent reporting period, an acquirer in preacquisition periods to expense all acquisition-related costs, and noncontrolling interests in subsidiaries initially to be measured at fair value and to be presented separately in the financial statements. Upon adoption of this standard, we recorded a charge of $1 million in the first quarter of 2009 to selling, general and administrative expenses to write off previously deferred acquisition costs related to our Baroda acquisition. See “Note 3. Business Combinations.” We retroactively applied the presentation and disclosure requirements of SFAS No. 160 to all prior periods presented.

We adopted FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies (currently included in ASC 805), on January 1, 2009. This FSP requires assets acquired and liabilities assumed in a business combination that arise from contingencies to be recognized at fair value if fair value can be reasonably estimated. If fair value of such assets and liabilities cannot be reasonably estimated, the assets or liabilities would generally be recognized in accordance with SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. (“FIN”) 14, Reasonable Estimation of the Amount of a Loss. Further, this FSP requires contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination to be initially recognized and subsequently measured at fair value in accordance with SFAS 141(R). The adoption of this FSP did not have a significant impact on our consolidated financial statements.

We adopted Emerging Issues Task Force (“EITF”) Issue No. 08-6, Equity Method Investment Accounting Considerations (currently included in ASC 323-10), on January 1, 2009. EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The adoption of this standard did not have a significant impact on our consolidated financial statements.

We adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133 (currently included in ASC 815-10-65-1) on January 1, 2009. SFAS No. 161 requires enhanced disclosures regarding the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance and cash flows. See “Note 14. Derivative Instruments and Hedging Activities.”

Accounting Pronouncements Pending Adoption in Future Periods:

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements. This ASU clarifies existing disclosure requirements to provide a greater level of disaggregated information and to provide more information regarding valuation techniques and inputs to fair value measurements. It requires additional disclosure related to transfers between the three levels of fair value measurement, as well as information about purchases, sales, issuances, and settlements in the roll forward of activity for Level 3 measurements. The enhanced disclosures required by this ASU are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity for Level 3 measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010. We are evaluating this ASU to determine its impact on our consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which codified SFAS No. 167, Amendments to FASB Interpretation No. 46(R). This statement amends FIN 46(R), Consolidation of Variable Interest Entities, to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with a qualitative approach. This new approach focuses on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity, and it requires additional disclosures about an enterprise’s involvement in variable interest entities. This statement is effective for the first annual reporting period beginning after November 15, 2009. We do not expect the adoption of this statement to have a significant impact on our consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets, which codified SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. This statement removes the concept of a qualifying special-purpose entity (“QSPE”) from SFAS No. 140 and removes the exception from applying FIN 46(R) to QSPEs. SFAS No. 166 modifies the derecognition provisions in SFAS No. 140 and requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. It also requires additional disclosures regarding the transferor’s continuing involvement with transferred financial assets and the related risks retained. This statement is effective for the first annual reporting period beginning after November 15, 2009. We have evaluated this statement, as well as SFAS No. 167, and we believe sales of accounts receivable under our new securitization programs will no longer meet the criteria for derecognition upon adoption of this standard. Accordingly, we believe the amounts outstanding under our new accounts receivable securitization programs will be accounted for as secured borrowings beginning in January 2010. See “Note 15. Securitization of Accounts Receivable.”

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force. This ASU provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. The amendments in this ASU replace the term “fair value” in the revenue allocation guidance with “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant, and they establish a selling price hierarchy for determining the selling price of a deliverable. The amendments in this ASU will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, and they significantly expand the required disclosures related to multiple-deliverable revenue arrangements. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. We are evaluating this ASU to determine its impact on our consolidated financial statements.

3. BUSINESS COMBINATIONS

BARODA ACQUISITION

On June 23, 2009, we announced the acquisition of the Baroda Division (“Baroda”) of Metrochem Industries Limited (“MCIL”), a manufacturing facility for the production of intermediates and specialty dyes for textiles, located in Baroda, India. Baroda had been a significant supplier to our Textile Effects division and this acquisition strengthens the Textile Effects division’s competitiveness and supports its development in Asia. We initially entered into an agreement to acquire Baroda on June 29, 2007. The initial agreement provided either party with the right to terminate the agreement if a transaction was not consummated by April 30, 2008. On February 6, 2009, we entered into a non-binding agreement in principle with MCIL under which the purchase price was revised to be approximately $35 million (U.S. dollar equivalents), which included receivables existing on the closing date due to MCIL from our affiliates, which were also settled at acquisition. Payment of the acquisition cost was phased in various tranches. The first tranche of $7 million was paid during 2008; additional tranches were paid during 2009; and a final payment of $2 million, subject to adjustment, will be made upon completion of the audit of net working capital acquired. In addition, $5 million of accounts payable by us to MCIL were forgiven in connection with this acquisition. A majority of the purchase price was funded through local financing.

We have accounted for the Baroda acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The preliminary allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Acquisition cost:
Cash payment made in 2008	$7
Cash payments made in 2009	31
Forgiveness of amounts payable from us to MCIL	(5)
Amounts payable as of December 31, 2009	2
Total acquisition cost	$35
Fair value of assets acquired and liabilities assumed:
Accounts receivable	$3
Inventories	4
Other current assets	2
Property, plant and equipment	31
Intangible assets	2
Deferred tax asset	1
Accounts payable	(3)
Accrued liabilities	(1)
Short-term debt	(3)
Deferred tax liability	(1)
Total fair value of net assets acquired	$35

The acquisition cost allocation is preliminary pending finalization of the net working capital acquired. The acquisition cost allocation is also preliminary pending finalization of the determination of the fair value of assets acquired and liabilities assumed, including final valuation of property, plant and equipment, intangible assets, and determination of related deferred taxes. For purposes of this preliminary allocation of fair value, we have assigned any excess of acquisition cost over historical carrying values to amortizable intangible assets and no amounts have been allocated to goodwill. We expect that it is reasonably possible that changes to this allocation could occur.

TEXTILE EFFECTS ACQUISITION

On June 30, 2006, we acquired Ciba’s textile effects business and accounted for the Textile Effects Acquisition using the purchase method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed and we determined the excess of fair value of net assets over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the purchase price, the valuation of the long-lived assets acquired was reduced to zero. Accordingly, no basis was assigned to property, plant and equipment or any other non-current nonfinancial assets and the remaining excess was recorded as an extraordinary gain, net of taxes (which were not applicable because the gain was recorded in purchase accounting). During 2007, we adjusted the purchase price for, among other things, the finalization of restructuring plans, estimates of asset retirement obligations, the determination of related deferred taxes and finalization of post-closing working capital adjustments, resulting in a reduction to the extraordinary gain of $7 million. During the years ended December 31, 2009 and 2008, we recorded an additional extraordinary gain on the acquisition of $6 million and $14 million, respectively, related to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements.

4. INVENTORIES

Inventories consisted of the following (dollars in millions):

	December 31,
	2009	2008
Raw materials and supplies	$240	$282
Work in progress	77	88
Finished goods	917	1,192
Total	1,234	1,562
LIFO reserves	(50)	(62)
Net	$1,184	$1,500

As of December 31, 2009 and 2008, approximately 10% and 9%, respectively, of inventories were recorded using the LIFO cost method. For the year ended December 31, 2009, inventory quantities were reduced, resulting in a liquidation of certain LIFO inventory layers carried at costs that were higher than the cost of current purchases, the effect of which increased cost of sales by approximately $1 million. For the year ended December 31, 2007, inventory quantities were reduced, resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced cost of sales by approximately $10 million, of which $9 million related to discontinued operations. During 2009, 2008 and 2007, we recorded charges of $2 million, $38 million and nil, respectively, to write our inventories down to the lower of cost or market.

In the normal course of operations we, at times, exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net non-monetary open exchange positions are valued at cost. The amounts included in inventory under non-monetary open exchange agreements receivable by us at December 31, 2009 were $3 million. The amounts included in inventory under non-monetary open exchange agreements payable by us as of December 31, 2008 were $19 million. Other open exchanges are settled in cash and result in a net deferred profit margin. The amounts under these open exchange agreements receivable by us at December 31, 2009 and 2008 were nil and $5 million, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

Huntsman Corporation

	December 31,
	2009	2008
Land	$146	$122
Buildings	579	549
Plant and equipment	5,543	4,993
Construction in progress	174	440
Total	6,442	6,104
Less accumulated depreciation	(2,926)	(2,455)
Net	$3,516	$3,649

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $394 million, $359 million and $377 million, respectively, of which $2 million each in 2009 and 2008 and $33 million in 2007 related to discontinued operations.

Huntsman International

	December 31,
	2009	2008
Land	$146	$122
Buildings	579	549
Plant and equipment	5,650	5,100
Construction in progress	174	440
Total	6,549	6,211
Less accumulated depreciation	(3,192)	(2,745)
Net	$3,357	$3,466

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $371 million, $334 million and $354 million, respectively, of which $2 million each in 2009 and 2008 and $33 million in 2007 related to discontinued operations.

Property, plant and equipment includes gross assets acquired under capital leases of $15 million each at December 31, 2009 and 2008; related amounts included in accumulated depreciation were $13 million and $11 million at December 31, 2009 and 2008, respectively.

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES

Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2009	2008
Equity Method:
Sasol-Huntsman GmbH and Co. KG (50%)	$26	$34
Arabian Amines Company (50%)	40	44
Louisiana Pigment Company, L.P. (50%)	100	110
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	63	58
International Polyurethanes Investments (45%)	15	15
Others	1	1
Total equity method investments	245	262
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4.35%)	5	5
Total investments	$250	$267

(1)                                  We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

Summarized applicable financial information of our unconsolidated affiliate Sasol-Huntsman GmbH and Co. KG. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is presented below (dollars in millions):

	2009	2008	2007
Current assets	$47	$58
Noncurrent assets	79	46
Current liabilities	19	10
Noncurrent liabilities	31	2
Revenues	68	123	$108
Gross profit	9	23	30
Net income	3	13	13

Summarized applicable financial information of our other unconsolidated affiliates as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is presented below (dollars in millions):

	2009	2008	2007
Assets	$939	$879
Liabilities	472	406
Revenues	593	718	$539
Net income	3	15	9

During the year ended December 31, 2008, we contributed $44 million as our 50% equity contribution to the Arabian Amines Company, our ethyleneamines manufacturing joint venture in Jubail, Saudi Arabia. This joint venture’s funding requirements will be satisfied through a combination of debt and equity, with the equity already provided on a 50/50 basis by us and Zamil Group. The joint venture obtained various loan commitments in the aggregate amount of approximately $195 million in U.S. dollar equivalents, of which $181 million, including bridge loans, was drawn as of December 31, 2009. The plant will have approximate annual capacity of 60 million pounds with production expected in early second quarter of 2010. We have provided certain guarantees of approximately $14 million for these commitments which will terminate upon completion of the project and satisfaction of certain conditions. We have estimated that the fair value of these guarantees was nil as of the closing date of this transaction and, accordingly, no amounts have been recorded. This joint venture is accounted for under the equity method.

7. INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

Huntsman Corporation

	December 31, 2009			December 31, 2008
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$345	$244	$101	$355	$255	$100
Licenses and other agreements	17	11	6	33	12	21
Non-compete agreements	1	1	—	19	19	—
Other intangibles	49	31	18	47	15	32
Total	$412	$287	$125	$454	$301	$153

During 2008, we reversed certain valuation allowances on deferred tax assets related to prior acquisitions and recorded a corresponding reduction to intangible assets of approximately $1 million.

Amortization expense was $34 million, $27 million and $27 million for the years ended December 31, 2009, 2008 and 2007, respectively, of which $1 million related to discontinued operations in 2007.

Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2010	$29
2011	25
2012	20
2013	17
2014	11

Huntsman International

	December 31, 2009			December 31, 2008
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$345	$244	$101	$355	$255	$100
Licenses and other agreements	17	11	6	33	12	21
Non-compete agreements	1	1	—	19	19	—
Other intangibles	58	36	22	55	19	36
Total	$421	$292	$129	$462	$305	$157

During 2008, we reversed certain valuation allowances on deferred tax assets related to prior acquisitions and recorded a corresponding reduction to intangible assets of approximately $1 million.

Amortization expense for Huntsman International was $35 million, $28 million and $28 million for the years ended December 31, 2009, 2008 and 2007, respectively, of which $1 million related to discontinued operations, in 2007.

Huntsman International’s estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2010	$30
2011	26
2012	21
2013	18
2014	11

8. OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2009	2008
Pension assets	$31	$2
Debt issuance costs	16	25
Capitalized turnaround costs	98	104
Spare parts inventory	82	78
Catalyst assets	18	25
Deposits	56	49
Other noncurrent assets	54	81
Total	$355	$364

Amortization expense of catalyst assets for the years ended December 31, 2009, 2008 and 2007 was $14 million, $12 million and $9 million, respectively.

9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (dollars in millions):

Huntsman Corporation

	December 31,
	2009	2008
Payroll and related costs	$168	$101
Interest	33	42
Volume and rebate accruals	77	82
Income taxes	20	37
Taxes other than income taxes	72	72
Restructuring and plant closing costs	71	73
Environmental accruals	5	4
Pension liabilities	13	12
Other postretirement benefits	13	13
Self-insured casualty loss reserves	22	21
Other miscellaneous accruals	129	160
Total	$623	$617

Huntsman International

	December 31,
	2009	2008
Payroll and related costs	$168	$101
Interest	24	41
Volume and rebate accruals	77	82
Income taxes	20	22
Taxes other than income taxes	72	72
Restructuring and plant closing costs	71	73
Environmental accruals	5	4
Pension liabilities	13	12
Other postretirement benefits	13	13
Self-insured casualty loss reserves	22	21
Other miscellaneous accruals	128	119
Total	$613	$560

10. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

As of December 31, 2009, 2008 and 2007, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2007	$76	$—	$9	$17	$102
Adjustment to Textile Effects opening balance sheet liabilities	8	14	(2)	(1)	19
2007 charges for 2003 initiatives	1	—	—	—	1
2007 charges for 2004 initiatives	4	—	1	—	5
2007 charges for 2007 initiatives	1	—	—	25	26
Reversal of reserves no longer required	(4)	—	(1)	—	(5)
2007 payments for 2003 initiatives	(3)	—	(1)	—	(4)
2007 payments for 2004 initiatives	(5)	(1)	(1)	—	(7)
2007 payments for 2005 initiatives	(3)	—	—	—	(3)
2007 payments for 2006 initiatives	(17)	(1)	—	(2)	(20)
2007 payments for 2007 initiatives	(1)	—	—	(25)	(26)
Net activity of discontinued operations	(1)	—	—	—	(1)
Reimbursable workforce reduction cost	1	—	—	—	1
Foreign currency effect on reserve balance	8	—	—	—	8
Accrued liabilities as of December 31, 2007	65	12	5	14	96
Adjustment to Textile Effects opening balance sheet liabilities	(13)	—	(1)	—	(14)
2008 charges for 2004 initiatives	1	—	1	—	2
2008 charges for 2008 initiatives	27	—	—	1	28
Reversal of reserves no longer required	(1)	—	—	—	(1)
2008 payments for 2003 initiatives	(2)	—	(1)	—	(3)
2008 payments for 2004 initiatives	(3)	—	(1)	—	(4)
2008 payments for 2006 initiatives	(19)	(11)	—	(1)	(31)
2008 payments for 2008 initiatives	(3)	—	—	(1)	(4)
Net activity of discontinued operations	(1)	—	—	—	(1)
Foreign currency effect on reserve balance	7	—	—	—	7
Accrued liabilities as of December 31, 2008	58	1	3	13	75
Adjustment to Textile Effects opening balance sheet liabilities	(5)	—	—	—	(5)
2009 charges for 2006 initiatives	—	1	—	—	1
2009 charges for 2008 initiatives	5	—	—	—	5
2009 charges for 2009 initiatives	56	8	—	14	78
Reversal of reserves no longer required	(8)	—	—	—	(8)
2009 payments for 2003 initiatives	(2)	—	—	—	(2)
2009 payments for 2004 initiatives	(3)	—	—	—	(3)
2009 payments for 2006 initiatives	(28)	(1)	—	—	(29)
2009 payments for 2008 initiatives	(17)	—	—	—	(17)
2009 payments for 2009 initiatives	(32)	(8)	—	(12)	(52)
Net activity of discontinued operations	26	—	—	8	34
Foreign currency effect on reserve balance	—	—	—	(2)	(2)
Accrued liabilities as of December 31, 2009	$50	$1	$3	$21	$75

(1)                                Of the total workforce reduction reserves of $50 million, $2 million relates to restructuring programs recorded in connection with business combinations and are expected to be paid through 2010. The total workforce reduction reserves of $50 million relate to the termination of 524 positions, of which 454 positions had not been terminated as of December 31, 2009.

(2)                                Accrued liabilities by initiatives were as follows (dollars in millions):

	December 31,
	2009	2008
2005 initiatives and prior	$3	$8
2006 initiatives	5	40
2008 initiatives	7	27
2009 initiatives	60	—
Total	$75	$75

Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Advanced Materials	Textile Effects	Performance Products	Pigments	Discontinued Operations	Corporate & Other	Total
Accrued liabilities as of January 1, 2007	$7	$2	$76	$7	$8	$2	$—	$102
Adjustment to Textile Effects opening balance sheet liabilities	—	—	19	—	—	—	—	19
2007 charges for 2003 initiatives	—	—	—	—	1	—	—	1
2007 charges for 2004 initiatives	—	—	—	—	5	—	—	5
2007 charges for 2007 initiatives	—	1	25	—	—	—	—	26
Reversal of reserves no longer required	—	(1)	(1)	—	(3)	—	—	(5)
2007 payments for 2003 initiatives	(2)	—	—	—	(2)	—	—	(4)
2007 payments for 2004 initiatives	(1)	—	—	(4)	(2)	—	—	(7)
2007 payments for 2005 initiatives	(1)	—	—	(2)	—	—	—	(3)
2007 payments for 2006 initiatives	—	—	(20)	—	—	—	—	(20)
2007 payments for 2007 initiatives	—	(1)	(25)	—	—	—	—	(26)
Net activity of discontinued operations	—	—	—	—	—	(1)	—	(1)
Reimbursable workforce reduction cost	—	—	—	—	1	—	—	1
Foreign currency effect on reserve balance	1	—	6	1	—	—	—	8
Accrued liabilities as of December 31, 2007	4	1	80	2	8	1	—	96
Adjustment to Textile Effects opening balance sheet liabilities	—	—	(14)	—	—	—	—	(14)
2008 charges for 2004 initiatives	—	—	—	—	2	—	—	2
2008 charges for 2008 initiatives	—	—	24	—	3	—	1	28
Reversal of reserves no longer required	—	—	—	—	(1)	—	—	(1)
2008 payments for 2003 initiatives	(1)	—	(1)	—	(1)	—	—	(3)
2008 payments for 2004 initiatives	—	—	—	(1)	(3)	—	—	(4)
2008 payments for 2006 initiatives	—	—	(31)	—	—	—	—	(31)
2008 payments for 2008 initiatives	—	—	(3)	—	—	—	(1)	(4)
Net activity of discontinued operations	—	—	—	—	—	(1)	—	(1)
Foreign currency effect on reserve balance	—	—	8	—	(1)	—	—	7
Accrued liabilities as of December 31, 2008	3	1	63	1	7	—	—	75
Adjustment to Textile Effects opening balance sheet liabilities	—	—	(5)	—	—	—	—	(5)
2009 charges for 2006 initiatives	—	—	1	—	—	—	—	1
2009 charges for 2008 initiatives	1	—	2	—	2	—	—	5
2009 charges for 2009 initiatives	—	12	10	—	45	—	11	78
Reversal of reserves no longer required	—	—	(7)	—	(1)	—	—	(8)
2009 payments for 2003 initiatives	(2)	—	—	—	—	—	—	(2)
2009 payments for 2004 initiatives	—	—	—	(1)	(2)	—	—	(3)
2009 payments for 2006 initiatives	—	—	(29)	—	—	—	—	(29)
2009 payments for 2008 initiatives	—	—	(13)	—	(4)	—	—	(17)
2009 payments for 2009 initiatives	—	(6)	(4)	—	(35)	—	(7)	(52)
Net activity of discontinued operations	—	—	—	—	—	34	—	34
Foreign currency effect on reserve balance	—	—	(1)	—	(1)	—	—	(2)
Accrued liabilities as of December 31, 2009	$2	$7	$17	$—	$11	$34	$4	$75
Current portion of restructuring reserves	$2	$7	$17	$—	$7	$34	$4	$71
Long-term portion of restructuring reserves	—	—	—	—	4	—	—	4
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$—	$—	$—	$7	$7	$—	$14
Estimated additional charges beyond one year	—	—	—	—	—	—	—	—

Details with respect to cash and non-cash restructuring charges for the years ended December 31, 2009, 2008 and 2007 by initiative are provided below (dollars in millions):

Cash charges:
2009 charges for 2006 initiatives	$1
2009 charges for 2008 initiatives	5
2009 charges for 2009 initiatives	78
Reversal of reserves no longer required	(8)
Non-cash charges	12
Total 2009 Restructuring, Impairment and Plant Closing Costs	$88
Cash charges:
2008 charges for 2004 initiatives	$2
2008 charges for 2008 initiatives	28
Reversal of reserves no longer required	(1)
Non-cash charges	2
Total 2008 Restructuring, Impairment and Plant Closing Costs	$31
Cash charges:
2007 charges for 2003 initiatives	$1
2007 charges for 2004 initiatives	5
2007 charges for 2007 initiatives	26
Reversal of reserves no longer required	(5)
Non-cash charges	2
Total 2007 Restructuring, Impairment and Plant Closing Costs	$29

The amount of non-cash restructuring charges included in discontinued operations for the years ended December 31, 2009, 2008 and 2007 were $1 million, $5 million and $13 million, respectively

2009 RESTRUCTURING ACTIVITIES

As of December 31, 2009, our Polyurethanes segment restructuring reserve consisted of $2 million related to restructuring initiatives at our Rozenburg, Netherlands site (as announced in 2003).

As of December 31, 2009, our Advanced Materials segment restructuring reserve consisted of $7 million related to workforce reductions in connection with a reorganization designed to implement a regional management structure. During 2009, we recorded charges of $12 million related to this reorganization project.

As of December 31, 2009, our Textile Effects segment restructuring reserve consisted of $17 million, of which $5 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $5 million related to the streamlining of the textile effects business into two global strategic business units as announced during the fourth quarter of 2008, and $7 million related to workforce reductions at our production facility in Langweid, Germany. During 2009, we recorded charges of $13 million primarily related to workforce reductions at our Germany production facility. We also reversed accruals of $7 million primarily related to the streamlining of the textile effects business and $5 million related to certain employee termination costs recorded in connection with the Textile Effects Acquisition.

As of December 31, 2009, our Pigments segment restructuring reserve consisted of $11 million primarily related to workforce reductions at our Huelva, Spain plant. During 2009, we recorded charges of $47 million, of which $29 million primarily related to the closure of our Grimsby plant and $18 million primarily related to workforce reductions at our Huelva, Spain plant. Of the $29 million of charges at our Grimsby plant, $14 million related to contract terminations, $7 million related to workforce reductions and $8 million related to decommissioning. We also recorded non-cash charges of $4 million primarily related to a provision against engineering spare parts at our Grimsby plant. We expect to incur additional charges of $7 million primarily related to the closure of our Grimsby, U.K. plant through 2010.

As of December 31, 2009, our Corporate and Other segment restructuring reserve consisted of $4 million related to our 2009 fixed cost reduction project announced in the first quarter of 2009. During 2009, we recorded charges of $11 million and non-cash charges of $3 million in Corporate and Other related to other aspects of our 2009 fixed cost reduction project.

2008 RESTRUCTURING ACTIVITIES

As of December 31, 2008, our Polyurethanes segment restructuring reserve consisted of $3 million related to restructuring initiatives at our Rozenburg, Netherlands site (as announced in 2003).

As of December 31, 2008, our Advanced Materials segment restructuring reserve consisted of $1 million related to various restructuring programs. During 2008, our Advanced Materials segment recorded a non-cash impairment charge of $1 million related to our Deer Park, Australia and Germany fixed assets.

As of December 31, 2008, our Textile Effects segment restructuring reserve consisted of $63 million, of which $40 million related to opening balance sheet liabilities from the Textile Effects Acquisition and $23 million related to our 2008 restructuring initiatives. During 2008, our Textile Effects segment recorded cash charges for 2008 initiatives of $24 million primarily related to the streamlining of the Textile Effects business into two global strategic business units, Apparel & Home Textiles and Specialty Textiles, as announced during the fourth quarter of 2008. We also reversed accruals of $14 million for certain employee termination costs recorded in connection with the Textile Effects Acquisition.

As of December 31, 2008, our Performance Products segment reserve consisted of $1 million related to various restructuring programs across our European surfactants business. During 2008, we recorded a non-cash charge of $1 million related to the closure of our Guelph, Canada plant.

As of December 31, 2008, our Pigments segment reserve consisted of $7 million related to the restructuring of commercial and business support activities and workforce reductions in connection with our Huelva, Spain operations. During 2008, our Pigments segment recorded charges of $5 million related to the restructuring of commercial and business support activities.

2007 RESTRUCTURING ACTIVITIES

As of December 31, 2007, our Polyurethanes segment restructuring reserve consisted of $4 million related to restructuring initiatives at our Rozenburg, Netherlands site (as announced in 2003).

As of December 31, 2007, our Advanced Materials segment restructuring reserve consisted of $1 million related to various restructuring programs.

As of December 31, 2007, our Textile Effects segment restructuring reserve consisted of $80 million primarily relating to opening balance sheet liabilities from the Textile Effects Acquisition. During 2007, our Textile Effects segment recorded cash charges for 2007 initiatives of $20 million related to redundant service contracts and integration costs for information technology services and $4 million related to supply chain integration processes.

As of December 31, 2007, our Performance Products segment reserve consisted of $2 million related to various restructuring programs across our European surfactants business.

As of December 31, 2007, our Pigments segment reserve consisted of $8 million related to the reorganization of business support activities following the reduction of our TiO2 production capacity announced in 2004 and workforce reductions in connection with our Huelva, Spain operations.

11. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations consist primarily of landfill capping, closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. For each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

The following table describes changes to our asset retirement obligation liability (dollars in millions):

	December 31,
	2009	2008
Asset retirement obligation at beginning of year	$20	$19
Accretion expense	1	2
Revisions in timing and estimated cash flows	—	1
Foreign currency effect on reserve balance	—	(2)
Asset retirement obligation at end of year	$21	$20
Amounts included in accrued liabilities	$—	$1
Amounts included in other noncurrent liabilities	21	19
Total asset retirement obligations	$21	$20

12. OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consisted of the following (dollars in millions):

Huntsman Corporation

	December 31,
	2009	2008
Pension liabilities	$534	$713
Other postretirement benefits	122	136
Environmental accruals	36	3
Restructuring and plant closing costs	4	2
Asset retirement obligations	21	19
Other noncurrent liabilities	158	148
Total	$875	$1,021

Huntsman International

	December 31,
	2009	2008
Pension liabilities	$534	$713
Other postretirement benefits	122	136
Environmental accruals	36	3
Restructuring and plant closing costs	4	2
Asset retirement obligations	21	19
Other noncurrent liabilities	148	148
Total	$865	$1,021

13. DEBT

Outstanding debt consisted of the following (dollars in millions):

Huntsman Corporation

	December 31,
	2009	2008
Senior Credit Facilities:
Term loans	$1,968	$1,540
Secured notes	—	295
Senior notes	434	198
Subordinated notes	1,294	1,285
Australian credit facilities	34	41
HPS (China) debt	163	196
Convertible notes	236	235
Other	83	92
Total debt—excluding debt to affiliates	$4,212	$3,882
Current portion	$431	$205
Long-term portion	3,781	3,677
Total debt—excluding debt to affiliates	$4,212	$3,882
Total debt—excluding debt to affiliates	$4,212	$3,882
Notes payable to affiliates-noncurrent	5	6
Total debt	$4,217	$3,888

Huntsman International

	December 31,
	2009	2008
Senior Credit Facilities:
Term loans	$1,968	$1,540
Secured notes	—	295
Senior notes	434	198
Subordinated notes	1,294	1,285
Australian credit facilities	34	41
HPS (China) debt	163	196
Other	83	92
Total debt—excluding debt to affiliates	$3,976	$3,647
Current portion	$195	$205
Long-term portion	3,781	3,442
Total debt—excluding debt to affiliates	$3,976	$3,647
Total debt—excluding debt to affiliates	$3,976	$3,647
Notes payable to affiliates-current	25	423
Notes payable to affiliates-noncurrent	530	6
Total debt	$4,531	$4,076

DIRECT AND SUBSIDIARY DEBT

Our direct debt and guarantee obligations consist of the following: our Convertible Notes; our guarantees of certain debt of HPS (our Chinese MDI joint venture); our guarantee of certain debt of the Arabian Amines Company; certain indebtedness incurred from time to time to finance certain insurance premiums; and our guarantee of certain obligations of Huntsman International in its capacity as a contributor and servicer guarantor under the U.S. A/R Program.

Substantially all of our other debt has been incurred by our subsidiaries (primarily Huntsman International); such subsidiary debt is nonrecourse to us and we have no contractual obligation to fund our subsidiaries’ respective operations.

Senior Credit Facilities

All of our Senior Credit Facilities are obligations of Huntsman International. As of December 31, 2009, our Senior Credit Facilities consisted of (i) the $650 million Revolving Facility; (ii) the $1,524 million Term Loan B; and (iii) the $500 million ($444 million carrying value) Term Loan C.

As of December 31, 2009, we had no borrowings outstanding under our Revolving Facility, and we had approximately $33 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility. The Revolving Facility matures in August 2010, Term Loan B matures in 2014 and Term Loan C matures in 2016; provided, however, that the maturities of the Revolving Facility and the Dollar Term Loans will accelerate if we do not repay or refinance all but $100 million of Huntsman International’s outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

Our Senior Credit Facilities are subject to a single financial covenant, the Leverage Covenant, which applies only to the Revolving Facility and is tested at the Huntsman International level. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). On April 16, 2009, Huntsman International entered into the Waiver with respect to the Leverage Covenant. The Leverage Covenant, as amended pursuant to the Waiver, requires that the maximum senior secured leverage ratio does not exceed 5.00 to 1.00.

In addition, the Waiver modified the calculation used to determine compliance with the Leverage Covenant as follows:

•                  we are allowed to add back to “Consolidated EBITDA” any lost profits that are attributable to hurricanes Gustav and Ike that occurred in 2008 (such amounts being $49 million and $18 million for the third and fourth quarters, respectively, of 2008); and

•                  by modifying the definition of “Permitted Non-Cash Impairment and Restructuring Charges” to replace a reference to $100 million with $200 million for permitted cash charges to be added back to “Consolidated EBITDA”.

The Waiver is effective from April 16, 2009 through June 30, 2010. However, we may consent to terminate the Waiver in conjunction with a proposed amendment to the Revolving Facility we are currently seeking. In that event, the senior secured leverage ratio would return to 3.75 to 1.00.

As consideration for the Waiver, Huntsman International agreed to increase the interest paid on borrowings under the Revolving Facility by 225 basis points from LIBOR plus 1.75% to LIBOR plus 4.00% and to increase the applicable unused fee by 25 basis points from 0.50% to 0.75%. In addition, during the waiver period, Huntsman International agreed not to:

•                  request a borrowing under the Revolving Facility during the next succeeding fiscal quarter if compliance with the senior secured leverage ratio, as agreed to in the Waiver, is not met in any fiscal quarter;

•                  repay or make any payment of principal or interest under the Intercompany Note if there are outstanding borrowings under the Revolving Facility or to reduce the principal amount outstanding under the Intercompany Note to less than $525 million; and

•                  make any restricted payments in an aggregate amount greater than the sum of $100 million plus Available Equity Proceeds (as defined in the Credit Agreement) received by Huntsman International.

At the present time, borrowings under the Revolving Facility, Term Loan B and Term Loan C bear interest at LIBOR plus 4%, LIBOR plus 1.75% and LIBOR plus 2.25%, respectively. However, the applicable interest rate of Term Loan B is subject to a reduction to LIBOR plus 1.5% upon achieving certain secured leverage ratio thresholds.

As of December 31, 2009, the weighted average interest rate on the Senior Credit Facilities was approximately 2.1%. Our obligations under the Senior Credit Facilities are guaranteed by our Guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of or our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries.

Secured Notes

On July 23, 2009, we redeemed in full all of our $296 million 11.625% senior secured notes due October 2010. The total redemption payment, excluding accrued interest, was $305 million, which included principal of $296 million and a call premium of approximately $9 million. In connection with this redemption, we recognized a loss on early extinguishment of debt of $11 million.

Senior Notes

On August 3, 2009, we redeemed in full all of our $198 million 11.5% senior notes due July 2012. The total redemption payment, excluding accrued interest, was $204 million, which included principal of $198 million and a call premium of $6 million. In connection with this redemption, we recognized a loss on early extinguishment of debt of $10 million.

2016 Senior Notes

Pursuant to the Texas Bank Litigation Settlement Agreement, we entered into the Note Purchase Agreement with the Banks, pursuant to which the Banks purchased $600 million aggregate principal amount of the 2016 Senior Notes.

The 2016 Senior Notes are senior unsecured obligations and are guaranteed by certain subsidiaries named as Guarantors.

As of December 31, 2009, we had outstanding $600 million ($434 million carry value) of the 2016 Senior Notes with an effective interest rate at issuance of 11.73%. In June 2009, these liabilities were measured at fair value upon initial recognition. We used primarily the income approach to determine the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using interest rates that were available to us for issuance of debt with similar terms, adjusted for differences in remaining maturity using relevant debt yield curves.

The 2016 Senior Notes bear interest at the rate of 5.5% per year payable semi-annually in June and in December of each year. The 2016 Senior Notes will mature on June 30, 2016. We may redeem the 2016 Senior Notes in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption. The 2016 Senior Notes are governed by an indenture imposing certain limitations on Huntsman International’s ability to, among other things, incur additional indebtedness; pay dividends or make certain other restricted payments; enter into certain transactions with affiliates; create dividend or other payment restrictions affecting restricted subsidiaries; merge or consolidate with any other person; sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets; or adopt a plan of liquidation.

Upon the occurrence of certain change of control events, holders of the 2016 Senior Notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s 2016 Senior Notes in cash pursuant to the offer described by us, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Subordinated Notes

As of December 31, 2009, we had outstanding $175 million of 7.375% senior subordinated notes due 2015 and €135 million (approximately $194 million) of 7.5% senior subordinated notes due 2015. The 2015 Subordinated Notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount plus accrued interest, declining ratably to par on and after January 1, 2013.

As of December 31, 2009, we had outstanding €400 million (approximately $574 million) of 6.875% senior subordinated notes due 2013 and $347 million aggregate principal amount ($351 million book value) of our 7.875% senior subordinated notes due 2014. The 2013 Subordinated Notes are currently redeemable at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012. The 2014 Subordinated Notes are redeemable on or after November 15, 2010 at 103.938% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

Interest on the 2015 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 Subordinated Notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating to, among other things, the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the Guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

Convertible Notes

As of December 31, 2009, we had outstanding $250 million of Convertible Notes ($236 million carrying value). On January 11, 2010, we repurchased the entire $250 million principal amount of the Convertible Notes from Apollo and its affiliates for approximately $382 million. The Convertible Notes were issued to Apollo in December 2008 as part of the Apollo Settlement Agreement. The Convertible Notes, which would have matured on December 23, 2018, bore interest at the rate of 7% per year and were convertible into approximately 31.8 million shares of our common stock at any time by the holders. As a result of the repurchase of the Convertible Notes, we will record a loss on early extinguishment of debt in the first quarter of 2010 in the amount of approximately $146 million. The carrying value of $236 million relating to the Convertible Notes was classified as current as of December 31, 2009.

Other Debt

We maintain a $25 million European overdraft facility that is a demand facility used for the working capital needs of our European subsidiaries. As of December 31, 2009 and 2008, we had nil and $16 million U.S. dollar equivalents, respectively, in borrowings outstanding under the European overdraft facility. We also maintain other foreign overdraft facilities used for working capital needs.

HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans. As of December 31, 2009, HPS had $20 million outstanding in U.S. dollar borrowings and 606 million in RMB borrowings (approximately $89 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2009, the interest rate was approximately 1% for U.S. dollar borrowings, 5.3% for RMB term loan borrowings and 4.9% for RMB working capital loans. The term loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments (which began on June 30, 2007). We have guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Our guarantees remain in effect until HPS has met certain conditions. The conditions outstanding include completion of the building and equipment mortgage registrations, which are progressing as planned, and maintaining a debt service coverage ratio of at least 1.5:1 at the time such registrations are completed. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes.

As of December 31, 2009, HPS has a loan facility for the purpose of discounting commercial drafts with recourse. The facility has a stated capacity for discounting up to CNY700 million (approximately $103 million) and drafts are discounted using a discount rate of the three-month SHIBOR plus 2.2%. As of December 31, 2009 the all-in discount rate was 4.0%. As of December 31, 2009, HPS has discounted with recourse CNY363 million (approximately $53 million) of commercial drafts, all of which is included in current portion of long-term debt. While the facility has a maturity of July 2010, the lender has the right to accept or reject drafts presented for discounting.

Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$38 million (approximately $34 million) as of December 31, 2009, all of which is included in the current portion of long term debt. These facilities are nonrecourse to us and bear interest at the Australian index rate plus a margin of 2.4%. As of December 31, 2009, the interest rate for these facilities was 6.5%. The Australian credit facilities mature in May 2010.

We finance certain insurance premiums and, as of December 31, 2009 and 2008, we had outstanding notes payable in the amount of $18 million and $23 million, respectively. Insurance premium financings are generally secured by the unearned premiums under such policies.

In connection with the Baroda acquisition, a portion of the purchase price was funded through local financing and from liquidity available from our subsidiaries located in India. See “Note 3. Business Combinations.” As of December 31,

2009, our Indian entities had combined debt outstanding of approximately $20 million (U.S. dollar equivalents). This debt is comprised of various facilities including approximately $9 million (U.S. dollar equivalents) in working capital facilities that are callable on demand and a five year term loan facility of approximately $11 million (U.S. dollar equivalents). See “Note 3. Business Combinations.”

On June 30, 2008, our subsidiary, Huntsman (UK) Limited, entered into a $125 million short term committed revolving credit facility maturing on June 28, 2009. In connection with an amendment to our Prior A/R Program on November 13, 2008, we terminated this short term revolving credit facility, of which nothing was drawn. See “Note 15. Securitization of Accounts Receivable.”

Notes Payable from Huntsman International to Huntsman Corporation

As of December 31, 2009, under the Intercompany Note, we have loaned $550 million to our subsidiary, Huntsman International. The Intercompany Note is unsecured and $25 million of the outstanding amount is classified as current as of December 31, 2009 on the accompanying consolidated balance sheets. As of December 31, 2009, under the terms of the Intercompany Note, Huntsman International promises to pay us interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility). Subject to the conditions of the Waiver, with our consent, the principal and accrued interest outstanding under the Intercompany Note may also be forgiven, capitalized or satisfied with any alternate form of consideration.

COMPLIANCE WITH COVENANTS

Our management believes that we are in compliance with the covenants contained in the agreements governing our debt instruments, including our Senior Credit Facilities, our A/R Programs and the indentures governing our notes.

We have only one financial covenant under our Senior Credit Facilities—the Leverage Covenant, which applies to our $650 million Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). On April 16, 2009, Huntsman International entered into the Waiver with respect to the Leverage Covenant. The Leverage Covenant, as amended pursuant to the Waiver, requires that the Secured Leverage Ratio does not exceed 5.00 to 1.00.

If in the future we are not able to meet the Secured Leverage Ratio, unless we obtain an amendment or waiver (as to which we can provide no assurance), then, for so long as we did not meet the Secured Leverage Ratio, we would not have access to the liquidity otherwise available under our Revolving Facility. If we fail to meet the Secured Leverage Ratio at a time when we had loans or letters of credit outstanding under the Revolving Facility, we would be in default under our Senior Credit Facilities, and, unless we obtain a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of our Senior Credit Facilities in full and would not have further access to such facilities.

Our A/R Programs consist of two facilities: a $250 million U.S. accounts receivable securitization program and a €225 (approximately $323 million) European accounts receivable securitization program. The agreements governing our U.S. A/R Program and the agreements governing our EU A/R Program also contain certain financial covenants. Any material failure to meet the applicable A/R Programs covenants in the future could lead to an event of default under the A/R Programs, which could require us to cease our use of such facilities. Under these circumstances, unless any default was remedied or waived, we would likely lose the ability to obtain financing with respect to our trade receivables. A material default under the A/R Programs would also constitute an event of default under Huntsman International’s Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2009 are as follows (dollars in millions):

Huntsman Corporation

Year ending December 31:
2010	$431
2011	58
2012	44
2013	615
2014	1,835
Thereafter	1,229
$4,212

Huntsman International

Year ending December 31:
2010	$195
2011	58
2012	44
2013	615
2014	1,835
Thereafter	1,229
$3,976

As of December 31, 2009, we had lease obligations accounted for as capital leases totaling $2 million which are included in debt. These capital lease obligations mature in 2010.

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive income (loss).

INTEREST RATE RISKS

Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

On December 9, 2009, we entered into a five-year year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of this contract is $50 million and was designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap were recorded in accumulated other comprehensive (loss) income. We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2009, the fair value of the hedge was $1 million and is recorded in other noncurrent assets.

In addition, on January 14, 2010 we entered into five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of this contract is $50 million and was designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap were recorded in accumulated other comprehensive (loss) income. We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate.

Interest rate contracts were recorded as a component of other noncurrent assets and liabilities as of December 31, 2009. The effective portion of the changes in the fair value of the swap were recorded in accumulated other comprehensive (loss) income. As of December 31, 2009, the fair value was not considered significant. As of December 31, 2009 and 2008, we had contracts with an aggregate notional amount of $61 million and $13 million, respectively.

For the years ended December 31, 2009 and 2008, the changes in accumulated other comprehensive (loss) income associated with cash flow hedging activities were not considered significant.

During 2010, interest expense of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2009, we had approximately $100 million notional amount (in U.S. dollar equivalents) outstanding in foreign currency contracts with a term of approximately one month.

On January 15, 2008, we entered into a series of forward foreign currency contracts in our Pigments segment to partially hedge the impact, for up to one year, of movements in foreign currency rates associated with the purchases of raw materials and sales of pigment in non-functional currencies. During the first quarter of 2009, any remaining contracts matured and the realized gains (losses) recorded in the consolidated statements of operations were not considered significant. As of December 31, 2008, these contracts had a notional amount of approximately $9 million and were designated as cash flow hedges. As of December 31, 2008, the fair value of these contracts was not considered significant. For the year ended December 31, 2008, the effective portion of the changes in the fair value was not significant with ineffectiveness of $1 million recorded as a decrease in sales, $1 million recorded as a reduction in cost of sales and a foreign currency loss of $1 million.

On October 24, 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $153 million of LIBOR floating rate debt payments for €116 million of EURIBOR floating rate debt payments. This swap was not designated as a hedge for financial reporting purposes. For the years ended December 31, 2008 and 2007, we recorded a foreign currency gain (loss) on this swap of $21 million and ($17) million, respectively, in the consolidated statements of operations.

On October 24, 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $96 million of LIBOR floating rate debt payments for €71 million of EURIBOR floating rate debt payments. This swap was designated as a hedge of a net investment for financial reporting purposes. We received a cash benefit from the unwind of $3 million in the fourth quarter of 2008. For the years ended December 31, 2008 and 2007, the effective portion of the changes in the fair value of $14 million and ($8) million, respectively, was recorded as income (loss) in other comprehensive (loss) income, with ineffectiveness of $2 million and nil, respectively, recorded in interest expense in our consolidated statements of operations.

On July 12, 2007, we unwound a cross currency interest rate swap pursuant to which we had swapped $31 million of 11.0% fixed rate debt for €25 million of 9.4% fixed rate debt. The swap was not designated as a hedge for financial reporting purposes. We recorded an unrealized foreign currency loss on this swap of $2 million in our consolidated statements of operations for the year ended December 31, 2007.

A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities’ functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future (“permanent loans”) and the designation of certain debt and swaps as net investment hedges.

Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

We review our non-U.S. dollar denominated debt to determine the appropriate amounts designated as hedges. As of December 31, 2009, we have designated approximately €325 million (approximately $466 million) of euro-denominated debt as a hedge of our net investment. For the years ended December 31, 2009, 2008 and 2007, the amount of (loss) gain recognized on the hedge of our net investment was $(5) million, $31 million and $(60) million, respectively, and was recorded in other comprehensive income (loss). As of December 31, 2009, we had approximately €957 million (approximately $1,373 million) in net euro assets.

COMMODITY PRICES RISK

Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

15. SECURITIZATION OF ACCOUNTS RECEIVABLE

On October 16, 2009, we entered into a Termination and Release Agreement, pursuant to which we terminated our Prior A/R Program and replaced it with a new U.S. A/R Program and a new EU A/R Program. At that time, the receivables trust repaid the entire balance of commercial paper outstanding under our Prior A/R Program using proceeds received from the new programs. Under our A/R Programs, we grant an undivided interest in certain of our trade receivables to bankruptcy-remote special purpose entities. This undivided interest serves as security for the issuance of commercial paper. The A/R Programs provide for financing through a commercial paper conduit program (in both U.S. dollars and euros).

Upon adoption of new accounting guidance in 2010, sales of accounts receivable under our new A/R Programs will no longer meet the criteria for derecognition. Accordingly, the amounts outstanding under our new A/R Programs will be accounted for as secured borrowings beginning in January 2010. See “Note 2. Summary of Significant Accounting Policies.”

U.S. ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

On October 16, 2009, Huntsman International entered into the U.S. A/R Program, a new accounts receivable securitization program using Huntsman Receivable Financing II LLC, a bankruptcy-remote special purpose entity (the “U.S. SPE”). The maximum funding availability under the U.S. A/R Program is $250 million, which is divided between two facilities: a $125 million three-year facility and a $125 million two-year facility. The amount of actual availability under the U.S. A/R Program is subject to change based on the level of eligible receivables sold. Availability is further subject to changes in the credit ratings of Huntsman International’s customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred. The yield on the three-year facility is based on the LIBOR rate (as defined in the applicable agreement) plus a margin rate of 3.75% per annum and, in the case of the two-year facility, if funded by commercial paper, the CP Rate (as defined in the applicable agreement) plus a margin rate of 3.50% per annum. In addition, the U.S. SPE is obligated to pay commitment fees to the lenders based on the amount of each lender’s commitment.

The U.S. A/R Program contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the U.S. A/R Program upon the occurrence of certain specified events, including, but not limited to, failure by the U.S. SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events, and failure of our Company to maintain a minimum liquidity level of $400 million (the “Liquidity Requirement”). We guarantee certain obligations of Huntsman International in its capacity as contributor and servicer guarantor under the U.S. A/R Program.

Receivables transferred under the U.S. A/R Program qualified as sales through December 31, 2009.

EUROPEAN ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

Also on October 16, 2009, Huntsman International entered into the EU A/R Program, a second new accounts receivable securitization program using Huntsman Receivables Financial LLC, a bankruptcy-remote special purpose entity (the “EU SPE”). The maximum funding availability under the EU A/R Program is € 225 million (approximately $323 million). The amount of actual availability under the EU A/R Program is subject to change based on the level of eligible receivables sold. Availability is further subject to changes in the credit ratings of the originators’ customers and country, customer concentration levels, and certain characteristics of the accounts receivable being transferred. The yield is based on GBP LIBOR, USD LIBOR or EURIBOR (each as defined in the applicable agreement) plus a margin rate of 3.75% per annum if funded by commercial paper. In addition, the EU SPE is obligated to pay a commitment fee to the lender based on the amount of the lender’s commitment.

The EU A/R Program contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the EU A/R Program upon the occurrence of certain specified events, including, but not limited to, failure by the EU SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable and bankruptcy and insolvency events and a cross acceleration provision tied to the Liquidity Requirement.

Receivables transferred under the EU A/R Program qualified as sales through December 31, 2009.

As of December 31, 2009, the A/R Programs had $254 million in U.S. dollar equivalents in commercial paper outstanding (consisting of $55 million and approximately €139 million (approximately $199 million)).

As of December 31, 2008, our prior Receivables Trust had $446 million in U.S. dollar equivalents in commercial paper outstanding (consisting of $175 million and approximately €191 million (approximately $271 million)) and held $25 million of cash collateral that was used subsequent to year-end to redeem outstanding commercial paper.

As of December 31, 2009 and 2008, the fair value of our retained interest in receivables (including servicing assets) subject to the program was approximately $262 million and $147 million, respectively. Our retained interest is reported in accounts and notes receivable in the consolidated balance sheets. The value of the retained interest is subject to credit and interest rate risk. For the years ended December 31, 2009, 2008 and 2007, new sales of accounts receivable under the program totaled approximately $4,285 million, $5,187 million and $5,466 million, respectively, and cash collections from receivables under the program that were reinvested totaled approximately $4,344 million, $5,117 million and $5,580 million, respectively. Servicing fees received during the years ended December 31, 2009, 2008 and 2007 were approximately $5 million, $7 million and $7 million, respectively.

We incur losses on the A/R Programs for the discount on receivables under the program and fees and expenses associated with the program. For the years ended December 31, 2009, 2008 and 2007, losses on our Prior A/R Program and A/R Programs were $23 million, $27 million and $21 million, respectively.

The key economic assumptions used in valuing the residual interest are presented below:

US Accounts Receivable Securitization Program	December 31, 2009
Weighted average life (in days)	30 - 37
Credit losses (annual rate)	Less than 1%
Discount rate (weighted average life)	Less than 1%

European Accounts Receivable Securitization Program	December 31, 2009
Weighted average life (in days)	48 - 54
Credit losses (annual rate)	Less than 1%
Discount rate (weighted average life)	Less than 1%

Accounts Receivable Securitization (2008)	December 31, 2008
Weighted average life (in days)	38 - 46
Credit losses (annual rate)	Less than 1%
Discount rate (weighted average life)	Less than 1%

A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2009 and 2008 were $17 million and $21 million, respectively.

16. FAIR VALUE

The fair values of our financial instruments were as follows (dollars in millions):

Huntsman Corporation

	December 31,
	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Non-qualifed employee benefit plan investments	$10	$10	$10	$10
Long-term debt (including current portion)	4,212	4,390	3,882	2,537

Huntsman International

	December 31,
	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Non-qualifed employee benefit plan investments	$10	$10	$10	$10
Long-term debt (including current portion)	3,976	3,951	3,647	2,302

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt other than the Convertible Notes are based on quoted market prices for the identical liability when traded as an asset in an active market. The estimated fair value of our Convertible Notes is based on the present value of estimated future cash flows, calculated using management’s best estimates of key assumptions including relevant interest rates, expected share volatility, dividend yields and the probabilities associated with certain features of the Convertible Notes.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2009 and 2008. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2009, and current estimates of fair value may differ significantly from the amounts presented herein.

The following assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale securities(1)	$10	$10	$—	$—
Retained interest in securitized receivables(2)	262	—	—	262
Derivatives(3)	1	—	1	—
Total assets	$273	$10	$1	$262

(1)                                Using the market approach, the fair value of these securities represents the quoted market price multiplied by the quantity held.

(2)                                The income approach is used to value these assets. Fair value is based on the present value of expected cash flows, calculated using management’s best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved.

(3)                                We use the income approach to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using relevant interest rates, exchange rates and yield curves at stated intervals.

During the year ended December 31, 2009, no changes were made to the valuation techniques used to measure fair value.

The following table shows a reconciliation of beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions):

Fair Value Measurements Using Level 3	Year ended December 31, 2009
Balance at beginning of period	$147
Total net losses (realized/unrealized) included in earnings	(13)
Purchases, issuances and settlements	128
Balance at end of period	$262
The amount of total gains for the period included in earnings attributable to the changes in unrealized gains or (losses) relating to assets still held at December 31, 2009	$2

Gains and (losses) (realized and unrealized) included in earnings (or changes in net assets) for the year ended December 31, 2009 are reported in loss on accounts receivable securitization program and other income (expense) as follows (dollars in millions):

	Loss on accounts receivable securitization program	Other income
Total net (losses) gains included in earnings (or changes in net assets)	$(20)	$7
Changes in unrealized (losses) gains relating to assets still held at December 31, 2009	$(5)	$7

17. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

Our employees participate in a trusteed, non-contributory defined benefit pension plan (the “Plan”) that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

We also sponsor two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

Our postretirement benefit plans provide a fully insured Medicare Part D plan including prescription drug benefits affected by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). We cannot determine whether the medical benefits provided by our postretirement benefit plans are actuarially equivalent to those provided by the Act. We do not collect a subsidy and our net periodic postretirement benefits cost, and related benefit obligation, do not reflect an amount associated with the subsidy.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (currently included in ASC 715-20-65-1). SFAS No. 158 requires us to recognize the overfunded or underfunded status of our defined benefit postretirement plan(s) (other than multiemployer plans) as an asset or liability in our statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. We adopted certain provisions of SFAS No. 158 on January 1, 2008. Beginning with our fiscal year ended December 31, 2008, SFAS No. 158 requires that the assumptions used to measure our benefit obligations and annual expenses be determined as of the balance sheet date and all plan assets be reported as of that date. We used the second approach as described in paragraph 19 of SFAS No. 158 to transition our measurement date from November 30 to December 31. Under this approach, we recorded a charge to beginning retained earnings, net of tax, of $3 million, as of January 1, 2008.

The following table sets forth the funded status of the plans for us and Huntsman International and the amounts recognized in the consolidated balance sheets at December 31, 2009 and 2008 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2009		2008		2009		2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation:
Benefit obligation at beginning of year	$654	$2,009	$660	$2,257	$146	$3	$144	$5
Elimination of early measurement date	—	—	1	8	—	—	—	—
Service cost	20	43	24	50	3	3	3	—
Interest cost	41	102	40	113	8	—	8	—
Participant contributions	—	13	—	12	4	—	3	—
Plan amendments	—	1	—	1	(3)	—	—	—
Foreign currency exchange rate changes	—	86	—	(257)	—	1	—	(1)
Settlements/transfers	—	(5)	—	(35)	—	—	—	—
Other	—	—	—	(2)	—	—	—	—
Curtailments	—	(12)	—	—	—	—	—	—
Special termination benefits	—	2	—	1	—	—	—	—
Actuarial loss (gain)	35	1	(16)	(47)	(14)	2	5	—
Benefits paid	(45)	(88)	(55)	(92)	(17)	(1)	(17)	(1)
Benefit obligation at end of year	$705	$2,152	$654	$2,009	$127	$8	$146	$3
Change in plan assets:
Fair value of plan assets at beginning of year	$348	$1,592	$519	$2,230	$—	$—	$—	$—
Elimination of early measurement date	—	—	7	42	—	—	—	—
Actual return on plan assets	83	230	(159)	(415)	—	—	—	—
Foreign currency exchange rate changes	—	75	—	(210)	—	—	—	—
Participant contributions	—	14	—	12	4	—	3	—
Other	—	(1)	—	(1)	—	—	—	—
Administrative expenses	—	—	—	(1)	—	—	—	—
Company contributions	75	63	36	62	13	1	14	1
Settlements/transfers	—	(5)	—	(35)	—	—	—	—
Benefits paid	(45)	(88)	(55)	(92)	(17)	(1)	(17)	(1)
Fair value of plan assets at end of year	$461	$1,880	$348	$1,592	$—	$—	$—	$—
Funded status:
Fair value of plan assets	$461	$1,880	$348	$1,592	$—	$—	$—	$—
Benefit obligation	705	2,152	654	2,009	127	8	146	3
Accrued benefit cost	$(244)	$(272)	$(306)	$(417)	$(127)	$(8)	$(146)	$(3)
Amounts recognized in balance sheet:
Noncurrent asset	$—	$31	$—	$2	$—	$—	$—	$—
Current liability	(6)	(7)	(5)	(7)	(12)	(1)	(13)	—
Noncurrent liability	(238)	(296)	(301)	(412)	(115)	(7)	(133)	(3)
	$(244)	$(272)	$(306)	$(417)	$(127)	$(8)	$(146)	$(3)

Huntsman Corporation

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2009		2008		2009		2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$276	$429	$292	$592	$22	$1	$37	$1
Prior service cost	(31)	—	(36)	(2)	(16)	—	(15)	—
Transition obligation	1	—	1	1	—	—	—	—
Total	$246	$429	$257	$591	$6	$1	$22	$1

Huntsman International

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2009		2008		2009		2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$279	$513	$295	$682	$22	$1	$37	$1
Prior service cost	(31)	—	(36)	(2)	(16)	—	(15)	—
Transition obligation	1	—	1	1	—	—	—	—
Total	$249	$513	$260	$681	$6	$1	$22	$1

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows (dollars in millions):

Huntsman Corporation

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$11	$15	$1	$—
Prior service cost	(5)	(1)	(3)	—
Total	$6	$14	$(2)	$—

Huntsman International

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$11	$20	$1	$—
Prior service cost	(4)	(1)	(3)	—
Total	$7	$19	$(2)	$—

Components of net periodic benefit costs for the years ended December 31, 2009, 2008 and 2007 were as follows (dollars in millions):

Huntsman Corporation

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2009	2008	2007	2009	2008	2007
Service cost	$20	$24	$30	$43	$50	$50
Interest cost	41	40	40	102	113	113
Expected return on plan assets	(41)	(42)	(40)	(104)	(148)	(158)
Amortization of transition obligation	—	1	1	1	—	1
Amortization of prior service cost	(5)	(5)	(6)	(1)	(1)	(1)
Amortization of actuarial loss (gain)	7	5	7	27	(1)	7
Curtailment gain	—	—	(14)	—	—	—
Settlement loss (gain)	2	—	—	—	1	(5)
Special termination benefits	—	—	—	2	1	—
Net periodic benefit cost	24	23	18	70	15	7
Less discontinued operations	—	—	11	—	—	11
Net periodic benefit cost from continuing operations	$24	$23	$29	$70	$15	$18

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2009	2008	2007	2009	2008	2007
Service cost	$3	$3	$4	$3	$—	$—
Interest cost	8	8	9	—	—	—
Amortization of prior service cost	(4)	(2)	(2)	—	—	—
Amortization of actuarial loss	1	2	2	—	—	—
Curtailment gain	—	—	(4)	—	—	—
Net periodic benefit cost	8	11	9	3	—	—
Less discontinued operations	—	—	1	—	—	—
Net periodic benefit cost from continuing operations	$8	$11	$10	$3	$—	$—

Huntsman International

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2009	2008	2007	2009	2008	2007
Service cost	$20	$24	$30	$43	$50	$50
Interest cost	41	40	40	102	113	113
Expected return on plan assets	(41)	(42)	(40)	(104)	(148)	(158)
Amortization of transition obligation	—	1	1	1	—	1
Amortization of prior service cost	(5)	(5)	(6)	(1)	(1)	(1)
Amortization of actuarial loss	7	5	7	33	5	14
Curtailment gain	—	—	(14)	—	—	—
Settlement loss	2	—	—	—	1	5
Special termination benefits	—	—	—	2	1	—
Net periodic benefit cost	24	23	18	76	21	24
Less discontinued operations	—	—	11	—	—	—
Net periodic benefit cost from continuing operations	$24	$23	$29	$76	$21	$24

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2009	2008	2007	2009	2008	2007
Service cost	$3	$3	$4	$3	$—	$—
Interest cost	8	8	9	—	—	—
Amortization of prior service cost	(4)	(2)	(2)	—	—	—
Amortization of actuarial loss	1	2	2	—	—	—
Curtailment gain	—	—	(4)	—	—	—
Net periodic benefit cost	8	11	9	3	—	—
Less discontinued operations	—	—	1	—	—	—
Net periodic benefit cost from continuing operations	$8	$11	$10	$3	$—	$—

The amounts recognized in net periodic benefit cost and other comprehensive income (loss) as of December 31, 2009 and 2008 were as follows (dollars in millions):

Huntsman Corporation

	Defined Benefit Plans
	U.S. plans		Non-U.S. plans
	2009	2008	2009	2008
Current year actuarial (gain) loss	$(7)	$185	$(124)	$517
Amortization of actuarial (gain) loss	(7)	(5)	(27)	1
Current year prior service cost	—	—	1	1
Amortization of prior service cost	5	5	1	1
Amortization of transition asset	—	(1)	(1)	(1)
Curtailment effects	—	—	(12)	—
Settlements	(2)	—	—	(1)
Total (income) loss recognized in other comprehensive income (loss)	(11)	184	(162)	518
Net periodic benefit cost	24	23	70	15
Total loss (income) recognized in net periodic benefit cost and other comprehensive income (loss)	$13	$207	$(92)	$533

	Other Postretirement Benefit Plans
	U.S. plans		Non-U.S. plans
	2009	2008	2009	2008
Current year actuarial (gain) loss	$(14)	$7	$—	$—
Amortization of actuarial (gain)	(1)	(2)	—	—
Current year prior service cost	(5)	—	—	—
Amortization of prior service cost	4	2	—	—
Total (income) loss recognized in other comprehensive income (loss)	(16)	7	—	—
Net periodic benefit cost	8	11	3	—
Total (income) loss recognized in net periodic benefit cost and other comprehensive income (loss)	$(8)	$18	$3	$—

Huntsman International

	Defined Benefit Plans
	U.S. plans		Non-U.S. plans
	2009	2008	2009	2008
Current year actuarial (gain) loss	$(7)	$185	$(124)	$517
Amortization of actuarial (gain) loss	(7)	(5)	(33)	(5)
Current year prior service cost	—	—	1	1
Amortization of prior service cost	5	5	1	1
Amortization of transition asset	—	(1)	(1)	(1)
Curtailment effects	—	—	(12)	—
Settlements	(2)	—	—	(1)
Total (income) loss recognized in other comprehensive income (loss)	(11)	184	(168)	512
Net periodic benefit cost	24	23	76	21
Total loss (income) recognized in net periodic benefit cost and other comprehensive income (loss)	$13	$207	$(92)	$533

	Other Postretirement Benefit Plans
	U.S. plans		Non-U.S. plans
	2009	2008	2009	2008
Current year actuarial (gain) loss	$(14)	$7	$—	$—
Amortization of actuarial (gain)	(1)	(2)	—	—
Current year prior service cost	(5)	—	—	—
Amortization of prior service cost	4	2	—	—
Total (income) loss recognized in other comprehensive income (loss)	(16)	7	—	—
Net periodic benefit cost	8	11	3	—
Total (income) loss recognized in net periodic benefit cost and other comprehensive loss	$(8)	$18	$3	$—

The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2009	2008	2007	2009	2008	2007
Projected benefit obligation:
Discount rate	5.90%	6.47%	6.21%	4.94%	5.04%	5.09%
Rate of compensation increase	3.88%	3.77%	3.89%	3.23%	3.21%	3.24%
Net periodic pension cost:
Discount rate	6.47%	6.21%	5.67%	5.04%	5.09%	4.39%
Rate of compensation increase	3.77%	3.89%	3.89%	3.21%	3.24%	3.22%
Expected return on plan assets	8.25%	8.25%	8.25%	6.62%	6.89%	6.75%

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2009	2008	2007	2009	2008	2007
Projected benefit obligation:
Discount rate	5.59%	6.39%	6.05%	7.47%	7.60%	5.25%
Net periodic pension cost:
Discount rate	6.39%	6.05%	5.63%	7.60%	5.25%	5.00%

In both 2009 and 2008, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 8.5% decreasing to 5% after 2016. Assumed health care cost trend rates can have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent-point change in assumed health care cost trend rates would have the following effects (dollars in millions):

Asset category	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	2	(2)

The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2009 and 2008 were as follows (dollars in millions):

	U.S. plans		Non U.S. plans
	2009	2008	2009	2008
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$705	$654	$1,669	$2,005
Fair value of plan assets	461	348	1,366	1,587

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2009 and 2008 were as follows (dollars in millions):

	U.S. plans		Non U.S. plans
	2009	2008	2009	2008
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$705	$654	$685	$1,337
Accumulated benefit obligation	674	628	599	1,233
Fair value of plan assets	461	348	460	957

Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2010 expected employer contributions:
To plan trusts	$34	$11	$78	$1
Expected benefit payments:
2010	41	11	93	1
2011	42	12	93	1
2012	45	11	100	1
2013	46	11	97	1
2014	49	11	100	1
2015 - 2019	276	49	533	3

Our investment strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan’s ability to meet currently committed obligations. Additionally, our investment strategy is to achieve returns on plan assets, subject to a prudent level of portfolio risk. Plan assets are invested in a broad range of investments. These investments are diversified in terms of domestic and international equities, both growth and value funds, including small, mid and large capitalization equities; short-term and long-term debt securities; real estate; and cash and cash equivalents. The investments are further diversified within each asset category. The portfolio diversification provides protection against a single investment or asset category having a disproportionate impact on the aggregate performance of the plan assets.

Our pension plan assets are managed by outside investment managers. The investment managers value our plan assets using quoted market prices, other observable inputs or unobservable inputs. We have established target allocations for each asset category. Our pension plan assets are periodically rebalanced based upon our target allocations.

The fair value of plan assets for the pension plans was $2.3 billion at December 31, 2009. The following plan assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Category	December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Large cap equities	$126	$75	$51	$—
Small/mid cap equities	63	21	42	—
International equities	68	42	26	—
Fixed income	144	93	51	—
Real estate/other	52	34	—	18
Cash and cash equivalents	8	8	—	—
Total U.S. pension plan assets	$461	$273	$170	$18
Non-U.S. pension plans:
Equities	$804	$410	$394	$—
Fixed income	594	20	574	—
Real estate/other	458	200	258	—
Cash and cash equivalents	24	24	—	—
Total Non-U.S. pension plan assets	$1,880	$654	$1,226	$—

The following table reconciles the beginning and ending balances of plan assets measured at fair value using unobservable inputs (Level 3) (dollars in millions):

Fair Value Measurements of Plan Assets Using Level 3	Year ended December 31, 2009
Balance at beginning of period	$27
Return on pension plan assets	(9)
Purchases, sales and settlements	—
Transfers in and/or out of Level 3	—
Balance at end of period	$18

Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long term rate of return on the pension assets is estimated to be between 6.62% and 8.25%. The asset allocation for our pension plans at December 31, 2009 and 2008 and the target allocation for 2010, by asset category are as follows:

Asset category	Target Allocation 2010	Allocation at December 31, 2009	Allocation at December 31, 2008
U.S. pension plans:
Large Cap Equities	27%	27%	27%
Small/Mid Cap Equities	13%	14%	15%
International Equities	14%	15%	14%
Fixed Income	32%	31%	29%
Real Estate/Other	14%	11%	15%
Cash and cash equivalents	—	2%	—
Total U.S. pension plans	100%	100%	100%
Non-U.S. pension plans:
Equities	43%	43%	42%
Fixed Income	44%	32%	44%
Real Estate/Other	12%	24%	12%
Cash and cash equivalents	1%	1%	2%
Total non-U.S. pension plans	100%	100%	100%

Equity securities in our pension plans did not include any equity securities of our Company or our affiliates at the end of 2009.

DEFINED CONTRIBUTION PLANS

We have a money purchase pension plan covering substantially all of our domestic employees who were hired prior to January 1, 2004. Employer contributions are made based on a percentage of employees’ earnings (ranging up to 8%).

We also have a salary deferral plan covering substantially all U.S. employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant’s contribution, not to exceed 2% of the participant’s compensation.

Along with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant’s compensation, once the participant has achieved six years of service with the Company.

Our total combined expense for the above defined contribution plans for the years ended December 31, 2009, 2008 and 2007 was $12 million, $12 million and $16 million, respectively of which $4 million in 2007 related to discontinued operations.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Huntsman Supplemental Savings Plan (“SSP”) is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

The Huntsman Supplemental Executive Retirement Plan (the “SERP”) is an unfunded non-qualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan.

Assets of these plans are included in other noncurrent assets and as of December 31, 2009 and 2008 were $10 million each. During each of the years ended December 31, 2009, 2008 and 2007, we expensed a total of nil, $1 million and $1 million, respectively, as contributions to the SSP and the SERP.

STOCK-BASED INCENTIVE PLAN

In connection with the initial public offering of common and preferred stock on February 16, 2005, we adopted the Huntsman Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards (“Awards”) to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. As of December 31, 2009 we are authorized to grant up to of 32.6 million shares under the Stock Incentive Plan. See “Note 22. Stock-Based Compensation Plans.”

INTERNATIONAL PLANS

International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

18. INCOME TAXES

The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

Huntsman Corporation

	Year ended December 31,
	2009	2008	2007
Income tax (expense) benefit:
U.S.
Current	$(188)	$(22)	$1
Deferred	(160)	(190)	(16)
Non-U.S.
Current	(18)	(36)	(53)
Deferred	(78)	58	81
Total	$(444)	$(190)	$13

Huntsman International

	Year ended December 31,
	2009	2008	2007
Income tax (expense) benefit:
U.S.
Current	$(67)	$(6)	$1
Deferred	13	(10)	(63)
Non-U.S.
Current	(17)	(36)	(53)
Deferred	(88)	54	75
Total	$(159)	$2	$(40)

The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our (provision) benefit for income taxes (dollars in millions):

Huntsman Corporation

	Year ended December 31,
	2009	2008	2007
Income from continuing operations before income taxes	$569	$702	$48
Expected tax expense at U.S. statutory rate of 35%	(199)	(246)	(17)
Change resulting from:
State tax (expense) benefit net of federal benefit	(7)	(7)	3
Effects of non-U.S. operations and tax rate differentials	(42)	5	(15)
Income (expenses) associated with the Terminated Merger	—	73	(73)
U.K. exchange gains and losses	—	24	1
Tax authority dispute resolutions	6	68	3
Tax benefit of losses with valuation allowances as a result of other comprehensive income	38	—	—
Change in valuation allowance	(223)	(105)	117
Other, net	(17)	(2)	(6)
Total income tax (expense) benefit	$(444)	$(190)	$13

Huntsman International

	Year ended December 31,
	2009	2008	2007
(Loss) income from continuing operations before income taxes	$(240)	$(61)	$272
Expected tax benefit (expense) at U.S. statutory rate of 35%	84	21	(95)
Change resulting from:
State tax benefit (expense) net of federal benefit	1	(7)	3
Effects of non-U.S. operations and tax rate differential	(42)	2	(18)
U.K. exchange gains and losses	—	24	1
Tax authority dispute resolutions	6	68	3
Tax benefit of losses with valuation allowances as a result of other comprehensive income	39	—	—
Change in valuation allowance	(230)	(103)	70
Other, net	(17)	(3)	(4)
Total income tax (expense) benefit	$(159)	$2	$(40)

Included in the non-U.S. deferred tax expense is a $38 million and $39 million income tax benefit for us and Huntsman International, respectively, for losses from continuing operations for certain jurisdictions with valuation allowances to the extent income was recorded in other comprehensive income. An offsetting income tax expense was recognized in accumulated other comprehensive income.

The components of income (loss) from continuing operations before income taxes were as follows (dollars in millions):

Huntsman Corporation

	Year ended December 31,
	2009	2008	2007
U.S.	$901	$805	$33
Non-U.S.	(332)	(103)	15
Total	$569	$702	$48

Huntsman International

	Year ended December 31,
	2009	2008	2007
U.S.	$92	$42	$257
Non-U.S.	(332)	(103)	15
Total	$(240)	$(61)	$272

Components of deferred income tax assets and liabilities were as follows (dollars in millions):

Huntsman Corporation

	December 31,
	2009	2008
Deferred income tax assets:
Net operating loss carryforwards	$779	$739
Pension and other employee compensation	220	278
Property, plant and equipment	107	110
Intangible assets	65	81
Foreign tax credits	56	67
Other, net	107	106
Total	$1,334	$1,381
Deferred income tax liabilities:
Property, plant and equipment	$(484)	$(474)
Pension and other employee compensation	(8)	(1)
Other, net	(117)	(85)
Total	$(609)	$(560)
Net deferred tax asset before valuation allowance	$725	$821
Valuation allowance	(842)	(669)
Net deferred tax (liability) asset	$(117)	$152
Current deferred tax asset	$36	$21
Current deferred tax liability	(2)	(36)
Non-current deferred tax asset	138	284
Non-current deferred tax liability	(289)	(117)
Net deferred tax (liability) asset	$(117)	$152

Huntsman International

	December 31,
	2009	2008
Deferred income tax assets:
Net operating loss carryforwards	$937	$819
Pension and other employee compensation	218	278
Property, plant and equipment	107	110
Intangible assets	64	80
Foreign tax credits	55	71
Other, net	108	103
Total	$1,489	$1,461
Deferred income tax liabilities:
Property, plant and equipment	$(467)	$(455)
Pension and other employee compensation	(8)	(1)
Other, net	(43)	(15)
Total	$(518)	$(471)
Net deferred tax asset before valuation allowance	$971	$990
Valuation allowance	(861)	(681)
Net deferred tax asset	$110	$309
Current deferred tax asset	$33	$21
Current deferred tax liability	(2)	(35)
Non-current deferred tax asset	158	392
Non-current deferred tax liability	(79)	(69)
Net deferred tax asset	$110	$309

We have net operating loss carryforwards (“NOLs”) of $2,674 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $925 million have a limited life (of which $866 million are subject to a valuation allowance) and $155 million are scheduled to expire in 2010 (of which $151 million are subject to a valuation allowance). We had $98 million of NOLs expire unused in 2009 that had been previously subject to a full valuation allowance. As of December 31, 2008, we fully utilized all of our U.S. federal regular tax NOLs.

Included in the $2,674 million of non-U.S. NOLs is $1,088 million attributable to our Luxembourg entities. As of December 31, 2009, there is a valuation allowance against these net tax-effected NOLs of $311 million. Due to the uncertainty surrounding the realization of the benefits of these losses that may result from future dissolution or restructuring of the Luxembourg entities, including potential ruling requests from Luxembourg authorities, we have reduced the related deferred tax asset with a valuation allowance.

Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. During 2009, we established valuation allowances of $149 million on certain net deferred tax assets, principally in the U.K., primarily as a result of a cumulative history of operating losses. During the fourth quarter of 2008, we established valuation allowances of $35 million on certain net deferred tax assets, principally in Switzerland. During 2007, we released valuation allowances of $123 million on certain net deferred tax assets, primarily in the United States.

Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

The following is a summary of changes in the valuation allowance (dollars in millions):

Huntsman Corporation

	2009	2008	2007
Valuation allowance as of January 1	$669	$496	$572
Valuation allowance as of December 31	842	669	496
Net change	(173)	(173)	76
Foreign currency movements	14	(19)	17
(Decrease) increase to deferred tax assets with an offsetting (decrease) increase to valuation allowances	(64)	88	34
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding credit to equity	—	—	(8)
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding reduction to goodwill and intangible assets	—	(1)	(2)
Change in valuation allowance per rate reconciliation	$(223)	$(105)	$117
Components of change in valuation allowance affecting operating tax expense:
Pre-tax income and pre-tax losses in jurisdictions with valuation allowances resulting in no tax expense or benefit	$(78)	$(70)	$(3)
Releases of valuation allowances in various jurisdictions	4	—	123
Establishments of valuation allowances in various jurisdictions	(149)	(35)	(3)
Change in valuation allowance per rate reconciliation	$(223)	$(105)	$117

Huntsman International

	2009	2008	2007
Valuation allowance as of January 1	$681	$510	$536
Valuation allowance as of December 31	861	681	510
Net change	(180)	(171)	26
Foreign currency movements	14	(19)	17
(Decrease) increase to deferred tax assets with an offsetting (decrease) increase to valuation allowances	(64)	88	37
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding credit to equity	—	—	(8)
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding reduction to goodwill and intangible assets	—	(1)	(2)
Change in valuation allowance per rate reconciliation	$(230)	$(103)	$70
Components of change in valuation allowance affecting operating tax expense:
Pre-tax income and pre-tax losses in jurisdictions with valuation allowances, resulting in no tax expense or benefit	$(75)	$(68)	$(1)
Releases of valuation allowances in various jurisdictions	4	—	74
Establishments of valuation allowances in various jurisdictions	(159)	(35)	(3)
Change in valuation allowance per rate reconciliation	$(230)	$(103)	$70

The following is a reconciliation of our unrecognized tax benefits (dollars in millions):

	2009	2008
Unrecognized tax benefits as of January 1	$64	$141
Gross increases and decreases—tax positions taken during a prior period	(5)	(77)
Gross increases and decreases—tax positions taken during the current period	23	11
Decreases related to settlement of amounts due to tax authorities	—	(2)
Reductions resulting from the lapse of statutes of limitation	(10)	(4)
Foreign currency movements	2	(5)
Unrecognized tax benefits as of December 31	$74	$64

As of December 31, 2009 and 2008, the amount of unrecognized tax benefits which, if recognized, would affect the effective tax rate was $59 million and $44 million, respectively.

In accordance with our accounting policy, we continue to recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2009 and 2008, we recognized approximately $3 million of tax expense and $7 million of tax benefit, respectively, in income tax expense related to interest and $1 million each of tax expense related to penalties. We had approximately $7 million and $5 million accrued for the payment of interest and approximately $2 million and $1 million accrued for the payment of penalties as of December 31, 2009 and 2008, respectively.

We conduct business globally and, as a result, we file income tax returns in the U.S. federal, various U.S. state and various non-U.S. jurisdictions. The following table summarizes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdiction	Open Tax Years
Belgium	2007 and later
China	2002 and later
Germany	2005 and later
India	2003 and later
Italy	2005 and later
Switzerland	2005 and later
The Netherlands	2005 and later
United Kingdom	2007 and later
United States federal	2007 and later

Certain of our U.S. and non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities and the amounts ultimately agreed upon in resolution of the issues raised may differ materially from the amounts accrued.

We estimate that it is reasonably possible that certain of our unrecognized tax benefits (both U.S. and non-U.S.) could change within 12 months of the reporting date with a resulting decrease in the unrecognized tax benefits within a reasonably possible range of $12 million to $32 million. For the 12-month period from the reporting date, we would expect that a substantial portion of the decrease in our unrecognized tax benefits would result in a corresponding benefit to our income tax expense.

During 2009, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Belgium and Italy. During 2008, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Germany, Italy and the U.K.

For non-U.S. entities that were not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $275 million at December 31, 2009. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

19. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

Discoloration Claims

Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide. Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of the titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid an aggregate of approximately $16 million in costs and settlement amounts for Discoloration Claims through December 31, 2009.

During the year ended December 31, 2009, we settled one Discoloration Claim for which we were fully indemnified. During the year ended December 31, 2008, we paid an insignificant amount in partial settlement of a claim. The one remaining Discoloration Claim unresolved as of December 31, 2009 asserted aggregate damages of approximately €1 million (approximately $1 million). An appropriate liability has been accrued for this claim. Based on our understanding of the merits of this claim and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

In addition, while we can give no assurance that additional Discoloration Claims will not be made in the future, we believe such claims are unlikely. If additional Discoloration Claims were to be made, we have rights under contract to indemnity, including from ICI, and therefore do not believe such claims would have a material impact on our financial condition, results of operations or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of December 31, 2009 for costs associated with unasserted Discoloration Claims.

Asbestos Litigation

We have been named as a “premises defendant” in a number of asbestos exposure cases, typically claims by non-employees of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

Where a claimant’s alleged exposure occurred prior to our ownership of the relevant “premises,” the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. None of the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our fourteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
Unresolved at beginning of period	1,140	1,192	1,367
Tendered during period	18	21	21
Resolved during period(1)	20	73	196
Unresolved at end of period	1,138	1,140	1,192

(1)                                  Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

We have never made any payments with respect to these cases. As of December 31, 2009, we had an accrued liability of $16 million relating to these cases and a corresponding receivable of $16 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2009.

Certain cases in which we are a “premises defendant” are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us, other than a number of cases that were erroneously filed against us due to a clerical error. The cases filed in error have been dismissed.

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
Unresolved at beginning of period	43	39	42
Filed during period	3	8	52
Resolved during period	7	4	55
Unresolved at end of period	39	43	39

We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of nil, nil and $3 million during the years ended December 31, 2009, 2008 and 2007, respectively. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2009.

Antitrust Matters

We have been named as a defendant in civil antitrust suits alleging that between 1999 and 2004 we conspired with Bayer, BASF, Dow, and Lyondell to fix the prices of MDI, TDI, polyether polyols, and related systems (“polyether polyol products”) sold in the United States in violation of the federal Sherman Act. These cases are consolidated as the “Polyether Polyols” cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, pending in the United States District Court, District of Kansas. The Kansas court has ruled that plaintiffs may prosecute the Polyether Polyols cases on behalf of a class of all direct purchasers of polyether polyol products in the United States. Bayer has entered into a settlement with the plaintiffs’ class and has been dismissed as a defendant. Merits discovery is underway, and trial has been set for May 2011.

We and the other Polyether Polyol defendants (excluding Bayer) have also been named as defendants in two civil antitrust suits brought by certain direct purchasers of polyether polyol products that opted out of the class certified in MDL No. 1616. These cases have been brought by 12 groups of affiliated companies, 73 plaintiffs in all, who allege that between 1994 and 2006 inclusive the Polyether Polyol defendants conspired to fix the prices of polyether polyol products sold in the U.S. and abroad in violation of the Sherman Act, similar laws of several U.S. states, and the laws of the European Union and certain of its member states. We and the other defendants moved to dismiss the opt-out complaints. The Court partially granted the motion to dismiss state law claims and the claims outside the class period. Subsequently, the plaintiffs filed amended complaints and we and the other defendants again filed motions to dismiss their claims outside the class period. On January 25, 2010, the Court granted the defendants’ motion to dismiss claims under the laws of the European Union and its member states, but denied our motion to limit the opt-out claims to the class period.

On November 3, 2009, another group of four direct purchasers that opted out of the class certified in MDL No. 1616 filed an action in the United States District Court, District for New Jersey making nearly identical claims as those made by the other direct purchasers. We expect that it will be consolidated for discovery purposes with the other direct actions in MDL No. 1616.

Along with Flexsys, Crompton (now Chemtura), Uniroyal, Rhein Chemie Rheinau, and the other Polyether Polyol defendants, we also have been named as a defendant in a civil antitrust suit pending in the Superior Court of California, County of San Francisco, filed on February 15, 2005, that alleges that between 1994 and 2004 the defendants conspired to fix the prices of certain rubber and urethane products sold in California in violation of antitrust and unfair competition laws of California. This case purports to be brought on behalf of a class of all California purchasers of products containing rubber and urethanes products. By agreement of the parties this case has been stayed pending the resolution of MDL No. 1616.

Huntsman International has been named as a defendant in a purported class action civil antitrust suit alleging that it and its co-defendants and other co-conspirators conspired to fix the prices at which titanium dioxide was sold in the U.S. between at least March 1, 2002 and the present. Plaintiffs are seeking injunctive relief, treble damages, costs of suit and attorneys fees. The case was filed February 9, 2010 and is Haley Paint Company v. E.I. Dupont De Nemours and Company, Case No. 1:10-cv-00318-RDB, pending in the United States District Court for the District of Maryland. While we have not yet been served, we intend to defend the case vigorously.

Along with Dow, BASF, and Lyondell, we have also been named as a defendant in a third amended complaint proposed for filing in an existing civil antitrust suit pending against Bayer and Chemtura in federal district court in Massachusetts. The proposed amended complaint alleges that beginning around 1990 we and the other defendants conspired to fix the prices of MDI, TDI, polyether polyols, and polyester polyols sold throughout the United States in violation of the federal Sherman Act and the laws of various states. The proposed amended complaint seeks to sue on behalf of all indirect purchasers of such products in the United States. The Massachusetts action has been stayed pending plaintiffs’ settlement of the previously asserted claims against Bayer and Chemtura. We have filed papers opposing the motion for leave to file the proposed amended complaint adding us as a defendant in that action.

The plaintiffs’ pleadings in these various antitrust suits provide few specifics about any alleged illegal conduct on our part, and we are not aware of any illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possibility of loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

MTBE Litigation

We are named as a defendant in 18 lawsuits pending in litigation filed between March 23, 2007 and June 24, 2009 in New York federal and state courts alleging liability related to MTBE contamination in groundwater. Numerous other companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, were named as defendants in these and many other cases that were pending in U.S. courts. The plaintiffs in the 18 cases in which we are named are municipal water districts, a regional water supply authority, and municipal corporations that claim that defendants’ conduct has caused MTBE contamination of their groundwater. Four cases are pending in the U.S. District court for the Southern District of New York and 14 are pending in the Supreme Court of the state of New York, nine in Nassau county and five in Suffolk county. The plaintiffs seek injunctive relief, such as monitoring and abatement, compensatory damages, punitive damages and attorney fees. Together with other defendants, we have filed motions to dismiss all of the state court cases. At this time, while we currently have insufficient information to meaningfully assess our potential exposure in these cases, we have joined with a larger group of defendants in an effort to mediate the plaintiffs’ claims. Mediation in late 2008 and early 2009 was unsuccessful. A further mediation session was held February 3, 2010 and resulted in a tentative settlement in each of the cases in which we have been named. Our allocated portion of the total settlement is not material to our ongoing operations. We have accrued a liability for these claims equal to our allocated portion of the settlement.

Shareholder Litigation

From July 5 to July 13, 2007, four putative shareholder class action complaints were filed against our Company and our directors alleging breaches of fiduciary duty in connection with our then-proposed sale to Basell and the receipt of a superior proposal from Hexion. Three actions were filed in Delaware: Cohen v. Archibald, et al., No. 3070, in the Court of Chancery for the State of Delaware (filed July 5, 2007); Augenstein v. Archibald, et al., No. 3076, in the Court of Chancery for the State of Delaware (filed July 9, 2007); and Murphy v. Huntsman, et al., No. 3094, in the Court of Chancery for the State of Delaware (filed July 13, 2007). Another action was filed in Texas: Schwoegler v. Huntsman Corporation, et al., Cause No. 07-07-06993-CV, in the 9th Judicial District Court of Montgomery County, Texas (filed July 6, 2007). As subsequently amended, these lawsuits together allege that we and our directors breached fiduciary duties to the stockholders by, among other things, engaging in an unfair sales process, approving an unfair price per share for the Merger with Hexion, and making inadequate disclosures to stockholders, and that Basell, Hexion and MatlinPatterson entities aided and abetted these breaches of fiduciary duty. The lawsuits sought to enjoin the stockholder vote on the Merger.

On September 20, 2007, the parties entered into a Memorandum of Understanding with plaintiffs’ counsel in the Delaware and Texas actions to settle these four lawsuits. As part of the proposed settlement, the defendants deny all allegations of wrongdoing, but we agreed to make certain additional disclosures in the final proxy statement that was mailed to our stockholders on or about September 14, 2007. In connection with the settlement, the parties also reached an agreement with respect to any application that the plaintiffs’ counsel will make for an award of customary attorneys’ fees and expenses to be paid following the completion of the Merger.

The Memorandum of Understanding is now null and void and of no force and effect because the Merger was not consummated. The Texas action has been voluntarily dismissed, but there has been no further developments in the Delaware actions at this time.

Port Arthur Plant Fire Insurance Litigation

On August 31, 2007, an action was brought against our Company and IRIC, our captive insurer, in the United States District Court for the Southern District of Texas, by seventeen reinsurance companies that reinsure risks under the property insurance policy issued by IRIC to our Company for the period covering the April 29, 2006 fire at our manufacturing facility in Port Arthur, Texas. The action sought to compel our Company and IRIC to arbitrate with the Reinsurers to resolve disputes related to the claim for losses caused by the fire or, in the alternative, to declare judgment in favor of the Reinsurers. On September 26, 2008, the court denied motions to dismiss filed by our Company and IRIC, ordering the parties to engage in a short period of discovery on the issue of arbitrability. In a second and related action filed by our Company against IRIC in state court in Jefferson County, Texas, IRIC filed a third party petition against the Reinsurers, who then removed that action to the United States District Court for the Eastern District of Texas. Some of the Reinsurers filed answers and motions to compel arbitration, to stay these proceedings, and to change venue to the United States District Court for the Southern

District of Texas in order to consolidate the two actions. We filed a motion to remand that action to the state court and opposition to the Reinsurers’ motions in that action. On April 23, 2008, the United States District Court for the Eastern District of Texas transferred the case to the United States District Court for the Southern District of Texas. On September 26, 2008, the court denied our motion to remand that suit to the state court in which it was filed.

Pursuant to a December 29, 2008 agreement among the parties to the actions referenced above: (1) a mediation was scheduled for February 24-25, 2009, (2) if the disputes were not fully resolved in mediation, the parties would submit all coverage and quantum issues to a three-arbitrator panel in the second half of 2009, with a binding award to be entered by September 30, 2009 (see current status in paragraph below), (3) the Reinsurers paid an additional $40 million on our claim on December 29, 2008 and agreed that all monies paid by the participating Reinsurers on the claim to date are nonrefundable, (4) we waived our noncontractual claims against the Reinsurers, (5) the first action referenced above is stayed pending final resolution and entry of judgment, and (6) the second action referenced above has been dismissed.

Because the non-binding mediation was not successful, we and the Reinsurers are now participating in binding arbitration which began on November 2, 2009. The binding arbitration is ongoing and further oral arguments have been scheduled in March 2010. Reinsurers responsible for a small percentage of our remaining claim were not parties to the two lawsuits and are not parties to the agreement; thus we may need to pursue actions against them separately for their pro rata shares of the unpaid claim. We have paid our deductible on the claim of $60 million and have been paid $365 million to date by the Reinsurers. Prior to the commencement of the arbitration proceedings, we had claimed an additional approximately $242 million plus interest as presently due and owing and unpaid under the Policy for losses caused by the fire. The arbitration panel has made a preliminary ruling disallowing our claim for interest. In addition, the arbitration panel has made certain preliminary rulings on some of the discrete issues that so far effectively reduce the overall amount we have claimed by approximately $40 million. A final ruling on these and the various other outstanding issues under the claim are not expected until after the oral arguments scheduled in March 2010. See “Note 25. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire.”

Other Proceedings

We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity.

GUARANTEES

Our unconsolidated joint venture, the Arabian Amines Company, obtained various loan commitments in the aggregate amount of approximately $195 million (U.S. dollar equivalents) of which $[181] million, including bridge loans, was drawn and outstanding as of March 31, 2010. We have provided certain guarantees of approximately $[14] million for these commitments and our guarantees will terminate upon completion of the project and satisfaction of certain other conditions. We have estimated that the fair value of such guarantees was nil as of the closing date of this transaction and, accordingly, no amounts have been recorded.

We also guarantee certain obligations of Huntsman International in its capacity as a contributor and servicer guarantor under the U.S. A/R Program.

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2009, 2008 and 2007, our capital expenditures for EHS matters totaled $54 million, $58 million and $69 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Remediation Liabilities

We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

Under CERCLA and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. We have been notified by third parties of claims against us for cleanup liabilities at approximately 10 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities.

In addition, under RCRA, and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate manufacturing facilities, such as Australia, Switzerland, and Italy.

In June of 2006, an agreement was reached between the local regulatory authorities and our Advanced Materials site in Pamplona, Spain to relocate our manufacturing operations in order to facilitate new urban development desired by the city. Subsequently, as required by the authorities, soil and groundwater sampling was performed and followed by a quantitative risk assessment. Although unresolved at this time, some level of remediation of site contamination may be required in the future, but the estimated cost is unknown because the remediation approach and timing has not been determined.

By letter dated March 7, 2006, our Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the Australian (Victorian) EPA due to concerns about soil and groundwater contamination emanating from the site. The agency revoked the original clean-up notice on September 4, 2007 and issued a revised clean-up notice due to “the complexity of contamination issues” at the site. On March 31, 2009, we submitted the required Site Remediation Action Plan to the agency which proposed additional investigation and remediation method trials. We can provide no assurance that the EPA will agree with our proposed plan, will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up. Additionally, on September 8, 2009, we announced a decision to close this facility in early 2010. In the third quarter of 2009, we recorded a $30 million liability related to estimated environmental remediation costs at this site.

In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity, that the prior owner will honor its indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $41 million and $7 million for environmental liabilities as of December 31, 2009 and 2008, respectively. Of these amounts, $5 million and $4 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2009 and 2008, respectively, and $36 million and $3 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2009 and December 31, 2008, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called “REACH” (Registration, Evaluation and Authorization of Chemicals). REACH took effect on June 1, 2007, and the program it establishes will be phased in over 11 years. Under the regulation, companies that manufacture in or import into the EEA more than one metric tonne of a chemical substance per year will be required to register such chemical substances and isolated intermediates in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that the risks in using the chemical are adequately controlled; and for chemicals where there are no suitable alternatives substances or technologies available and the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. In addition, specified uses of some hazardous substances may be restricted. Furthermore, all applicants will have to study the availability of alternative chemicals. If an alternative is available, an applicant will have to submit a “substitution” plan to the regulatory agency. The regulatory agency will only authorize persistent bio-accumulative and toxic substances if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, participate in mandatory data-sharing forums; acquire, generate and evaluate data; prepare and submit dossiers for substance registration; obtain legal advice and reformulate products, if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances we purchase or manufacture in, or import into, the EEA. Our pre-registration REACH compliance began on June 1, 2008, utilizing internal resources at nominal expense and we met all chemical pre-registration requirements by the November 30, 2008 regulatory deadline. We are currently proceeding with the registration of the high-volume and high-priority chemicals under the program, which must be registered no later than November 30, 2010. Although the total long-term cost for REACH compliance is not estimable at this time, we spent approximately $3 million, $2 million and $3 million during the years ended December 31, 2009, 2008 and 2007, respectively, on REACH compliance.

GREENHOUSE GAS REGULATION

In the EU and other jurisdictions committed to compliance with the Kyoto Protocol, there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by regulation or taxation of GHG emissions. For example, Australia recently proposed its Carbon Pollution Reduction Scheme, which may impact our Australian operations, and program implementation is currently scheduled for 2011. In addition, although the U.S. is not a signatory to the Kyoto Protocol, several states are implementing their own GHG regulatory programs and a federal program in the U.S. is likely for the future. Draft U.S. federal legislation and the recent U.S. EPA Clean Air Act endangerment findings for carbon dioxide have focused corporate attention on the eventuality of measuring and reporting of GHG emissions for operations in the U.S. The U.S. EPA also recently mandated GHG reporting requirements for U.S. sources in excess of 25,000 tons beginning in 2010. Final details of a comprehensive U.S. GHG management approach is, as yet, uncertain. Nevertheless, we are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result, although it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include capital requirements to modify assets used to meet GHG restriction and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

CHEMICAL FACILITY ANTI-TERRORISM RULEMAKING

The DHS issued the final rule of their “Chemical Facility Anti-Terrorism Standard” in 2007. The initial phase of the rule required all chemical facilities in the U.S. to evaluate their facilities against the DHS Appendix A list of “Chemicals of Interest.” Facilities which have specified chemicals in designated quantities on the Appendix A list were required to submit a “Top Screen” to DHS in 2008. A Top Screen is a questionnaire completed by a facility having Chemicals of Interest in designated threshold quantities. In early 2008, we submitted Top Screens for all of our covered facilities. After reviewing the Top Screens, DHS determined that some of our sites were “High Risk” facilities. As a result, we were required to perform security vulnerability assessments at the High Risk sites. The security vulnerability assessments were completed and sent to DHS during the fourth quarter of 2008. Based on their assessment of the security vulnerability assessments, we received notice from DHS that one of our sites was elevated to a higher security tier. The DHS determined the other three sites to be low security tiers. The three sites will be required to develop site security plans based on a list of 18 risk-based performance standards, but security improvements recommended from the site security plans are not anticipated to be material. We believe that security upgrades to the tier-elevated site will be required; however we do not know what these required updates will be and thus cannot reasonably estimate associated costs at this time, but they could be material. Additionally, on November 26, 2008, the Transportation Safety Administration of the DHS published a final rule regarding “rail security sensitive materials” that are received at or shipped from facilities. We have three sites that are subject to this new rule, but at this time do not anticipate that the costs to comply will be material.

MTBE DEVELOPMENTS

We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor tertiary butyl alcohol to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in more than 150 cases in U.S. courts that allege MTBE contamination in groundwater. Many of these cases were settled after the parties engaged in mediation supervised by a court-appointed special settlement master. Beginning in March 2007 and continuing through June 24, 2009, we have been named as a defendant in 18 of these lawsuits pending in New York state and federal courts. See “Note 19. Commitment and Contingencies—Legal Matters—MTBE Litigation.” The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. While we currently have insufficient information to meaningfully assess our potential exposure in these cases, we have joined with a larger group of defendants in an effort to mediate the plaintiffs’ claims. Mediation in late 2008 and early 2009 was unsuccessful. A further mediation session was held February 3, 2010 which resulted in a tentative settlement in each of the cases in which we have been named. Our allocated portion of the total settlement amount is not material and we have accrued a liability for the claims equal to our allocated portion of the settlement. It is possible that we could be named as a defendant in additional existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

21. HUNTSMAN CORPORATION STOCKHOLDERS’ EQUITY

On February 16, 2005, we completed an initial public offering of 55,681,819 shares of our common stock sold by us and 13,579,546 shares our common stock sold by another selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of our mandatory convertible preferred stock sold by us at a price to the public of $50 per share. On February 16, 2008, the mandatory convertible preferred stock converted into 12,082,475 shares of our common stock. See “Note 2. Summary of Significant Accounting Policies—Net Income (Loss) per Share Attributable to Huntsman Corporation.”

DIVIDENDS ON COMMON STOCK

The following tables represent dividends on common stock for our Company for the years ended December 31, (dollars in millions, except per share payment amounts):

2009

Payment date	Record date	Per share payment amount	Total amount paid
March 31, 2009	March 16, 2009	$0.10	$24
June 30, 2009	June 15, 2009	0.10	24
September 30, 2009	September 15, 2009	0.10	24
December 31, 2009	December 15, 2009	0.10	24
Total			$96

2008

Payment date	Record date	Per share payment amount	Total amount paid
March 31, 2008	March 14, 2008	$0.10	$23
June 30, 2008	June 16, 2008	0.10	23
September 30, 2008	September 15, 2008	0.10	23
December 31, 2008	December 15, 2008	0.10	24
Total			$93

2007

Payment date	Record date	Per share payment amount	Total amount paid
March 30, 2007	March 15, 2007	$0.10	$22
June 29, 2007	June 15, 2007	0.10	22
September 28, 2007	September 14, 2007	0.10	22
December 31, 2007	December 14, 2007	0.10	22
Total			$88

On February 8, 2010, our board of directors declared a $0.10 per share cash dividend, payable on March 31, 2010, to stockholders of record as of March 15, 2010.

DIVIDENDS ON MANDATORY CONVERTIBLE PREFERRED STOCK

In connection with the initial public offering of our 5% mandatory convertible preferred stock on February 16, 2005, we declared all dividends that will be payable on such preferred stock from the issuance through the mandatory conversion date, which was February 16, 2008. Accordingly, we recorded dividends payable of $43 million and a corresponding charge to net loss available to common stockholders during the year ended December 31, 2005. We paid the final dividend in cash on February 16, 2008.

22. STOCK-BASED COMPENSATION PLAN

Under the Stock Incentive Plan, a plan approved by stockholders, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock- based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2009 we were authorized to grant up to 32.6 million shares under the Stock Incentive Plan. As of

December 31, 2009, we had 14.0 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our common stock on the date the option award is granted. Stock-based awards generally vest over a three-year period.

The compensation cost from continuing operations under the Stock Incentive Plan for our Company and Huntsman International were as follows (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Huntsman Corporation Compensation cost	$20	$20	$25
Huntsman International Compensation cost	$16	$20	$25

The total income tax benefit recognized in the statement of operations for stock-based compensation arrangements was $6 million, $6 million and $8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities for the year ended December 31, 2009 are based on the historical volatility of our common stock through the grant date. Expected volatilities for the year ended December 31, 2007 are based on implied volatilities from the shares of comparable companies and other factors. The expected term of options granted was estimated based on the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted below represent the weighted averages of the assumptions utilized for all stock options granted during the year.

	Year ended December 31,
	2009	2008	2007
Dividend yield	15.4%	NA	1.9%
Expected volatility	70.4%	NA	20.8%
Risk-free interest rate	2.5%	NA	4.7%
Expected life of stock options granted during the period	6.6 years	NA	6.6 years

During the year ended December 31, 2008, no stock options were granted.

STOCK OPTIONS

A summary of stock option activity under the Stock Incentive Plan as of December 31, 2009 and changes during the year then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2009	6,135	$21.33
Granted	6,554	2.63
Exercised	—	—
Forfeited	(1,012)	15.98
Outstanding at December 31, 2009	11,677	11.30	7.8	$54
Exercisable at December 31, 2009	5,206	20.05	6.3	3

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2009 and 2007 was $0.51 and $5.15 per option, respectively. As of December 31, 2009, there was $3 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.7 years.

The total intrinsic value of stock options exercised during the year ended December 31, 2007 was not significant. During the years ended December 31, 2009 and 2008 no stock options were exercised.

NONVESTED SHARES

Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award because it can be settled in either stock or cash. A summary of the status of our nonvested shares as of December 31, 2009 and changes during the year then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2009	930		$22.62	171	$22.82
Granted	3,336		2.64	1,869	2.66
Vested	(669	)(1)	15.99	(73)	22.31
Forfeited	(169)		7.76	(87)	5.30
Nonvested at December 31, 2009	3,428		5.20	1,880	3.61

(1)                                 As of December 31, 2009, a total of 263,399 restricted stock units were vested, of which 249,333 vested during the year ended December 31, 2009. These shares have not been reflected as vested shares in this table because, in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment.

As of December 31, 2009, there was $25 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 2.1 years. The value of share awards that vested during the years ended December 31, 2009, 2008 and 2007 was $12 million, $13 million and $9 million, respectively.

23. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) consisted of the following (dollars in millions):

Huntsman Corporation

	December 31,
	2009		2008		2007
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $15 and $16 as of December 31, 2009 and 2008, respectively	$274	$70	$204	$(176)	$134
Pension and other postretirement benefits adjustments, net of tax of $102 and $158 as of December 31, 2009 and 2008, respectively	(580)	133	(713)	(569)	184
Other comprehensive income of unconsolidated affiliates	7	(2)	9	—	2
Other, net	6	2	4	(4)	1
Total	(293)	203	(496)	(749)	321
Amounts attributable to noncontrolling interests	6	(1)	7	3	(3)
Amounts attributable to Huntsman Corporation	$(287)	$202	$(489)	$(746)	$318

Huntsman International

	December 31,
	2009		2008		2007
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $2 and $3 as of December 31, 2009 and 2008, respectively	$273	$71	$202	$(176)	$136
Pension and other postretirement benefits adjustments, net $134 and $193 as of December 31, 2009 and 2008, respectively	(635)	136	(771)	(564)	198
Other comprehensive income of unconsolidated affiliates	7	(2)	9	—	2
Other, net	1	2	(1)	(4)	1
Total	(354)	207	(561)	(744)	337
Amounts attributable to noncontrolling interests	6	(1)	7	3	(3)
Amounts attributable to Huntsman International LLC	$(348)	$206	$(554)	$(741)	$334

Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

24. OTHER OPERATING (INCOME) EXPENSE

Other operating (income) expense consisted of the following (dollars in millions):

	Year ended December 31,
	2009	2008	2007
(Gain) loss on sale of businesses/assets, net	$(2)	$6	$(70)
Foreign exchange (gains) losses	(13)	12	15
Bad debt expense	9	6	3
Legal and contract settlements	—	—	6
Insurance recoveries	—	—	(11)
Other, net	(12)	3	5
Total other operating (income) expense	$(18)	$27	$(52)

During 2006, we sold our U.S. butadiene and MTBE business. During 2007, we received $70 million of additional proceeds relating to the sale of that business upon satisfaction of certain obligations and recognized a gain of $70 million.

25. CASUALTY LOSSES AND INSURANCE RECOVERIES

PORT ARTHUR, TEXAS PLANT FIRE

On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold in November 2007) experienced a major fire. With the exception of cyclohexane operations at the site, which were restarted in June 2006, the operations at the site were shutdown until the fourth quarter of 2007. The Port Arthur manufacturing plant was covered by property damage and business interruption insurance. With respect to coverage for this outage, the deductible for property damage is $10 million and business interruption coverage does not apply for the first 60 days, subject to a combined deductible for property damage and business interruption of $60 million. See “Note 19. Commitments and Contingencies—Port Arthur Texas Plant Fire Litigation.” Future collections on this insured loss, if any, will represent additional income from discontinued operations for us upon final settlement and will be used to repay secured debt in accordance with relevant provisions of our credit agreement.

2005 U.S. GULF COAST STORMS

On September 22, 2005, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of a hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million, while business interruption coverage does not apply for the first 60 days.

Through December 31, 2009 we have received $41 million in payments in connection with our insurance claim for property damage and business interruption losses from the 2005 Gulf Coast storms. On July 29, 2009, the reinsurers filed a declaratory judgment action asking the Court to compel arbitration between the parties or to declare that the reinsurers owed nothing further from the storm damage. We filed a counterclaim asking the Court to declare that the reinsurers owed us the remaining amount of our claim. Subsequently, the parties participated in mediation on February 8-9, 2010 and resolved the remainder of our insurance claim for a total of $7 million. The reinsurers are required to pay that amount within 30 days following the execution of a proof of loss and settlement agreement. This future collection will represent income from discontinued operations for us upon final settlement.

26. INCOME (EXPENSES) ASSOCIATED WITH THE TERMINATED MERGER AND RELATED LITIGATION

Total income (expenses) associated with the Terminated Merger and related litigation were as follows (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Gain recognized pursuant to the Texas Bank Litigation Settlement Agreement	$868	$—	$—
Gain recognized pursuant to the Apollo Settlement Agreement	—	765	—
Basell Termination Fee	—	100	(200)
Investment banking fees	—	(25)	—
Directors’ fees	—	(17)	—
Legal fees and other	(33)	(43)	(10)
Total	$835	$780	$(210)

On July 12, 2007, we entered into the Hexion Merger Agreement. On June 18, 2008, Hexion, Apollo and certain of their affiliates filed an action in Delaware Chancery Court seeking to terminate the Hexion Merger. We countersued Hexion and Apollo in the Delaware Chancery Court and filed a separate action against Apollo and certain of its affiliates in the District Court of Montgomery County, Texas. On December 13, 2008, we terminated the Hexion Merger Agreement and, on December 14, 2008, we entered into the Apollo Settlement Agreement. Pursuant to the Apollo Settlement Agreement, Hexion and certain Apollo affiliates have paid us an aggregate amount of $1 billion.

On September 30, 2008, we filed suit in the 9th Judicial District Court in Montgomery County, Texas against the Banks that had entered into a commitment letter to provide funding for the Hexion Merger. On June 22, 2009, we entered into the Texas Bank Litigation Settlement Agreement with the Banks. The Texas Bank Litigation was dismissed with prejudice on June 23, 2009. In accordance with the Texas Bank Litigation Settlement Agreement, the Banks paid us a cash payment of $632 million, purchased from Huntsman International the 2016 Senior Notes in the aggregate principal amount of $600 million, and provided Huntsman International with Term Loan C in the principal amount of $500 million. The 2016 Senior Notes and Term Loan C borrowings were at favorable rates to us and were recorded at a combined fair value of $864 million. Accordingly, we recognized a gain of $868 million in connection with the Texas Bank Litigation Settlement Agreement.

27. DISCONTINUED OPERATIONS

Australian Styrenics Business Shutdown

During the first quarter of 2010, we ceased operation of our former Australian styrenics business. During 2009, we recorded costs of approximately $63 million related to the closure of this business.  For more information, see “Note 1. General — Closure of Australian Styrenics Operations.”  U.S. tax law, under relevant facts, provides for a deduction on investments that are “worthless” for U.S. tax purposes.  Therefore, during 2009, we recorded a tax benefit of $73 million in discontinued operations related to the closure of and the cumulative U.S. investments in our Australian Styrenics business. The following results of operations of our former Australian styrenics business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Revenues	$98	$159	$155
Costs and expenses	(182)	(192)	(172)
Operating (loss) income	(84)	(33)	(17)
Income tax benefit (expense)	74	—	(1)
Loss from discontinued operations, net of tax	$(10)	$(33)	$(18)

The EBITDA of our former Australian styrenics business was previously included in our Corporate and Other segment and has been presented as discontinued operations in the accompanying consolidated statements of operations for all periods presented.

U.S. BASE CHEMICALS BUSINESS

On November 5, 2007, we completed the U.S. Base Chemicals Disposition. This disposition included our former olefins manufacturing assets located at Port Arthur, Texas. A captive ethylene unit at the retained Port Neches, Texas site of our Performance Products segment operations was not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills Resources to us, will continue to provide feedstock for our downstream derivative units.

The following results of our former U.S base chemicals business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Revenues	$—	$—	$181
Costs and expenses	—	—	(206)
Loss on disposal	—	—	(146)
Adjustment to loss on disposal	2	8	—
(Loss) gain on partial fire insurance settlement	(17)	175	—
Operating (loss) income	(15)	183	(171)
Income tax benefit (expense)	6	(68)	62
(Loss) income from discontinued operations, net of tax	$(9)	$115	$(109)

In connection with the U.S. Base Chemicals Disposition, we recognized a pretax loss on disposal of $146 million in 2007, which included a pension curtailment gain of $4 million. During 2008, we recognized an adjustment to the loss on disposal of $8 million related to a sales and use tax settlement, and post-closing adjustments. In addition, during 2008, we recognized a $175 million gain from the partial settlement of insurance claims related to the fire at our former Port Arthur, Texas facility. During 2009, we recorded legal fees of $17 million related to the ongoing arbitration of the fire insurance claim and recorded a gain of $2 million on the settlement of product exchange liabilities. Any future proceeds from our fire insurance claim will be classified in discontinued operations. See “Note 25. Casualty Losses and Insurance Recoveries.”

The EBITDA of our former U.S. base chemicals business is included in discontinued operations for all periods presented.

NORTH AMERICAN POLYMERS BUSINESS

On August 1, 2007 we completed the North American Polymers Disposition. The disposition included our former polymers manufacturing assets located at four U.S. sites: Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. In accordance with the amended and restated asset purchase agreement with Flint Hills Resources, we also shut down our Mansonville, Quebec expandable polystyrene manufacturing facility in June 2007.

The following results of our former North American polymers business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2008	2007
Revenues	$—	$882
Costs and expenses	—	(873)
Loss on disposal	—	(233)
Adjustment to loss on disposal	3	—
Operating income (loss)	3	(224)
Income tax (expense) benefit	(1)	78
Income (loss) from discontinued operations, net of tax	$2	$(146)

In connection with the North American Polymers Disposition, we recognized a pretax loss on disposal of $233 million in 2007. During 2008, we recorded an adjustment to the loss on disposal in connection with the North American Polymers Disposition of $3 million primarily related to property tax settlements and post-closing adjustments.

The EBITDA of our former North American polymers business is included in discontinued operations for all periods presented.

In connection with the U.S. Petrochemicals Disposition, we agreed to indemnify Flint Hills Resources with respect to any losses resulting from (i) the breach of representations and warranties contained in the amended and restated asset purchase agreement, (ii) any pre-sale liabilities related to certain assets not assumed by Flint Hills Resources, and (iii) any unknown environmental liability related to the pre-sale operations of the assets sold. We are not required to pay under these indemnification obligations until claims against us, on a cumulative basis, exceed $10 million. Upon exceeding this $10 million threshold, we generally are obligated to provide indemnification for any losses up to a limit of $150 million. We believe that the possibility that we will be required to pay any significant amounts under the indemnity provision is remote.

EUROPEAN BASE CHEMICALS AND POLYMERS BUSINESS

On December 29, 2006, we completed the U.K. Petrochemicals Disposition. This transaction involved the sale of the outstanding equity interests of Huntsman Petrochemicals (UK) Limited. The final sales price was subject to adjustments relating to working capital, investment in the LDPE plant in Wilton, U.K. and unfunded pension liabilities.

In connection with the U.K. Petrochemicals Disposition in 2007, we and Huntsman International recorded an adjustment to the loss on disposal of $39 million and $28 million, respectively, related primarily to a pension funding accrual and post-closing adjustments.

The EBITDA of our former European base chemicals business is included in discontinued operations for all periods presented.

In connection with the sale, we agreed to indemnify the buyer with respect to any losses resulting from any environmental liability related to the pre-sale operations of the assets sold. These indemnities have various payment thresholds and time limits depending on the site and type of claim. Generally, we are not required to pay under these indemnification obligations until claims against us exceed £0.1 million (approximately $0.2 million) individually or £1 million (approximately $2 million) in the aggregate. We also agreed to indemnify the buyer with respect to certain tax liabilities. Our maximum exposure generally shall not exceed $600 million in the aggregate. We believe that the possibility that we will be required to pay any significant amounts under any of the indemnity provisions is remote.

TDI BUSINESS

On July 6, 2005, we sold our TDI business. The sale involved the transfer of our TDI customer list and sales contracts. We discontinued the use of our remaining TDI assets. Our former TDI business has been accounted for as a discontinued operation. In 2007, we incurred $1 million of expenditures related to the exit from this business.

28. RELATED PARTY TRANSACTIONS

Our accompanying consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Sales to:
Unconsolidated affiliates	$96	$164	$186
Inventory purchases from:
Unconsolidated affiliates	273	299	224

An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We believe this donation will occur in the first quarter of 2010. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2009, our Salt Lake City office building had a net book value of nil.

On April 28, 2009, we and Mr. Jon M. Huntsman mutually terminated an agreement we had entered into with Mr. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provided consulting services to us at our request. Pursuant to this agreement, Mr. Huntsman provided advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs and administrative matters based upon his experience and knowledge of our business, the industry and the markets within which we compete. Mr. Huntsman’s services were utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renewed automatically for successive one-year terms, Mr. Huntsman received $950,000 annually for his services. Following the agreement’s termination, we re-established an employment relationship with Mr. Huntsman.

Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $2 million, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets on the accompanying consolidated balance sheets.

Wayne A. Reaud, a member of our board of directors, is of counsel to the law firm of Reaud, Morgan & Quinn. We pay the firm $200,000 per year for legal services. Mr. Reaud has no interest in the firm or in the proceeds for current work done at the firm. As of counsel, the law firm provides Mr. Reaud with an office and certain secretarial services.

29. OPERATING SEGMENT INFORMATION

We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. During the first quarter of 2009, we reorganized our operating segments to divide our former Materials and Effects segment into two different segments—our Advanced Materials segment and our Textile Effects segment. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserve adjusetments as part of Corporate and other, which was previously reported in our Performance Products segment. All segment information in this report has been restated to reflect these changes. We have reported our operations through five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. We have organized our business and derived our operating segments around differences in product lines.

The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE

Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses

Advanced Materials	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives and tooling resin formulations

Textile Effects	textile chemicals and dyes

Pigments	titanium dioxide

Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Year ended December 31,
	2009	2008	2007
Net Sales:
Polyurethanes	$3,005	$4,055	$3,813
Performance Products	2,091	2,703	2,310
Advanced Materials	1,059	1,492	1,434
Textile Effects	691	903	985
Pigments	960	1,072	1,109
Eliminations	(141)	(169)	(155)
Total	$7,665	$10,056	$9,496
Huntsman Corporation:
Segment EBITDA(1):
Polyurethanes	$384	$382	$593
Performance Products	246	274	207
Advanced Materials	59	149	158
Textile Effects	(64)	(33)	41
Pigments	(24)	17	51
Corporate and Other(2)	654	584	(336)
Subtotal	1,255	1,373	714
Discontinued Operations(3)	(97)	156	(339)
Total	1,158	1,529	375
Interest expense, net	(238)	(262)	(285)
Interest expense of discontinued operations, net	—	(1)	(1)
Income tax (expense) benefit—continuing operations	(444)	(190)	13
Income tax benefit (expense)—discontinued operations	80	(69)	139
Depreciation and amortization	(442)	(398)	(413)
Net income (loss) attributable to Huntsman Corporation	$114	$609	$(172)
Depreciation and Amortization:
Polyurethanes	$160	$153	$150
Performance Products	78	69	62
Advanced Materials	38	39	41
Textile Effects	19	8	2
Pigments	104	91	90
Corporate and Other(2)	41	36	34
Subtotal	440	396	379
Discontinued Operations(3)	2	2	34
Total	$442	$398	$413

	Year ended December 31,
	2009	2008	2007
Capital Expenditures:
Polyurethanes	$55	$109	$120
Performance Products	70	149	148
Advanced Materials	14	31	34
Textile Effects	19	50	55
Pigments	23	69	104
Corporate and Other(2)	8	10	15
Subtotal	189	418	476
Discontinued Operations(3)	—	—	189
Total	$189	$418	$665

	December 31,
	2009	2008
Total Assets:
Polyurethanes	$4,837	$4,442
Performance Products	2,205	2,375
Advanced Materials	1,446	1,308
Textile Effects	717	750
Pigments	1,274	1,474
Corporate and Other(2)	(1,853)	(2,291)
Total	$8,626	$8,058

	Year ended December 31,
	2009	2008	2007
Huntsman International:
Segment EBITDA(1):
Polyurethanes	$384	$382	$593
Performance Products	246	274	207
Advanced Materials	59	149	158
Textile Effects	(64)	(33)	41
Pigments	(24)	17	51
Corporate and Other(2)	(175)	(202)	(144)
Subotal	426	587	906
Discontinued Operations(3)	(97)	156	(339)
Total	329	743	567
Interest expense, net—continuing operations	(240)	(263)	(286)
Interest expense, net—discontinued operations	—	(1)	(1)
Income tax (expense) benefit—continuing operations	(159)	2	(40)
Income tax benefit (expense)—discontinued operations	80	(69)	139
Depreciation and amortization	(420)	(374)	(391)
Net (loss) income attributable to Huntsman International LLC	$(410)	$38	$(12)
Depreciation and Amortization:
Polyurethanes	$160	$153	$150
Performance Products	78	69	62
Advanced Materials	38	39	41
Textile Effects	19	8	2
Pigments	104	91	90
Corporate and Other(2)	19	12	12
Subtotal	418	372	357
Discontinued Operations(3)	2	2	34
Total	$420	$374	$391

	Year ended December 31,
	2009	2008	2007
Capital Expenditures:
Polyurethanes	$55	$109	$120
Performance Products	70	149	148
Advanced Materials	14	31	34
Textile Effects	19	50	55
Pigments	23	69	104
Corporate and Other(2)	8	10	15
Subtotal	189	418	476
Discontinued Operations(3)	—	—	189
Total	$189	$418	$665

	December 31,
	2009	2008
Total Assets:
Polyurethanes	$4,837	$4,442
Performance Products	2,205	2,375
Advanced Materials	1,446	1,308
Textile Effects	717	750
Pigments	1,274	1,474
Corporate and Other(2)	(2,786)	(2,925)
Total	$7,693	$7,424

(1)	Segment EBITDA is defined as net income (loss) attributable to Huntsman Corporation or Huntsman International LLC, as appropriate, before interest, income tax, depreciation and amortization.

(2)

Corporate and Other items includes unallocated corporate overhead, loss on accounts receivable securitization program, unallocated foreign exchange gains or losses, step accounting impacts, results of our former U.S. butadiene and MTBE business, loss on the early extinguishment of debt, net income (loss) attributable to noncontrolling interests, unallocated restructuring, impairment and plant closing costs, extraordinary gain (loss) on the acquisition of a business, income (expenses) associated with the Terminated Merger and related litigation (for Huntsman Corporation only), LIFO inventory reserve adjustments and other non-operating income (expense).

(3)

The operating results of our Australian styrenics business and our polymers and base chemicals businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our Australian styrenics business and our polymers and base chemicals businesses are included in discontinued operations for all periods presented. See “Note 27. Discontinued Operations.”

	Year ended December 31,
	2009	2008	2007
By Geographic Area
Revenues(1):
United States	$2,299	$3,071	$2,979
China	605	648	560
Germany	432	599	506
Mexico	432	565	470
Italy	415	560	513
Other nations	3,482	4,613	4,468
Total	$7,665	$10,056	$9,496

	December 31,
	2009	2008
Long-lived assets(2):
Huntsman Corporation
United States	$1,524	$1,601
Netherlands	364	390
United Kingdom	347	367
Switzerland	212	210
Spain	201	219
Other nations	868	862
Total	$3,516	$3,649
Huntsman International
United States	$1,365	$1,418
Netherlands	364	390
United Kingdom	347	367
Switzerland	212	210
Spain	201	219
Other nations	868	862
Total	$3,357	$3,466

(1)                                  Geographic information for revenues is based upon countries into which product is sold.

(2)                                  Long lived assets are made up of property, plant and equipment.

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION—HUNTSMAN INTERNATIONAL

The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. There are no contractual restrictions limiting transfers of cash from Guarantor subsidiaries to Huntsman International. Each of the Guarantors is 100% owned by Huntsman International and has fully and unconditionally guaranteed Huntsman International’s outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2009

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$688	$24	$207	$—	$919
Restricted cash	—	—	5	—	5
Accounts and notes receivable, net	17	85	916	—	1,018
Accounts receivable from affiliates	1,040	2,178	83	(3,269)	32
Inventories	78	205	908	(7)	1,184
Prepaid expenses	11	27	21	(17)	42
Deferred income taxes	10	—	28	(5)	33
Other current assets	120	1	100	(112)	109
Total current assets	1,964	2,520	2,268	(3,410)	3,342
Property, plant and equipment, net	439	913	2,003	2	3,357
Investment in affiliates	4,314	1,139	106	(5,309)	250
Intangible assets, net	82	3	44	—	129
Goodwill	(19)	84	33	(4)	94
Deferred income taxes	236	—	118	(196)	158
Notes receivable from affiliates	63	988	8	(1,051)	8
Other noncurrent assets	40	129	186	—	355
Total assets	$7,119	$5,776	$4,766	$(9,968)	$7,693
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36	$177	$502	$—	$715
Accounts payable to affiliates	1,702	744	863	(3,268)	41
Accrued liabilities	86	210	447	(130)	613
Deferred income tax	—	7	2	(7)	2
Note payable to affiliate	25	—	—	—	25
Current portion of debt	39	—	156	—	195
Total current liabilities	1,888	1,138	1,970	(3,405)	1,591
Long-term debt	3,675	12	94	—	3,781
Notes payable to affiliates	525	—	1,056	(1,051)	530
Deferred income taxes	11	82	68	(82)	79
Other noncurrent liabilities	194	144	527	—	865
Total liabilities	6,293	1,376	3,715	(4,538)	6,846
Equity
Huntsman International LLC members’ equity:
Members’ equity	3,021	4,464	1,986	(6,450)	3,021
Subsidiary preferred stock	—	—	1	(1)	—
Accumulated deficit	(1,847)	(125)	(636)	761	(1,847)
Accumulated other comprehensive (loss) income	(348)	61	(315)	254	(348)
Total Huntsman International LLC members’ equity	826	4,400	1,036	(5,436)	826
Noncontrolling interests in subsidiaries	—	—	15	6	21
Total equity	826	4,400	1,051	(5,430)	847
Total liabilities and equity	$7,119	$5,776	$4,766	$(9,968)	$7,693

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2008

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$—	$3	$84	$—	$87
Restricted cash	—	—	5	—	5
Accounts and notes receivable, net	19	114	772	—	905
Accounts receivable from affiliates	350	1,819	38	(2,192)	15
Inventories	103	198	1,207	(8)	1,500
Prepaid expenses	14	29	21	(19)	45
Deferred income taxes	9	—	21	(9)	21
Other current assets	61	2	92	(56)	99
Total current assets	556	2,165	2,240	(2,284)	2,677
Property, plant and equipment, net	477	924	2,062	3	3,466
Investment in affiliates	4,883	1,367	118	(6,101)	267
Intangible assets, net	103	—	54	—	157
Goodwill	—	87	9	(4)	92
Deferred income taxes	168	9	273	(58)	392
Notes receivable from affiliates	319	1,470	9	(1,789)	9
Other noncurrent assets	47	145	172	—	364
Total assets	$6,553	$6,167	$4,937	$(10,233)	$7,424
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20	$175	$533	$—	$728
Accounts payable to affiliates	1,567	265	375	(2,191)	16
Accrued liabilities	91	155	389	(75)	560
Deferred income tax	—	35	10	(10)	35
Note payable to affiliate	423	—	—	—	423
Current portion of debt	39	—	166	—	205
Total current liabilities	2,140	630	1,473	(2,276)	1,967
Long-term debt	3,303	12	127	—	3,442
Notes payable to affiliates	—	282	1,513	(1,789)	6
Deferred income taxes	2	2	65	—	69
Other noncurrent liabilities	211	175	635	—	1,021
Total liabilities	5,656	1,101	3,813	(4,065)	6,505
Equity
Huntsman International LLC members’ equity:
Members’ equity	2,865	4,685	1,716	(6,401)	2,865
Subsidiary preferred stock	—	1	1	(2)	—
(Accumulated deficit) retained earnings	(1,414)	499	(111)	(388)	(1,414)
Accumulated other comprehensive loss	(554)	(119)	(499)	618	(554)
Total Huntsman International LLC members’ equity	897	5,066	1,107	(6,173)	897
Noncontrolling interests in subsidiaries	—	—	17	5	22
Total equity	897	5,066	1,124	(6,168)	919
Total liabilities and equity	$6,553	$6,167	$4,937	$(10,233)	$7,424

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$654	$2,106	$4,809	$—	$7,569
Related party sales	178	373	644	(1,099)	96
Total revenues	832	2,479	5,453	(1,099)	7,665
Cost of goods sold	676	1,983	4,977	(1,066)	6,570
Gross profit	156	496	476	(33)	1,095
Selling, general and administrative	154	123	562	—	839
Research and development	51	30	64	—	145
Other operating (income) expense	(24)	(31)	37	—	(18)
Restructuring, impairment and plant closing costs	9	2	77	—	88
Operating (loss) income	(34)	372	(264)	(33)	41
Interest (expense) income, net	(214)	40	(66)	—	(240)
Loss on accounts receivable securitization program	(15)	(2)	(6)	—	(23)
Equity in (loss) income of investment in affiliates and subsidiaries	(317)	(514)	6	828	3
Loss on early extinguishment of debt	(21)	—	—	—	(21)
Other expense	(33)	—	—	33	—
Loss from continuing operations before income taxes	(634)	(104)	(330)	828	(240)
Income tax benefit (expense)	224	(148)	(179)	(56)	(159)
Loss from continuing operations	(410)	(252)	(509)	772	(399)
(Loss) income from discontinued operations, net of tax	—	(11)	(8)	—	(19)
Extraordinary gain on the acquisition of a business, net of tax	—	—	6	—	6
Net loss	(410)	(263)	(511)	772	(412)
Net loss attributable to noncontrolling interests	—	1	2	(1)	2
Net loss attributable to Huntsman International LLC	$(410)	$(262)	$(509)	$771	$(410)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$869	$2,778	$6,245	$—	$9,892
Related party sales	337	442	1,146	(1,761)	164
Total revenues	1,206	3,220	7,391	(1,761)	10,056
Cost of goods sold	1,006	2,869	6,631	(1,747)	8,759
Gross profit	200	351	760	(14)	1,297
Selling, general and administrative	109	132	630	(1)	870
Research and development	53	31	70	—	154
Other operating (income) expense	(15)	55	(13)	—	27
Restructuring, impairment and plant closing costs	—	—	31	—	31
Operating income	53	133	42	(13)	215
Interest (expense) income, net	(231)	106	(138)	—	(263)
Gain (loss) on accounts receivable securitization program	6	(10)	(23)	—	(27)
Equity in income (loss) of investment in affiliates and subsidiaries	106	(45)	14	(61)	14
Other (expense) income	(14)	—	1	13	—
(Loss) income from continuing operations before income taxes	(80)	184	(104)	(61)	(61)
Income tax benefit (expense)	119	(77)	16	(56)	2
Income (loss) from continuing operations	39	107	(88)	(117)	(59)
(Loss) income from discontinued operations, net of tax	(1)	119	(34)	—	84
Extraordinary gain on the acquisition of a business, net of tax	—	—	14	—	14
Net income (loss)	38	226	(108)	(117)	39
Net income attributable to noncontrolling interests	—	—	(1)	—	(1)
Net income (loss) attributable to Huntsman International LLC	$38	$226	$(109)	$(117)	$38

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$934	$2,420	$5,956	$—	$9,310
Related party sales	484	450	1,022	(1,770)	186
Total revenues	1,418	2,870	6,978	(1,770)	9,496
Cost of goods sold	1,084	2,528	6,097	(1,764)	7,945
Gross profit	334	342	881	(6)	1,551
Selling, general and administrative	140	120	601	(1)	860
Research and development	45	33	67	—	145
Other operating expense (income)	36	(121)	33	—	(52)
Restructuring, impairment and plant closing (credits) costs	—	(1)	30	—	29
Operating income	113	311	150	(5)	569
Interest expense, net	(64)	(95)	(127)	—	(286)
Gain (loss) on accounts receivable securitization program	9	(9)	(21)	—	(21)
Equity in (loss) income of investment in affiliates and subsidiaries	(79)	51	13	28	13
Other (expense) income	(6)	6	2	(5)	(3)
(Loss) income from continuing operations before income taxes	(27)	264	17	18	272
Income tax benefit (expense)	29	(93)	24	—	(40)
Income from continuing operations	2	171	41	18	232
(Loss) income from discontinued operations, net of tax	(12)	(231)	(3)	—	(246)
Extraordinary loss on the acquisition of a business, net of tax	(2)	—	(5)	—	(7)
Net (loss) income	(12)	(60)	33	18	(21)
Net loss attributable to noncontrolling interests	—	—	9	—	9
Net (loss) income attributable to Huntsman International LLC	$(12)	$(60)	$42	$18	$(12)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2009

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$288	$48	$84	$—	$420
Investing activities:
Capital expenditures	(7)	(70)	(112)	—	(189)
Acquisition of business net of cash acquired and post-closing adjustments	—	—	(31)	—	(31)
Proceeds from sale of assets, net of adjustments	—	2	3	—	5
Increase in receivable from affiliate	(7)	—	—	—	(7)
Cash received from affiliate	(258)	(62)	18	309	7
Other, net	—	—	3	—	3
Net cash used in investing activities	(272)	(130)	(119)	309	(212)
Financing activities:
Net repayments under revolving loan facilities	—	—	(14)	—	(14)
Net repayments of overdraft facilities	—	—	(12)	—	(12)
Net repayments of short-term debt	—	—	(13)	—	(13)
Repayments of long-term debt	(510)	—	(32)	—	(542)
Proceeds from long-term debt	864	—	16	—	880
Repayments of notes payable to affiliate	(403)	—	—	—	(403)
Proceeds from notes payable to affiliate	529	—	—	—	529
Intercompany repayments	—	—	(50)	50	—
Repayments of notes payable	(43)	—	(20)	—	(63)
Borrowings on notes payable	42	—	22	—	64
Debt issuance costs paid	(5)	—	—	—	(5)
Call premiums related to early extinguishment of debt	(14)	—	—	—	(14)
Contribution from parent, net	236	103	256	(359)	236
Dividends paid to parent	(23)	—	—	—	(23)
Other, net	(1)	—	—	—	(1)
Net cash provided by financing activities	672	103	153	(309)	619
Effect of exchange rate changes on cash	—	—	5	—	5
Increase in cash and cash equivalents	688	21	123	—	832
Cash and cash equivalents at beginning of period	—	3	84	—	87
Cash and cash equivalents at end of period	$688	$24	$207	$—	$919

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2008

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(320)	$649	$(290)	$—	$39
Investing activities:
Capital expenditures	(50)	(154)	(214)	—	(418)
Acquisition of business, net of cash acquired and post-closing adjustments	—	—	(2)	—	(2)
Proceeds from sale of assets, net of adjustments	—	(28)	2	—	(26)
Decrease in receivable from affiliate	406	46	—	(273)	179
Investment in affiliate	(164)	(426)	—	546	(44)
Cash received from affiliate	—	10	—	—	10
Change in restricted cash	—	—	(8)	—	(8)
Other, net	—	(3)	(2)	—	(5)
Net cash provided by (used in) investing activities	192	(555)	(224)	273	(314)
Financing activities:
Net borrowings under revolving loan facilities	8	—	3	—	11
Net borrowings on overdraft facilities	—	—	8	—	8
Net borrowings on short-term debt	—	—	73	—	73
Repayments of long-term debt	(1)	—	(10)	—	(11)
Proceeds from long-term debt	1	10	17	—	28
Issuance of note payable to affiliate	423	—	—	—	423
Intercompany repayments	—	(227)	(46)	273	—
Repayments of notes payable	(44)	—	(11)	—	(55)
Borrowings on notes payable	41	—	7	—	48
Debt issuance costs paid	(5)	—	—	—	(5)
Contribution from parent, net	—	120	426	(546)	—
Dividends paid to parent	(306)	—	—	—	(306)
Other, net	—	—	(1)	—	(1)
Net cash provided by (used in) financing activities	117	(97)	466	(273)	213
Effect of exchange rate changes on cash	—	—	(5)	—	(5)
Decrease in cash and cash equivalents	(11)	(3)	(53)	—	(67)
Cash and cash equivalents at beginning of period	11	6	137	—	154
Cash and cash equivalents at end of period	$—	$3	$84	$—	$87

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31, 2007

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(1,378)	$1,356	$85	$(6)	$57
Investing activities:
Capital expenditures	(42)	(313)	(310)	—	(665)
Acquisition of business, net of cash acquired and post-closing adjustments	(8)	—	21	—	13
Proceeds from sale of businesses/assets, net of adjustments	348	486	16	—	850
Decrease (increase) in receivable from affiliate	1,234	(83)	—	(1,329)	(178)
Investment in affiliate	—	(16)	(12)	11	(17)
Cash received from affiliate	19	—	4	(19)	4
Other, net	—	—	1	—	1
Net cash provided by (used in) investing activities	1,551	74	(280)	(1,337)	8
Financing activities:
Net repayments under revolving loan facilities	—	—	(17)	—	(17)
Net borrowings on overdraft facilities	—	—	15	—	15
Repayments of long-term debt	(413)	—	(9)	—	(422)
Proceeds from long-term debt	249	—	17	—	266
Intercompany (repayments) borrowings	—	(1,412)	83	1,329	—
Repayments of notes payable	(57)	—	—	—	(57)
Borrowings on notes payable	47	—	6	—	53
Debt issuance costs paid	(5)	—	—	—	(5)
Call premiums related to early extinguishment of debt	(1)	—	—	—	(1)
Dividends paid	—	(6)	—	6	—
Other, net	—	(6)	(3)	8	(1)
Net cash (used in) provided by financing activities	(180)	(1,424)	92	1,343	(169)
Effect of exchange rate changes on cash	—	—	12	—	12
(Decrease) increase in cash and cash equivalents	(7)	6	(91)	—	(92)
Cash and cash equivalents at beginning of period	18	—	228	—	246
Cash and cash equivalents at end of period	$11	$6	$137	$—	$154

31. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

A summary of selected unaudited quarterly financial data for the years ended December 31, 2009 and 2008 is as follows (dollars in millions):

Huntsman Corporation

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues	$1,680	$1,846	$2,075	$2,064
Gross profit	149	234	341	354
Restructuring, impairment and plant closing costs	14	63	7	4
(Loss) income from continuing operations	(290)	409	(75)	81
(Loss) income before extraordinary gain	(294)	406	(68)	62
Net (loss) income	(294)	406	(68)	68
Net (loss) income attributable to Huntsman Corporation	(290)	406	(68)	66
Basic (loss) income per share:
(Loss) income from continuing operations attributable to Huntsman Corporation common stockholders	(1.22)	1.75	(0.32)	0.34
(Loss) income before extraordinary gain attributable to Huntsman Corporation common stockholders	(1.24)	1.74	(0.29)	0.26
Net (loss) income attributable to Huntsman Corporation common stockholders	(1.24)	1.74	(0.29)	0.28
Diluted (loss) income per share:
(Loss) income from continuing operations attributable to Huntsman Corporation common stockholders	(1.22)	1.53	(0.32)	0.31
(Loss) income before extraordinary gain attributable to Huntsman Corporation common stockholders	(1.24)	1.51	(0.29)	0.24
Net (loss) income attributable to Huntsman Corporation common stockholders	(1.24)	1.51	(0.29)	0.26

	Three months ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Revenues	$2,500	$2,853	$2,688	$2,015
Gross profit	368	383	346	183
Restructuring, impairment and plant closing costs	3	—	2	26
Income (loss) from continuing operations(a)(b)	17	18	(22)	499
Income (loss) before extraordinary gain	11	18	(21)	588
Net income (loss)	11	27	(20)	592
Net income (loss) attributable to Huntsman Corporation	7	24	(20)	598
Basic income (loss) per share:
Income (loss) from continuing operations attributable to Huntsman Corporation common stockholders(a)(b)	0.06	0.06	(0.10)	2.16
Income (loss) before extraordinary gain attributable to Huntsman Corporation common stockholders	0.03	0.06	(0.10)	2.55
Net income (loss) attributable to Huntsman Corporation common stockholders	0.03	0.10	(0.09)	2.56
Diluted income (loss) per share:
Income (loss) from continuing operations attributable to Huntsman Corporation common stockholders(a)(b)	0.07	0.06	(0.10)	2.14
Income (loss) before extraordinary gain attributable to Huntsman Corporation common stockholders	0.03	0.06	(0.10)	2.52
Net income (loss) attributable to Huntsman Corporation common stockholders	0.03	0.10	(0.09)	2.53

Huntsman International

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues	$1,680	$1,846	$2,075	$2,064
Gross profit	154	237	346	358
Restructuring, impairment and plant closing costs	14	63	7	4
(Loss) income from continuing operations	(281)	(126)	(48)	56
(Loss) income before extraordinary gain	(285)	(129)	(41)	37
Net (loss) income	(285)	(129)	(41)	43
Net (loss) income attributable to Huntsman International LLC	(281)	(129)	(41)	41

	Three months ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Revenues	$2,500	$2,853	$2,688	$2,015
Gross profit	372	387	351	187
Restructuring, impairment and plant closing costs	3	—	2	26
Income (loss) from continuing operations(b)	22	25	8	(114)
Income (loss) before extraordinary loss	16	25	9	(25)
Net income (loss)	16	34	10	(21)
Net income (loss) attributable to Huntsman International LLC	12	31	10	(15)

(a)                                  Included in our income from continuing operations for the three months ended December 31, 2008, was pretax income of $815 million associated with the Terminated Merger. See “Note 26. Income (Expenses) Associated with the Terminated Merger and Related Litigation.”

(b)                                 Included in our and Huntsman International’s income from continuing operations for the three months ended December 31, 2008, was a pretax gain of $175 million resulting from a partial fire insurance settlement. See “Note 25. Casualty Losses and Insurance Recoveries.”

HUNTSMAN CORPORATION (PARENT ONLY)

Schedule I—Condensed Financial Information of Registrant

HUNTSMAN CORPORATION (Parent Only)

BALANCE SHEETS

(Dollars in Millions)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$826	$570
Receivable from affiliate	16	—
Note receivable from affiliate	25	423
Total current assets	867	993
Note receivable from affiliate-long-term	525	—
Investment in and advances to affiliates	772	903
Total assets	$2,164	$1,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15	$4
Payable to affiliate	31	7
Accrued liabilities	10	40
Current portion of debt	236	—
Total current liabilities	292	51
Long-term debt	—	235
Other long term liabilities	28	—
Total liabilities	320	286
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 1,200,000,000 shares authorized, 237,225,258 and 234,430,334 issued and 234,081,490 and 233,553,515 outstanding as of December 31, 2009 and 2008, respectively	2	2
Mandatory convertible preferred stock, $0.01 par value, 100,000,000 shares authorized	—	—
Additional paid-in capital	3,155	3,141
Unearned stock-based compensation	(11)	(13)
Accumulated deficit	(1,015)	(1,031)
Accumulated other comprehensive loss	(287)	(489)
Total stockholders’ equity	1,844	1,610
Total liabilities and stockholders’ equity	$2,164	$1,896

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2009	2008	2007
Selling, general and administrative	$(2)	$(3)	$(4)
Interest (expense) income	(2)	—	1
Equity in (loss) income of subsidiaries	(431)	(474)	41
Dividend income—affiliate	23	306	—
Income (expenses) associated with the Terminated Merger and related litigation	835	780	(210)
Income tax expense	(309)	—	—
Net income (loss)	$114	$609	$(172)
Net income (loss)	$114	$609	$(172)
Other comprehensive income (loss) from subsidiaries	202	(746)	318
Comprehensive income (loss)	$316	$(137)	$146

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Millions)

	Shares							Accumulated
	Common Stock	Mandatory convertible preferred stock	Common stock	Mandatory convertible preferred stock	Additional paid-in capital	Unearned stock-based compensation	Accumulated deficit	other comprehensive (loss) income	Total equity
Balance, January 1, 2007	220,652,429	5,750,000	$2	$288	$2,798	$(13)	$(1,278)	$(61)	$1,736
Net loss	—	—	—	—	—	—	(172)	—	(172)
Other comprehensive income	—	—	—	—	—	—	—	318	318
Issuance of nonvested stock awards	—	—	—	—	10	(10)	—	—	—
Vesting of stock awards	393,555	—	—	—	—	—	—	—	—
Stock options exercised	99,332	—	—	—	2	—	—	—	2
Recognition of stock-based compensation	—	—	—	—	13	11	—	—	24
Repurchase and cancellation of stock awards	(109,126)	—	—	—	—	—	(2)	—	(2)
Dividends declared on common stock	—	—	—	—	—	—	(88)	—	(88)
Reversal of valuation allowance on deferred tax assets related to previous equity transactions	—	—	—	—	8	—	—	—	8
Increase in noncontrolling interest resulting from acquisition of a business	—	—	—	—	—	—	—	—	—
Balance, December 31, 2007	221,036,190	5,750,000	2	288	2,831	(12)	(1,540)	257	1,826
Net income	—	—	—	—	—	—	609	—	609
Other comprehensive loss	—	—	—	—	—	—	—	(746)	(746)
Issuance of nonvested stock awards	—	—	—	—	12	(12)	—	—	—
Vesting of stock awards	594,908	—	—	—	1	—	—	—	1
Recognition of stock-based compensation	—	—	—	—	9	11	`	—	20
Repurchase and cancellation of stock awards	(160,058)	—	—	—	—	—	(4)	—	(4)
Preferred stock conversion	12,082,475	(5,750,000)	—	(288)	288	—	—	—	—
Effect of adoption of SFAS No. 158, (currently included in ASC 715-20-55) net of tax	—	—	—	—	—	—	(3)	—	(3)
Dividends declared on common stock	—	—	—	—	—	—	(93)	—	(93)
Dividends paid to noncontrolling interest shareholders	—	—	—	—	—	—	—	—	—
Balance, December 31, 2008	233,553,515	—	2	—	3,141	(13)	(1,031)	(489)	1,610
Net income	—	—	—	—	—	—	114	—	114
Other comprehensive income	—	—	—	—	—	—	—	202	202
Issuance of nonvested stock awards	—	—	—	—	8	(8)	—	—	—
Vesting of stock awards	742,565	—	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	6	10	—	—	16
Repurchase and cancellation of stock awards	(214,590)	—	—	—	—	—	(2)	—	(2)
Dividends declared on common stock	—	—	—	—	—	—	(96)	—	(96)
Balance, December 31, 2009	234,081,490	—	$2	$—	$3,155	$(11)	$(1,015)	$(287)	$1,844

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2009	2008	2007
Operating Activities:
Net income (loss)	$114	$609	$(172)
Equity in loss (income) of subsidiaries	431	474	(41)
Stock-based compensation	4	—	—
Non cash interest income	(17)	—	—
Changes in operating assets and liabilities	175	(49)	104
Net cash provided by (used in) operating activities	707	1,034	(109)
Investing Activities:
Loan to affiliate	(529)	(423)	—
Repayments of loan to affiliate	403	—	—
Investment in affiliate	(236)	—	—
Proceeds from maturity of government securities (restricted as to use)	—	4	14
Net cash (used in) provided by investing activities	(362)	(419)	14
Financing Activities:
Proceeds from issuance of Convertible Note	—	235	—
Dividends paid to preferred stockholders	—	(4)	(14)
Dividends paid to common stockholders	(96)	(93)	(88)
Repurchase and cancellation of stock awards	(2)	(4)	—
Stock options exercised	—	—	2
Increase (decrease) in payable to affiliates	7	(179)	178
Other, net	2	—	—
Net cash (used in) provided by financing activities	(89)	(45)	78
Increase (decrease) in cash and cash equivalents	256	570	(17)
Cash and cash equivalents at beginning of period	570	—	17
Cash and cash equivalents at end of period	$826	$570	$—

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2009	$47	$9	$—	$—	$56
Year ended December 31, 2008	43	6	(2)	—	47
Year ended December 31, 2007	39	3	1	—	43

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2009	$47	$9	$—	$—	$56
Year ended December 31, 2008	43	6	(2)	—	47
Year ended December 31, 2007	39	3	1	—	43